Exhibit 10.1

Confidential

SHARE PURCHASE AGREEMENT

Among

NANO DIMENSION LTD.

Nano-Dimension Technologies Ltd. (a wholly owned subsidiary of Nano Dimension Ltd.)

DEEPCUBE LTD.

SHAREHOLDER REPRESENTATIVE SERVICES LLC, AS HOLDER REPRESENTATIVE

and

THE SELLING SHAREHOLDERS

Dated as of April 19, 2021

i

v

Exhibits and Schedules

Schedule 1 -	Selling Shareholders
Schedule 2 –	Knowledge Group

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of April [    ], 2021 (the “Effective Date”), is entered into by and among Nano Dimension Ltd., an Israeli company (“Parent”)], Nano-Dimension Technologies Ltd., an Israeli company and a wholly owned subsidiary of Parent (“Purchaser”), DeepCube Ltd., an Israeli company (the “Company”), Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative of the Selling Shareholders (the “Holder Representative”), and each of the Founders and Financial Investors identified on Schedule 1 (the “Selling Shareholders”).

WHEREAS, each Selling Shareholder is the record owner of the number of Company Shares (as defined below) set forth opposite such Selling Shareholder’s name on Section 3.03(a) of the Company Disclosure Schedule; and

WHEREAS, the Selling Shareholders, together with the Secondary Seller, are the record owners of, in the aggregate, 100% (one hundred percent) of the issued and outstanding Company Shares; and

WHEREAS, the Parties intend, subject to the terms and conditions herein, to effect an acquisition by the Purchaser, of all of the issued and outstanding share capital of the Company, by way of a share purchase of all of the issued and outstanding share capital of the Company; and

WHEREAS, as further provided in this Agreement, Parent and Purchaser shall have certain indemnification rights against the Indemnifying Persons (as defined below), which will deposit with the Escrow Agent the Escrow Fund otherwise payable by Purchaser to the Indemnifying Persons, as applicable, as security for indemnification obligations, which shall be held in accordance with the provisions of an escrow agreement in the form to be attached hereto prior to Closing as Exhibit A(the “Escrow Agreement”); and

WHEREAS, the board of directors of the Company (the “Company Board of Directors”) and the Selling Shareholders have carefully considered the terms of this Agreement and have determined that the terms and conditions of the transactions contemplated hereby, including the Transactions, are fair to and in the best interests of, and are advisable to, the Company and the Equityholders (as defined below), and the Company Board of Directors unanimously recommended that the Selling Shareholders vote for the approval of this Agreement and the transactions contemplated hereby and will be submitting the execution and delivery of this Agreement and the performance of the transaction contemplated hereby to the Selling Shareholders for their approval and adoption in accordance with the Articles and the Companies Law (the “Shareholders Resolution”); and

WHEREAS, on or before the Closing (as defined herein) of this Agreement, Mr. Eli David (“Mr. David”) shall be executing and delivering to Parent an addendum to the Consulting Agreement to be attached hereto, prior to the Closing, as Exhibit G-1, and a holdback agreement, solely with respect to Mr. David (the “Holdback Agreement”), in the form attached hereto as Exhibit H, in each case to be effective as of the Closing Date or as will be set forth therein;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the Parties, intending to be legally bound, agree as follows:

Article I
Definitions

Section 1.01 Certain Definitions.

As used in this Agreement, the following terms have the following meanings:

“102 Trustee” shall mean a trustee appointed by the Parent or Purchaser and approved by the ITA to act as a trustee for the purposes of Section 102 as it pertains to the Assumed Options.

“Accounts Receivable” means (a) all trade accounts receivable and other rights to payment from customers of the Company, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of the Company; and (b) all other accounts or notes receivable of the Company.

“Acquired Companies” means, collectively, the Company and each of its Subsidiaries.

“Acquisition Proposal” means, other than the Transactions or any alternative transaction proposed by Purchaser, any transaction or series of transactions involving: (i) the sale, exclusive license, disposition or acquisition of all or any portion of the business of or more than 10% of the assets of the Acquired Companies, (ii) the issuance, disposition or acquisition of (a) any shares or other equity security of any Acquired Company, (b) any subscription, option, call, warrant, preemptive right, right of first refusal or any other right (whether or not exercisable) to acquire any shares or other equity security of any Acquired Company, (c) any security, instrument or obligation that is or may become convertible into or exchangeable for any shares or other equity security of any Acquired Company, or (d) any merger, consolidation, business combination, reorganization or similar transaction involving any Acquired Company.

“Affiliate” means, with respect to any Person, any Person directly or indirectly Controlling, Controlled by or under common Control with, such Person; provided that with respect to any venture capital fund the term “Affiliate” shall not include any portfolio company that may otherwise fall under the definition of “Affiliate”.

“Agreed Amount” shall have the meaning ascribed to such term in Section 10.04.

“Aggregate Consideration” means (i) the Base Closing Consideration, plus (ii) the Company Cash, less (iii) the Company Debt, plus (iv) any Net Working Capital Excess, less (v) any Net Working Capital Deficit.

“Annual Financial Statements” shall have the meaning ascribed to such term in Section 3.06.

“Articles” means the Amended and Restated Articles of Association of the Company, as amended from time to time and as in effect immediately prior to the Closing.

“Assumed Options” shall have the meaning ascribed to such term in Section 2.11.

“Audit” means any audit, assessment, or other inquiry or examination relating to Taxes by any Tax Authority (or any third party to whom a Tax is required to be paid) or any administrative or judicial proceeding relating to Taxes.

“Base Closing Consideration” means an amount equal to $70,000,000.

“Business” means the business of the Acquired Companies as currently conducted or as currently contemplated to be conducted, in the absence of the Transactions and implication thereon on the Company's proposed business following the Closing (if any).

“Business Day” means any day that is not a Friday, Saturday, Sunday or other day on which banks are required to be closed in the State of New York or in the State of Israel.

“Business Relationship” means service to the Company or its successor in the capacity of an employee, officer, director or consultant.

“Change of Control Payments” means any amount payable by an Acquired Company pursuant to an obligation by such Acquired Company under a plan or agreement of any of the Acquired Companies in effect prior to the Closing to any Person (including any Company Employee or former employees of the Company) as a result of or in connection with the Transactions, including to the extent attributed to the acceleration or early vesting of any right or benefit or lapse of any restriction as a result of or in connection with the Transactions (other than acceleration of Company Options in effect on the Effective Date and as disclosed in the Company Disclosure Schedule); but excluding in all cases: (a) any Transaction Expenses; and (b) any payments made pursuant to obligations of the Company in this Agreement.

“Claimed Amount” shall have the meaning ascribed to such term in Section 10.04.

“Closing” shall have the meaning ascribed to such term in Section 2.12.

“Closing Date” shall have the meaning ascribed to such term in Section 2.12.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the balance sheet included in the Unaudited Financial Statements.

“Company Benefit Arrangements” shall have the meaning set forth in Section 3.16.

“Company Board of Directors” shall have the meaning ascribed to such term in the Recitals.

“Company Cash” shall mean, as of the Closing Date, without duplication, the aggregate of all the Company's and its Subsidiaries' cash and cash equivalents in hand and, to the extent not already reflected in cash and cash equivalents, all cash deposits (including cash deposit with any financial, banking, lending or other similar institution as recorded in banking statements), in each case as determined in accordance with GAAP.

“Company Closing Certificate” shall have the meaning ascribed to such term in Section 8.02.

“Company Debt” shall mean as of the Closing Date, without duplication, the Indebtedness of the Company, whether or not recognized as such in accordance with GAAP, and including those resulting from (or otherwise becoming due pursuant to) the transactions contemplated hereunder.

“Company Disclosure Schedule” means the disclosure schedules of the Company regarding this Agreement that has been delivered by the Company to Purchaser concurrently herewith.

“Company Employee” means any current employee of the Acquired Companies.

“Company Employee Plan” shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, that is or has been maintained, contributed to, or is required to be contributed to, by the Acquired Companies for the benefit of any Company Employee or former employee, or with respect to which any Acquired Company has or may have any liability or obligation.

“Company Intellectual Property” means all Intellectual Property used, licensed to use, or held for use in the Business by the Acquired Companies as of or prior to the Closing.

“Company Intellectual Property Registrations” means all of the Intellectual Property Registrations owned by, under obligation of assignment to or filed in the name of, the Acquired Companies or otherwise pertaining to any Company Intellectual Property.

“Company Intellectual Property Rights” means all of the Intellectual Property Rights of the Acquired Companies.

“Companies Law” means the Companies Law 5759-1999 of the State of Israel.

“Company Option” shall have the meaning ascribed to such term in Section 3.03.

“Company Optionholder” means a holder of a Company Option.

“Company Option Plan” means the Company’s Global Share Incentive Plan (2018).

“Company Ordinary Shares” means the ordinary shares of the Company, no par-value.

“Company Patents” means the Patents included in the Company Registered Intellectual Property.

“Company Preferred Shares” means the preferred shares of the Company, including Company’s Seed Shares, Company’s Seed-A Shares, Company’s Preferred A Shares and Company’s Preferred A-1 Shares.

“Company Preferred A Shares” means Company’s Preferred A Shares, no par-value.

“Company Preferred A-1 Shares” means Company’s Preferred A-1 Shares, no par-value.

“Company Products” means all products, devices, controllers, architecture, technology, software, firmware or service offerings of the Company that have been marketed, sold, or distributed prior to the Effective Date by or on behalf of the Company, including any such products, devices, controllers, architecture, technology, software, firmware or service offerings which are under development, and including any such products, devices, controllers, architecture, technology, software, firmware or service offerings that form the basis, in whole or in part, of any revenue or business projection.

“Company Registered Intellectual Property” means all of the Intellectual Property covered by the Company Intellectual Property Registrations.

“Company Shares” means collectively, the Company Ordinary Shares and the Company Preferred Shares.

“Company Seed Shares” means Company’s Seed Shares, no par-value.

“Company Seed-A Shares” means Company’s Seed Shares, no par-value.

“Company Warrantholder” means a holder of a Company Warrant.

“Company Warrants” means each warrant to purchase Company Shares, outstanding prior to Closing.

“Confidentiality Agreement” shall have the meaning ascribed to such term in Section 12.04.

“Confidential Information” means all information constituting or relating to Intellectual Property relating to the Company, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and Contractor contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential or proprietary information with respect to the Company and its customers and vendors and all such similar information of Purchaser received by the Company or any Selling Shareholder and their respective Representatives in connection with this Agreement; provided, however, “Confidential Information” shall not include information which (i) is or becomes generally available to the public or general industry knowledge other than as a result of a breach of this Agreement or the Confidentiality Agreement by any Party; (ii) is or becomes available to any Party on a non-confidential basis from a source other than the Company, provided, that such Party can demonstrate that such source was not known by such Party to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the disclosing party or any other party with respect to such information; (iii) was independently developed by a Party prior to the Closing without using any non-public information of the disclosing Party, as demonstrated in written evidence; or (iv) was already known by the receiving Party prior to its disclosure by the disclosing Party, as demonstrated in written evidence.

“Consent” means any approval, consent, ratification or permission.

“Contested Amount” shall have the meaning ascribed to such term in Section 10.04.

“Consideration Allocation Certificate” means a spreadsheet that shall be delivered to the Purchaser three (3) Business Days prior to the Closing Date and shall set forth, as of the Closing Date, the following factual information relating to each Selling Shareholder: (i) the names of all Selling Shareholders, their addresses, e-mail address, telephone number, and Israeli/foreign identification numbers of such Selling Shareholder, plus filled out “accredited investors’” questionnaire as provided by Purchaser; (ii) the number (and class) of Company Shares held by each holder of Company Shares including any Company Shares issued pursuant to the exercise of Company Warrants and Selling Shareholders by virtue of conversion of Vested Options), and, (iii) portion of the Aggregate Consideration payable to each Selling Shareholder, based on the terms herein; and (iv) the calculation of the Indemnity Pro Rata Share out of the total Escrow Fund with respect to the relevant Indemnifying Person, and the applicable Escrow Fund into which such amount will be deposited. In addition, while excluded from the scope of the Aggregate Consideration scope, the foregoing shall also include the number of Unvested Company Options held by each Company Optionholder and indicating the number of Unvested Company Options held by Company Employee.

“Consideration Blend Ratio” means a ratio of fifty percent (50%) Cash Consideration and fifty percent (50%) Share Consideration.

“Consideration Shares” mean Parent's ADS issued pursuant to the terms hereof.

“Contractor” shall have the meaning ascribed to such term in Section 3.16(d).

“Contracts” means any and all legally binding written or oral contracts or other agreements or understandings (including all schedules, annexes and exhibits thereto, and all amendments, waivers, change orders and statements of work or the like related thereto) of any nature to which the Company is currently a party or by which any of the assets of the Company are currently bound, including loans, letters of credit, guarantees, leases, notes, indentures, security or pledge agreements, franchise agreements, master service contracts, purchase orders, work orders, statements of work, non-disclosure agreements, alliance/partner agreements, licenses, instruments, commitments, covenants not to compete, covenants not to sue, change of control agreements, employment agreements or settlement agreements.

“Control” (including, with correlative meaning, the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person through the ownership of more than fifty percent (50%) of the voting securities, by contract or otherwise.

“Copyleft License” means any license that requires, as a condition of use, modification and/or distribution of software or other Intellectual Property, that such software or Intellectual Property, or other software or other Intellectual Property incorporated into, derived from, used, linked to or distributed with such software or Intellectual Property: (i) in the case of software, be made available or distributed in a form other than binary (e.g., source code form), (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow the Company Products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of law), or (iv) be redistributable at no license fee. Copyleft licenses include without limitation the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License, and all Creative Commons “sharealike” licenses.

“Copyleft Materials” means any software or other Intellectual Property subject to a Copyleft License.

“Current Assets” means Company Cash, accounts receivable (net of appropriate and adequate reserves), and prepaid expenses; provided, however, that Current Assets shall specifically exclude any income tax asset (current or deferred).

“Current Liabilities” means accounts payable, accrued expenses and deferred revenue, minus Transaction Expenses; provided, however, that Current Liabilities shall specifically exclude Indebtedness and any income tax liabilities (current or deferred). For the avoidance of doubt, any credit card payables (or accrued but unpaid liabilities due with respect to any credit card) will be treated as Current Liabilities rather than Indebtedness.

“Documents” means this Agreement (including the Company Disclosure Schedule), the Escrow Agreement, the Payment Agent Agreement, and any other certificates or agreements delivered pursuant hereto or thereto.

“Domain Names” means registered Internet domain names.

“Effective Parent ADS Price” means the volume weighted average of the closing sale prices for one share of Parent's ADS as quoted on the NASDAQ Global Select Market over the thirty (30) Trading Days immediately prior to the Closing.

“Environmental Laws” means all applicable foreign, federal, state, district and local Laws currently in effect relating to pollution or protection of the environment, including (a) emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, industrial materials, wastes or other substances into the environment; (b) the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport or other handling of Hazardous Materials, (c) the health and safety of persons (including employees) or property; and (d) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Clean Water Act, the Safe Drinking Water Act, the Clean Air Act, the Occupational Safety and Health Act, the Federal Insecticide, Fungicide, Rodenticide Act, the Atomic Energy Act, the Emergency Planning and Community Right-to-Know Act or any similar applicable Israeli or foreign Law.

“Equityholder” means holder of (i) Company Shares, or (ii) Company Options or (iv) Company Warrants.

“Equityholder Claim” shall have the meaning ascribed to such term in Section 2.06.

“Escrow Fund” means the total amount of the Founders’ Escrow Fund, the Non-Founders’ Escrow Fund and the Special Tax Escrow, as applicable.

“Founders’ Escrow Fund” means an amount equal to US$ 4,882,067 in both Cash Consideration and Share Consideration, in accordance with the Consideration Blend Ratio.

“Non-Founders’ Escrow Fund” means an amount equal to US$ 2,617,933 in both Cash Consideration and Share Consideration, in accordance with the Consideration Blend Ratio.

“Escrow Agreement” shall have the meaning ascribed to such term in the Recitals.

“Escrow Agent” means IBI Trust Management.

“Escrow Period” means either the Founders’ Escrow Period, the Non-Founders’ Escrow Period, or the Special Tax Escrow Period, as applicable and as the case may be.

“Founders’ Escrow Period” means thirty (30) months as of the Closing.

“Non-Founders’ Escrow Period” means twenty-four (24) months as of the Closing.

“Financial Statements” means, collectively, the Annual Financial Statements and the Unaudited Financial Statements.

“Founder(s)” means Eli David and Anakhnu LLC.

“Fundamental Documents” means articles of association or certificate of incorporation and bylaws, including all amendments thereto, as existing on the Effective Date.

“Fundamental Representations” means the representations and warranties of the Company contained in Section 2.08 (b) (Consideration Allocation Certificate), Section 3.01 (Organization and Standing), Section 3.02 (Authority, Capacity, Validity and Effect), Section 3.03 (Capitalization), Section 3.08 (Absence of Certain Changes), Section 3.13 (Intellectual Property) and Section 3.18 (Tax); and the representation and warranties made by each Selling Shareholder, strictly on a sole basis, under Article IV.

“Founders’ Regular Representations” - means all representations and warranties of the Company and the Founders under this Agreement which are not Fundamental Representations.

“Non-Founders’ Regular Representations” - means all representations and warranties of the Company and the Selling Shareholders (which are not Founders) under this Agreement which are not Fundamental Representations.

“GAAP” means U.S. generally accepted accounting principles.

“General Enforceability Exceptions” shall have the meaning ascribed to such term in Section 3.02.

“Governmental Authority” means any Israeli, United States or foreign government, any state or provincial or other political subdivision thereof, any province, city or municipality, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the Securities and Exchange Commission, the ITA, IRS or any other United States or foreign government authority, agency, department, board, commission or instrumentality of the United States or Israel, any state of the United States or any political subdivision thereof or any foreign jurisdiction, and any court, tribunal or arbitrator(s) of competent jurisdiction, and any United States or foreign governmental or non-governmental self-regulatory organization, agency or authority.

“Hazardous Materials” means all pollutants, contaminants, chemicals, wastes, and any other infectious, carcinogenic, ignitable, corrosive, reactive, toxic or otherwise hazardous substances or materials (whether solids, liquids or gases) subject to regulation or remediation under applicable Environmental Laws. The term “Hazardous Materials” includes petroleum and/or petroleum by-products, urea formaldehyde, flammable, explosive and radioactive materials, radon gas, PCBs, pesticides, herbicides, asbestos, silica, acids, metals and solvents.

“Holdback Shares” shall have the meaning ascribed to such term in Section 2.14.

“Holdback Trustee” shall have the meaning ascribed to such term in Section 2.07.

“Holder Representative” shall have the meaning ascribed to such term in the Recitals.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments for the payment of which such Person is responsible or liable; (c) all reimbursement obligations of such Person with respect to letters of credit and similar instruments; (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person; (e) all obligations of such Person incurred, issued or assumed as the deferred purchase price of property other than accounts payable incurred and paid on terms customary in the business of such Person (it being understood that the “deferred purchase price” in connection with any purchase of property or assets shall include only that portion of the purchase price which shall be deferred beyond the date on which the purchase is actually consummated); (f) all obligations secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; (g) all obligations of such Person under forward sales, futures, options, swaps, collars, caps and other similar hedging arrangements (including interest rate hedging or protection agreements); (h) all obligations of such Person to purchase or otherwise pay for merchandise, materials, supplies, services or other property under an arrangement which provides that the entire payment for such merchandise, materials, supplies, services or other property shall be made regardless of whether delivery of such merchandise, materials, supplies, services or other property is ever made or tendered; (i) all guaranties by such Person of obligations of others; and (j) all liabilities of such Person under leases required to be accounted for as capital leases under GAAP.

“Indemnifying Persons” shall have the meaning ascribed to such term in Section 10.02.

“Indemnity Pro Rata Share” shall mean with respect to each Indemnifying Person the quotient obtained by dividing: (w) the portion of the Aggregate Consideration payable to such Indemnifying Person under this Agreement for Company Shares held by such Indemnifying Person as of the Closing, by the result of (x) (i) the Aggregate Consideration minus (ii) the Secondary Consideration (in each case giving no effect to any withholdings pursuant to Section 2.10 or to any indemnification obligation pursuant to Article X).

“Insurance Policies” shall have the meaning ascribed to such term in Section 3.20.

“Intellectual Property” means all (a) technology, including without limitation technology embodied in or relating to semiconductor devices, microprocessors, controllers, integrated circuits, and all components thereof including technology and processes for manufacturing, testing and validation, proprietary information and materials, and inventions (whether or not patentable or reduced to practice) and invention disclosures; (b) trade secrets, confidential and proprietary information, know-how, methodologies, processes, technical data, customer lists, customer contact information, and customer licensing and purchasing histories, manufacturing information, business plans, product roadmaps; (c) databases and data collections, computer programs, software (including all source code and object code), models, firmware, algorithms and implementations thereof, development tools, flow charts, programmers’ annotations and notes, product user manuals, and other work product used to design, plan, organize, maintain, support or develop any of the foregoing, irrespective of the media on which it is recorded, product designs, reference designs and product specifications and documentation, mask works, integrated circuit topographies, works of authorship of any kind (whether or not published); (d) trademarks, service marks, product names, product packaging, trade dress, designations of origin, trade names and logos relating to any of the foregoing; and (e) improvements, modifications, enhancements, revisions and releases relating to any of the foregoing.

“Intellectual Property Contracts” shall have the meaning ascribed to such term in Section 3.13.

“Intellectual Property Registrations” means all: (i) Patents, including applications therefor; (ii) registered Trademarks and applications therefor, including intent-to-use applications; (iii) Copyright registrations and applications therefor; (iv) Domain Name registrations; (v) mask works and integrated circuit topography registrations and applications therefor; (vi) industrial design registrations and applications therefor; and (vii) other applications, certificates, filings, registrations or other documents issued by, filed with, or recorded by, any private, state, Governmental Authority or other public or quasi-public legal authority in connection with any Intellectual Property Rights.

“Intellectual Property Rights” means all worldwide common law and statutory rights in Intellectual Property arising from and/or associated with the Company Product, including the following: (i) United States and foreign patents and utility models and applications therefor and all reissues, divisionals, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) trade secrets, confidential information, know-how and proprietary information arising from or relating to Intellectual Property (“Trade Secrets”); (iii) copyrights, copyrights registrations and all applications therefor and renewals thereof, and all other rights corresponding thereto throughout the world arising from or relating to Intellectual Property (“Copyrights”); (iv)  Domain Names; (v) industrial design rights; (vi) trade names, logos, slogans, trade dress, common law trademarks and service marks and goodwill associated with any of the foregoing (“Trademarks”); (vii) mask work and integrated circuit topography and registrations and applications therefor and utility models and any registrations and applications therefor; (viii) moral and economic rights of authors and inventors, however denominated; (ix) industrial designs and any registrations and applications therefor; and (x) similar or equivalent rights to any of the foregoing.

“Unaudited Financial Statements” shall have the meaning ascribed to such term in Section 3.06.

“Interim Option Ruling” shall have the meaning ascribed to such term in Section 2.11.

“Invention Assignment Agreements” shall have the meaning ascribed to such term in Section 3.13.

“IRS” means the Internal Revenue Service of the United States, or any successor agency thereto, including its agents, representatives, and attorneys.

“Israeli Securities Law” means the Israeli Securities Law, 1968, as amended, and the rules and regulations promulgated thereunder.

“Israeli Option Tax Ruling” shall have the meaning ascribed to such term in Section 2.11.

“ITA” means the Israel Tax Authority.

“Knowledge” means, (a) with respect to the Company, (i) the actual knowledge of the individuals listed on Schedule 2 (the “Knowledge Group”), and (ii) the facts or circumstances that should have been known by the individuals listed on Schedule 2 while performing their duties in the ordinary course and in a reasonable manner consistent with common business practice; and (b) with respect to any other Person, the actual knowledge of such Person.

“Latest Balance Sheet Date” shall have the meaning ascribed to such term in Section 3.06.

“Law” means each provision of any currently existing applicable Israeli, federal, provincial, state, local or foreign law, statute, bylaw, ordinance, order, code, rule or regulation, promulgated or issued by any Governmental Authority, as well as any judgments, decrees, injunctions or agreements issued or entered into by any Governmental Authority and the principles of common law of any applicable jurisdiction.

“Lease(s)” means all leases, subleases (including where an Acquired Company is the sublessor), licenses, sublicenses or other agreements pursuant to which the Acquired Companies use or occupy, or have the right to use or occupy, any of the Leased Real Property, and all rights associated therewith.

“Leased Real Property” means the real property leased or licensed in the name of the Acquired Companies or used or held for use primarily in connection with the conduct of the Business, as now conducted, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Liability” or “Liabilities” means any and all direct or indirect debts, liabilities, payables, commitments, obligations, and the costs or expenses related thereto, whether absolute or contingent, liquidated or unliquidated, secured or unsecured, matured or unmatured, determined or undeterminable, and whether or not accrued or reflected on a balance sheet, including those arising under any Law, Contract or Proceeding (regardless of whether such liabilities arising under such Law, Contract or Proceeding are required to be reflected on a balance sheet in accordance with GAAP).

“Lien” shall mean any and all liens, encumbrances, mortgages, security interests, pledges, claims, equities, and other restrictions or charges of any kind or nature whatsoever (other than general restrictions under applicable Laws).

“Losses” means all actual and direct losses, claims, damages, Liabilities, diminution in value, deficiencies, dues, penalties, fines, costs, obligations, Taxes, judgments, settlements, compromises, assessments, expenses and reasonable fees, including court costs and reasonable attorneys’, accountants’, Contractors’, and other professional fees and expenses directly and actually incurred in connection with any pending or threatened Proceeding, injunction, judgment, order, decree, or ruling or enforcement of rights hereunder, and whether or not deriving out of a third party claim; provided that, notwithstanding the foregoing, any and all damages awarded to a third party in a Third Party Claim shall be deemed to be direct damages of the Purchaser Indemnified Parties and therefore indemnifiable Losses subject to the terms herein. For avoidance of doubt, it is clarified that the term “Losses” shall not include any indirect, consequential, special, exemplary, or punitive damages of any kind.

“Material Adverse Effect” means, any event, change or effect that (x) has or would reasonably be expected to have, either individually or in the aggregate, a materially adverse effect to the condition (financial or otherwise), properties, assets, liabilities, business or operations of such Person and its Subsidiaries (taken as a whole), or (y) either individually or in the aggregate, prevent such Person from consummating the Transaction; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded (i) any effects resulting from conditions generally affecting the industry or industries in which the Company participates or the Israeli, U.S. or global economy or capital markets as a whole to the extent that such conditions do not have a disproportionate adverse impact on such Person when compared to other companies in the industries in which such Person participates; (ii) effects resulting from the execution of this Agreement or announcement or pendency of the Transactions including the impact thereof on (1) relationships, contractual or otherwise, with customers, suppliers, distributors, employees or partners, (2) any resulting actions of competitors of such Person, and (3) any resulting shortfalls or declines in revenue, margins or profitability; (iii) general economic, business or political conditions (to the extent that such conditions do not have a materially disproportionate adverse impact on such Person when compared to other companies in the industries or geographies in which such Person participates); (iv) with respect to the Acquired Companies (taken as a whole), failure to meet any projections or forecasts, in and of itself; (v) acts of God or other calamities, national or regional political or social conditions, including acts of god, stoppages or shutdowns of any Governmental Authority, any declaration of war, hostilities, act of terrorism, military actions, pandemics, epidemics or disease outbreaks, including, without limitation, due to COVID-19, or any escalation or material worsening of any such stoppages or shutdowns, (vi) changes in applicable Laws or in generally accepted accounting principles or accounting standards, or changes in general legal, regulatory or political conditions; (vii) any action taken by such Person that is required under or otherwise consummate the Transactions (including this Agreement), or (viii) any Law or any directive, pronouncement or guideline issued by a Governmental Authority or industry group providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, any epidemic, pandemic or a disease outbreak.

“Material Contract” means any Contract identified or required to be identified in Section 3.12(a) of the Company Disclosure Schedule.

“Net Working Capital” means, as the Closing Date, the amount equal to (i) the Current Assets of the Company minus (ii) the Current Liabilities of the Company, in each case calculated as of the close of business on the Closing and in accordance with GAAP.

“Net Working Capital Deficit” shall mean the amount, if any, by which the Target Net Working Capital exceeds the Net Working Capital.

“Net Working Capital Excess” shall mean the amount, if any, by which the Net Working Capital exceeds the Target Net Working Capital.

“Claim Notice” shall have the meaning ascribed to such term in Section 10.05.

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including but not limited to any license approved by the Open Source Initiative, or any Creative Commons License. For avoidance of doubt, Open Source Licenses include without limitation Copyleft Licenses.

“Open Source Materials” means any software or other Intellectual Property subject to an Open Source License.

“Order” means any judgment, writ, decree, injunction, order, compliance agreement or settlement agreement of or with any Governmental Authority or arbitrator.

“Ordinance” means the Israel Income Tax Ordinance [New Version] 5721-1961, as amended, and all rules and regulations promulgated thereunder, as may be amended from time to time, including, and publications and clarifications issued by the ITA.

“Ordinary Course” means the ordinary and usual course of operations of the Business of the Acquired Companies, consistent with their past custom and/or practice.

“Party” or “Parties” means, prior to Closing, the Selling Shareholders and the Company, on the one hand, and Parent and Purchaser, on the other, and, after the Closing, the Selling Shareholders and the Holder Representative, on the one hand, and Parent, the Purchaser and the Company, on the other.

“Paying Agent” means a paying agent mutually selected by the Purchaser and the Company.

“Paying Agent Agreement” means the Paying Agent Agreement to be entered between the Parent, Purchaser, the Paying Agent and the Holder Representative, in the form to be attached hereto prior to Closing.

“Permits” means any permit, license, authorization, registration, certificate, variance or similar right issued or granted by any Governmental Authority (but excluding registrations of Intellectual Property Rights).

“Permitted Liens” means (a) statutory liens for Taxes accrued but not yet due and payable nor delinquent or liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (b) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law, (d) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens arising or accrued as a matter of law in the Ordinary Course, provided that the obligations secured by such liens are not delinquent or material, and (e) the items set forth in Section 3.18(b) Company Disclosure Schedule.

“Person” means any individual, corporation (including any nonprofit corporation), company, partnership (limited or general), limited liability company, joint venture, association, estate, trust or unincorporated organization, labor union, Governmental Authority or other entity.

“Personal Information” means data in the control of the Company that relates to an identified or identifiable individual, including name, address, telephone number, electronic mail address or other online contact information, unique government-issued identifier, bank account number or credit card number, or unique identifier, including unique mobile device identifier, I.P. address, screen name or cookie identifier.

“Privacy Rights” mean rights respecting (i) privacy generally, (ii) the obtaining, storing, using or transmitting of Personal Information of any type, whether via electronic means or otherwise, and (iii) use of spyware and adware.

“Proceeding” means any civil, criminal or administrative action, cause of action, lawsuit, arbitration, proceeding, hearing, charge, complaint, claim, citation, notice, request, demand, assessment, Audit, examination or other legal, governmental, administrative or arbitral proceeding, investigation or inquiry, conducted or heard by or before, or otherwise involving any court or other Governmental Authority or any arbitrator or arbitration panel.

“Purchaser Indemnified Parties” shall have the meaning ascribed to such term in Section 10.02.

“Parent ADS” means the American depositary shares covering Parent’s Ordinary Shares.

“Related Parties” shall have the meaning ascribed to such term in Section 3.30.

“Release Date” shall have the meaning ascribed to such term in Section 10.01.

“Released Parties” shall have the meaning ascribed to such term in Section 2.06.

“Rep Expenses” shall have the meaning ascribed to such term in Section 11.02.

“Rep Expense Amount” shall mean an amount of $50,000.

“Representative” of a Person means such Person’s directors, officers, employees, agents and advisors (including attorneys, accountants, Contractors, bankers or financial advisors), as applicable.

“Response Notice” shall have the meaning ascribed to such term in Section 10.04.

“Revenues” means gross revenues of the Company during a specified period as determined using GAAP method of accounting.

“Rules” shall have the meaning ascribed to such term in Section 12.07.

“Secondary Consideration” means US$10,251,840.

“Secondary Transaction” means the transaction concurrently and conditionally undertaken with the Secondary Seller, according to which, inter-alia, Purchaser shall purchase all Company’s securities held by the Secondary Seller, in consideration of the Secondary Consideration.

“Secondary Seller” means Awz HLS Fund II, L.P.

“Securities” means, with respect to any Person, such Person’s “securities” as defined in Section 2(1) of the Securities Act and shall include such Person’s capital stock, membership interests, partnership interests or other equity interests or any options, warrants or other securities or rights that are directly or indirectly convertible into, or exercisable or exchangeable for, such Person's capital stock, membership interests, partnership interests or other equity interests.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“SEC Reports” means the reports, schedules, forms, statements and other documents required to be filed by the Purchaser under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Purchaser was required by law or regulation to file such material).

“Section 3(i) Options” shall mean any Company Option granted and subject to Taxes pursuant to Section 3(i) of the Ordinance.

“Section 102” means Section 102 of the Ordinance.

“Section 102 Options” shall mean Company Options granted and subject to Taxes pursuant to Section 102(b)(2) of the Ordinance.

“Section 102 Securities” shall mean Section 102 Shares and Section 102 Options.

“Section 102 Shares” shall mean Company Shares issued upon exercise of Section 102 Options.

“Selling Shareholders” shall have the meaning ascribed to such term in the Recitals.

“Special Tax Escrow” means a total amount of US$500,000 of Cash Consideration which shall remain in the Escrow Fund until the expiration of the Special Tax Escrow Period (defined below). For the avoidance of doubt, except as set forth in this Agreement, the Special Tax Escrow is an integral part of the Escrow Fund and unless specifically stated otherwise herein, all terms set forth in this Agreement with respect to the Escrow Fund, shall apply on the Special Tax Escrow.

"Special Tax Escrow Period" means from the Closing until the earlier of (i) the expiration of the applicable tax statute of limitations, or (ii) the receipt of a Certificate or other written and binding instruction or confirmation from the ITA, finally settling the Company's potential withholding obligations with respect to (a) the Simple Agreement for Future Equity (SAFE) instruments entered by the Company with certain of its shareholders; and (b) the Secondary Share Purchase Agreement, between the Company, Anakhnu LLC and Mr. David, dated February 18, 2018 and the transactions executed thereunder (collectively the "Special Tax Claims").

“Stipulated Amount” shall have the meaning ascribed to such term in Section 10.04.

“Subsidiary” means, with respect to any Person, any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities or organizations controlled directly or indirectly by such Person; provided that with respect to any venture capital fund the term “Subsidiary” shall not include any portfolio company that may otherwise fall under the definition of “Subsidiary”.

“Target Net Working Capital” means US$3,000,000.

“Tax” means any and all taxes, including any net income, gross income, gross receipts, branch profits, sales, use, value added, transfer, franchise, profits, license, registration, documentary, conveyancing, gains, withholding, national insurance (‘bituach leumi’), national health insurance (‘bituach briyut’) and other payroll taxes, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit, custom duty, escheat, Medicare related taxes or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, inflation linkage (‘hefreshei hatzmada’), penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such tax (Israeli, United States (federal, state or local) or foreign).

“Tax Authority” means the IRS, ITA and any state, local, or foreign Governmental Authority responsible for the assessment, collection, imposition or administration of any Taxes.

“Tax Return” means any and all returns, reports, information returns, declarations, statements, certificates, bills, schedules, documents, claims for refund, or other written information of or with respect to any Tax which is supplied to or required to be supplied to any Tax Authority (or to any third party to whom a Tax is required to be paid), including any and all attachments, amendments and supplements thereto.

“Tax Contest” shall have the meaning ascribed to such term in Section 10.04.

“Transaction Expenses” means all costs, fees and expenses of third parties incurred or payable by the Acquired Companies related to the Transactions and the efforts to consummate the Transactions, whether incurred in connection with this Agreement or otherwise (except for fees and expenses of the Paying Agent and Escrow Agent, pursuant to the terms of the Escrow Agreement and the Paying Agent Agreement), including all legal fees, accounting, tax (excluding recoverable VAT, to the extent there are any), investment banking fees or other expenses.

“Transactions” means the transactions contemplated by this Agreement and any action required to effect and complete any of the undertaking and obligations hereunder. In addition, the term “Transactions” shall also mean exercise or conversion of convertible securities of the Company, the conversion of Company Preferred Shares into Company Ordinary Shares, the exercise of Company Options and/or Company Warrants.

“U.S. Subsidiary” means DeepCube Inc., a corporation registered under the laws of the State of Delaware.

“Unvested Company Options” shall have the meaning ascribed to such term in Section 2.10(a).

“Valid Tax Certificate” means a valid certificate, ruling or any other written instructions regarding Tax withholding, issued by the ITA in form and substance reasonably satisfactory to Purchaser and/or the Paying Agent (which for the avoidance of doubt includes, upon the Purchaser's written request, the Purchaser’s opportunity to review the application to the ITA), that is applicable to the payments to be made to any Person pursuant to this Agreement, stating that no withholding, or reduced withholding, of Israeli Tax is required with respect to such payment or providing other instructions regarding such payment or withholding.

“VAT Law” shall men Israel Value Added Tax Law of 1975.

“Vested Company Options” shall have the meaning ascribed to such term in Section 3.25

“Warranty Obligations” shall have the meaning ascribed to such term in Section 3.25.

Section 1.02 Definitional and Interpretative Provisions.

(a) The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.

(c) All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(d) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

(e) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.

(f) All references to time shall refer to New York time.

(g) Any agreement or instrument defined or referred to herein, or in any agreement or instrument that is referred to herein, means such agreement or instrument as from time to time amended, modified or supplemented. Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning indicated throughout this Agreement.

(h) The term “foreign” when used with respect to applicable Law or a Governmental Authority shall refer to all jurisdictions other than Israel or the United States.

(i) The term “Dollar”, “$”, or USD shall refer to the currency of the United States of America. When such reference is made and the actual liability or payment is set in Israeli New Shekels, for purpose of this Agreement, the representative rate of exchange published by the Bank of Israel on the day prior to the day on which the calculation is made, unless otherwise specified herein.

Article II
Description of the Transaction

Section 2.01 The Transaction.

(a) Sale and Purchase of Shares. Subject to the terms and conditions of this Agreement , at the Closing: (i) the Selling Shareholders, severally and not jointly, shall sell, assign, transfer and deliver in the aggregate all of the Company Shares to Purchaser, and Purchaser will acquire good and valid title of all of the Company Shares from the Selling Shareholders; (ii) Company Warrants outstanding as of the Closing Date will be exercised and sold to Purchaser by their respective holders (as Selling Shareholders) or terminated; and (iii) Purchaser shall assume the Assumed Options in exchange for options to purchase Parent RSUs, in each case in accordance with the terms of this Agreement, and subject to adjustments and withholdings (if applicable) as set forth in this Agreement.

Section 2.02 Consideration for Company Shares.

(a) Cash Consideration.

At the Closing, subject to applicable adjustments to the Aggregate Consideration (on a “dollar to “dollar basis), in consideration for the sale and transfer of their Company Shares, the Purchaser shall pay to the Selling Shareholders a total amount of 57.142857% of the Aggregate Consideration, in US$ cash, minus the Secondary Sale Consideration, in accordance with the allocation prescribed under the Consideration Allocation Certificate provided by the Company (the “Cash Consideration”).

(b) Equity Consideration.

(1) At the Closing, subject to applicable future adjustments to the Aggregate Consideration (on a “dollar to “dollar basis, which adjustment shall be secondary to any adjustment made to the Cash Consideration pursuant to the terms herein) in consideration for the sale and transfer of their Company Shares, the Purchaser shall pay to the Selling Shareholders, a total amount of up to 42.857143% of the Aggregate Consideration, minus the Secondary Sale Consideration (the “Equity Value”) by issuance of such number of Parent ADS equal to a quotient, the numerator of which shall be the Equity Value and the denominator of which the Effective Parent ADS Price, to be issued to each Selling Shareholder in accordance with the allocation prescribed under the Consideration Allocation Certificate provided by the Company, subject to the terms hereof (the “Equity Consideration” or “Share Consideration”).

(2) The Selling Shareholders (excluding the Founders who are subject to different arrangements with respect to their pro-rata share of the Equity Consideration) shall enter into Lock-Up Agreements (defined below) with respect to the respective Equity Consideration issued to each of them, according to which, inter-alia, their respective Equity Consideration shall be subject to a six (6) month lock-up period.

(3) The Founders (and if the Founder is an entity, also each individual holding equity of such entity) shall enter into respective Lock-Up Agreements with respect to the Equity Consideration issued to each of them, according to which, inter-alia, their respective Equity Consideration shall be subject to a twelve (12) month lock-up period.

(4) Mr. David shall enter into a Holdback Agreement (as defined below), pursuant to which Mr. David's Holdback Shares (defined below) shall be subject to holdback restrictions for a period of up to thirty-six (36) months, and, subject to the provisions of the Holdback Agreement, the Holdback Shares shall be released as follows:

(i) First Tranche – Thirty-three and forty tenths of a percent (33.4%) of Mr. David's Holdback Shares shall be subject to a twelve (12) months holdback period as of the Closing pursuant to the terms of the Holdback Agreement (“Mr. David First Tranche Share Consideration”);

(ii) Second Tranche – Thirty-three and thirty tenths of a percent (33.3%) of Mr. David's Holdback Shares shall be subject to a twenty-four (24) months holdback period as of the Closing pursuant to the terms of the Holdback Agreement (“Mr. David Second Tranche Share Consideration”); and

(iii) Third Tranche – Thirty-three and thirty tenths of a percent (33.3%) of Mr. David's Holdback Shares shall be subject to a thirty-six (36) months holdback period as of the Closing pursuant to the terms of the Holdback Agreement (“Mr. David Third Tranche Share Consideration”).

(5) Share Price Protections

a. All Selling Shareholders (excluding Mr. David who has a separate protection as provided in Sub-section 5(b) below) shall have a price protection on the Per Share Protection Price (defined below) for a period of twelve (12) months from the Closing (the “Protection Period”), on their portion of the Equity Consideration which they have not sold following the expiration of their lock-up period until the expiration of the Protection Period (the last date of the Protection Period shall be referred to herein as the “Protection Expiration Date”), if the Dilutive Equity Value (defined below) on the Protection Expiration Date is positive.

If any Selling Shareholder’s Dilutive Equity Value on the Protection Expiration Date is positive, then the Parent, at its absolute and sole discretion, shall elect either to (i) issue to such Selling Shareholder, for no additional cost, the respective number of Adjusted Consideration Shares (as defined below), or (ii) pay to such Selling Shareholder an amount in cash equal to the Dilutive Equity Value, in both cases, within fourteen (14) Trading Days of receiving the Selling Shareholders written and sworn affidavit in the form to be attached hereto prior to Closing (an “Affidavit”), certifying how many Consideration Shares such Selling Shareholder still owns at the Protection Expiration Date. If the Selling Shareholder does not deliver to Parent an Affidavit within fourteen (14) Trading Days from the Protection Expiration Date, the Selling Shareholder shall be deemed to have irrevocably and forever waived its right to receive the Dilutive Equity Value pursuant to this Section.

“The Dilutive Equity Value” means an amount in US Dollars equal to the (x) Per Share Protection Price, minus (y) the Dilutive Parent ADS Price (defined below), multiplied by the number of Consideration Shares which were issued to each Selling Shareholder at the Closing and still owned by such Selling Shareholder by the Protection Expiration Date. For avoidance of doubt, if the Dilutive Equity Value is a negative number, it shall be deemed for purposes hereof as zero (0).

“Per Share Protection Price” means the Effective Parent ADS Price multiplied by seven tenths (0.7).

“Dilutive Parent ADS Price” shall mean the weighted average US Dollar amount of the closing sale prices for one share of Parent ADS as quoted on the NASDAQ Global Select Market over the thirty (30) Trading Days immediately preceding the Protection Expiration Date.

“Adjusted Consideration Shares” shall mean the number of Consideration Shares equal to the quotient, the nominator of which is the Dilutive Equity Value, and the denominator of which is the Dilutive Purchase ADS Price.

b. Mr. David shall have a price protection on the: (i) First Per Share Protection Price (defined below) for a period of twelve (12) months from the Closing with respect to Mr. David's First Tranche Share Consideration (the “First Protection Period” and the last date of the First Protection Period shall be referred to herein the “First Protection Expiration Date”)), if the First Dilutive Equity Value (defined below) on the First Protection Expiration Date is positive; (ii) Second Per Share Protection Price (defined below) for a period of twenty four (24) months from the Closing with respect to Mr. David's Second Tranche Share Consideration (the “Second Protection Period” and the last date of the Second Protection Period shall be referred to herein the “Second Protection Expiration Date”)), if the Second Dilutive Equity Value (defined below) on the Second Protection Expiration Date is positive; and (iii) Third Per Share Protection Price (defined below) for a period of thirty six (36) months from the Closing with respect to Mr. David's Third Tranche Share Consideration (the “Third Protection Period” and the last date of the Third Protection Period shall be referred to herein the “Third Protection Expiration Date”)), if the Third Dilutive Equity Value (defined below) on the Third Protection Expiration Date is positive.

c. If Mr David's First Dilutive Equity Value on the First Protection Expiration Date, or the Second Dilutive Equity Value on the Second Protection Expiration Date, or the Third Dilutive Equity Value on the Third Protection Expiration Date, as applicable, is positive, then in each case, the Parent, at its absolute and sole discretion, shall elect either to (i) issue to Mr. David, for no additional cost, the respective number of Mr. David's Adjusted Consideration Shares (as defined below), or (ii) pay to Mr. David an amount in cash equal to the First Dilutive Equity Value, or the Second Dilutive Equity Value, or the Third Dilutive Equity Value, as applicable, in each case, within fourteen (14) Trading Days of receiving Mr. David's Affidavit, certifying how many Consideration Shares he still owns at the First Protection Expiration Date, the Second Protection Expiration Date, or the Third Protection Expiration Date, as applicable. If Mr. David's Affidavit is not delivered to Parent within fourteen (14) Trading Days from the applicable protection expiration date, then Mr. David shall be deemed to have irrevocably and forever waived its right to receive the applicable dilutive equity value pursuant to this Section with respect to the applicable protection period.

“The First Dilutive Equity Value” means an amount in US Dollars equal to the result of (x) First Per Share Protection Price, minus (y) the First Dilutive Parent ADS Price (defined below), multiplied by (z) Mr. David's First Tranche Share Consideration. For avoidance of doubt, if the First Dilutive Equity Value is a negative number, it shall be deemed for purposes hereof as zero (0).

“The Second Dilutive Equity Value” means an amount in US Dollars equal to the result of (x) Second Per Share Protection Price, minus (y) the Second Dilutive Parent ADS Price (defined below), multiplied by (z) Mr. David's Second Tranche Share Consideration. For avoidance of doubt, if the Second Dilutive Equity Value is a negative number, it shall be deemed for purposes hereof as zero (0).

“The Third Dilutive Equity Value” means an amount in US Dollars equal to the result of (x) Third Per Share Protection Price, minus (y) the Third Dilutive Parent ADS Price (defined below), multiplied by (z) Mr. David's Third Tranche Share Consideration. For avoidance of doubt, if the Third Dilutive Equity Value is a negative number, it shall be deemed for purposes hereof as zero (0).

The “First Per Share Protection Price” means the Effective Parent ADS Price multiplied by 0.6.

The “Second Per Share Protection Price” means the Effective Parent ADS Price multiplied by 0.5.

The “Third Per Share Protection Price” means the Effective Parent ADS Price multiplied by 0.4.

The “First Dilutive Parent ADS Price” shall mean the weighted average US Dollar amount of the closing sale prices for one share of Parent ADS as quoted on the NASDAQ Global Select Market over the thirty (30) Trading Days immediately preceding the First Protection Expiration Date.

The “Second Dilutive Parent ADS Price” shall mean the weighted average US Dollar amount of the closing sale prices for one share of Parent ADS as quoted on the NASDAQ Global Select Market over the thirty (30) Trading Days immediately preceding the Second Protection Expiration Date.

The “Third Dilutive Parent ADS Price” shall mean the weighted average US Dollar amount of the closing sale prices for one share of Parent ADS as quoted on the NASDAQ Global Select Market over the thirty (30) Trading Days immediately preceding the Third Protection Expiration Date.

“Mr. David's Adjusted Consideration Shares” shall mean the number of Consideration Shares equal to the quotient, (i) with respect to Mr. David's First Tranche Share Consideration - the nominator of which is the First Dilutive Equity Value, and the denominator of which is the First Dilutive Parent ADS Price; (ii) with respect to Mr. David's Second Tranche Share Consider+ation – the nominator of which is the Second Dilutive Equity Value, and the denominator of which is the Second Dilutive Parent ADS Price; and (iii) with respect to Mr. David's Third Tranche Share Consideration – the nominator of which is the Third Dilutive Equity Value, and the denominator of which is the Third Dilutive Parent ADS Price.

(e) Notwithstanding the provisions of Section 2.02(b)(5)(c) and 2.02(b)(5)(d), if any Holback Shares of Mr. David shall be released earlier from the holdback restrictions of the Holdback Agreement due to his resignation for Good Reason or termination other than for Cause (as such terms are defined in the Holdback Agreement), then the price protection for such Holdback Shares which had been released earlier than scheduled, shall be determined based on the early release date of such Holdback Shares following such termination or resignation (“Early Release Date”), as follows (“Holdback Per Share Protection Price”):

(1) Such Holdback Shares released on the Early Release Date (“Protected Holdback Shares”) shall have a price protection equal to a sliding scale between the First Per Share Protection Price, if the Early Release Date occurs on or before the First Protection Expiration Date and the Third Per Share Protection Price, if the Early Release Date occurs prior to the Third Protection Expiration Date, the actual value of which shall be equal to: Effective Parent ADS Price multiplied by the result of: (x) six tenths (0.6), minus (y) the product of: (i) two tenths (0.2), divided by (ii) seven hundred and thirty (730) days, and multiplied by (iii) the number of the days that elapsed from the First Protection Expiration Date and the Early Release Date.

For illustration purposes only: If the Early Release Date occurs 18 months following the Closing (i.e., 180 days following the First Protection Expiration Date), then the Holdback Per Share Protection Price shall be calculated based on the following formula:

(0.6)-(0.2/730*180) = 0. 5507

Holdback Per Share Protection Price = Effective Parent ADS Price x 0.5507

(2) If the Early Release Equity Value as of the Early Release Date is positive, then the Parent shall, at its absolute and sole discretion, elect to either (i) issue to Mr. David, at no additional cost, the number of Holdback Release Adjusted Consideration Shares (as defined below), or (ii) pay to Mr. David an amount in cash equal to the Early Release Equity Value within fourteen (14) Trading Days as of the Early Release Date.

“Early Release Equity Value” means an amount in US Dollars equal to the (x) Holdback Per Share Protection Price (defined above), minus (y) the Actual Parent ADS Price (defined below), multiplied by the number of Holdback Protection Shares. For avoidance of doubt, if the Early Release Equity Value is a negative number, it shall be deemed for purposes hereof as zero (0).

“Actual Parent ADS Price” shall mean the weighted average US Dollar amount of the closing sale prices for one share of Parent ADS as quoted on the NASDAQ Global Select Market over the thirty (30) Trading Days immediately preceding the Early Release Date.

“Holdback Release Adjusted Consideration Shares” shall mean the number of Consideration Shares equal to the quotient, the nominator of which is the Protected Holdback Shares, and the denominator of which is the Actual Parent ADS Price.

(f) Any payments or Parent ADS issuances pursuant to this Section 2.02(b)(5) above, as applicable, shall be made by wire transfer of immediately available funds, or Parent ADS, as applicable, to the bank account of the Paying Agent or to its securities account, as applicable, for the benefit of the applicable Selling Shareholder, and such payment or issuance, as applicable shall be processed by the Paying Agent in accordance with the Paying Agent Agreement.

Section 2.03 Company Warrants.

Any Company Warrants outstanding at the Closing and all rights to acquire Company Shares pursuant thereto will terminate at Closing.

Section 2.04 Notwithstanding anything to the contrary in no event shall Purchaser and/or Parent, save for under the events specified in Section Section 2.02(b)(5) above, be required to pay any consideration exceeding the Base Consideration (including for any payments pursuant to the Secondary Transaction).

Section 2.05 Clarifications; Mechanics.

Anything to the contrary notwithstanding:

(a) At the Closing, Parent shall deposit or cause the deposit with the Paying Agent of (i) an amount equal to the Secondary Consideration for payment to the Secondary Seller in accordance with the provisions of the Secondary Share Purchase Agreement, (ii) an amount equal to the Cash Consideration less the cash component of the applicable Escrow Fund in accordance with the Consideration Ratio Blend, and (iii) the Equity Consideration, less the (1) equity portion of the applicable Escrow Fund in accordance with the Consideration Ratio Blend, and (2) Mr. David's Holdback Shares (as defined herein) in all cases for disbursement by the Paying Agent, only upon receipt of a duly executed and completed letter of transmittal (which will include appropriate tax forms related to withholding of Israeli taxes and appropriate Form W-8/W-9 (or other appropriate United States tax form)), as shall be annexed as an annex to the Paying Agent Agreement, to each Selling Shareholder , or the Holdback Trustee, as the case may be, in accordance with the Consideration Allocation Certificate and the terms hereof. With respect to any portion of the Aggregate Consideration that becomes payable to the Selling Shareholders after the Closing (including upon release of any portion of the applicable Escrow Fund to the relevant Selling Shareholders or the Holdback Agreement with respect to Mr. David), Parent, Purchaser and/or the Escrow Agent shall promptly deposit all such Cash Consideration with the Paying Agent, for disbursement by the Paying Agent to each Selling Shareholder or to the Holdback Trustee, in accordance with the Consideration Allocation Certificate and the provisions of the Escrow Agreement, the Holdback Agreement (as applicable) and the provisions hereof.

(b) At Closing, Parent shall deposit or cause the deposit the Holdback Shares with the Holdback Trustee, to be heldback by the Holdback Trustee in accordance with the terms of the Holdback Agreement, and be released in accordance with this Agreement and the Holdback Agreement.

Section 2.06 WAIVER AND RELEASE OF CLAIMS.

(a) Effective for all purposes, and contingent upon, the Closing, each Selling Shareholder acknowledges and agrees on behalf of itself and each of its agents, trustees, beneficiaries, directors, officers, Affiliates, estate, successors and assigns (each, a “Releasing Party”) that each hereby releases and forever discharges the Company, each Equityholder, the Purchaser and the Parent (each a “Beneficiary”) and each of such Beneficiary’s respective Affiliates, directors, officers, employees, representatives, agents, members, stockholders, successors, predecessors and assigns (each, a “Released Party” and collectively, the “Released Parties”) from any and all Equityholder Claims such Releasing Party may have or assert it has against any of the Released Parties, from the beginning of time through the time of the Closing and following the Closing, in each case whether known or unknown, or whether or not the facts that could give rise to or support a Claim are known or should have been known, in each case, solely to the extent involving such Selling Shareholder’s capacity as a shareholders of the Company. In this Agreement an “Equityholder Claim” shall mean: (i) any claim or right to receive any number of Company Shares other than the number of Company Shares set forth opposite his, her or its name in the Consideration Allocation Certificate (subject to any changes contemplated in this Agreement in accordance with the terms hereof); (ii) any claim or right to receive any portion of the Aggregate Consideration or any other form, amount or value of consideration, payable or issuable to any Equityholder pursuant to the terms of this Agreement, other than as specifically set forth in the Consideration Allocation Certificate and applicable to such Selling Shareholder; or (iii) any claim with respect to the authority to enter into the Transactions and the enforceability of the Transactions.

(b) Each Selling Shareholder hereby confirms, acknowledges, represents and warrants for himself, herself or itself that he, she or it: (A) (i) is the holder of the number of Company Shares set forth opposite his, her or its name in the Consideration Allocation Certificate; (ii) other than the number and class of Company Shares, Company Options and/or Company Warrants set forth opposite his, her or its name in the Consideration Allocation Certificate, if any, is not entitled to any additional Company Shares or any other form of equity securities in the Company or the Subsidiary, including, shares, options, warrants or any other convertible security, or right to acquire shares, options or warrants of or any other convertible security into share capital of the Company or the Subsidiary; and (iii) waives any right to receive any additional Company Shares (as a result of any anti-dilution rights, preemptive rights, conversion rights (of any of the Company Shares which are outstanding as of the date of this Agreement or any Company Shares he, she or it may have been entitled to receive as a result of the conversion of any convertible loan agreement or any other convertible instrument that was issued by the Company prior to Closing), rights of first offer, co-sale and no-sale rights, any other participation, first refusal or similar rights, any adjustment of the conversion price of any preferred share whatsoever or otherwise); and (B) (i) examined the Consideration Allocation Certificate and is entitled only to the distribution set forth therein (subject to any changes and adjustments contemplated in this Agreement in accordance with the terms hereof); (ii) waives any right to receive consideration other than as set forth in the Consideration Allocation Certificate (including, without limitation, for any interest payments, the method of calculation of any of the values set forth in this Agreement or the method of determination of the Selling Shareholder's Indemnity Pro Rata Share, any preferential amount, any amount resulting from the conversion of shares any other rights of any nature under the Articles, or any shareholders agreement, which the Selling Shareholders and/or its successors and assignees ever had, now have or hereafter can, shall or may have, at any time, due to actions or events that occurred prior to the Closing which do not conform or are not consistent with the terms of this Agreement and the consideration attributed to such Selling Shareholders in the Consideration Allocation Certificate); (C) hereby terminates and waives any rights, powers and privileges such Selling Shareholder has or may have pursuant to any investors rights agreement, registration rights agreement or any other shareholders agreement entered into by such Selling Shareholders (in his capacity as a shareholder) with respect to the Company, including any right to make a claim or demand for any discrepancy between any such investors rights agreement, shareholders agreement, share purchase agreement or convertible loan agreement such Selling Shareholder and the provisions of this Agreement and his, her or its entitlement pursuant to such agreements; (D) for as long as this Agreement is in force agrees not to sell, transfer, assign or convert any of its Company Shares, or subject such Company Shares to any Liens, except pursuant to this Agreement; and (E) has not heretofore assigned or transferred, or purported to have assigned or transferred, to any corporation (or any other legal entity) or person whatsoever, any claim, debt, liability, demand, obligation, cost, expense, action or cause of action herein released.

(c) Each Selling Shareholder, on behalf of each of its Releasing Parties, further covenants and agrees that such Releasing Party has not heretofore sold, transferred, hypothecated, conveyed or assigned, and shall not hereafter sue any Released Party upon, any Equityholder Claim released under this Section 2.06.

(d) Notwithstanding anything in this Section 2.06, the foregoing releases and covenants shall not apply to any claims (a) relating to any right of such Selling Shareholder under this Agreement or any Document, including the Purchaser’s and/or Parent’s failure to pay the Aggregate Consideration or any other payments in accordance with this Agreement (including the applicable Escrow Fund, if applicable); (b) relating to Purchaser’s and/or Parent’s failure to perform any of its obligations, undertakings or covenants set forth in this Agreement (including, without limitation the filing of the Registration Statement on Form S-8) or any of the Documents (including any exhibit thereto); (c) relating to any entitlement relating to employment or consulting payment, including salary, bonuses, accrued vacation, any other compensation and/or benefits, and unreimbursed expenses; (d) relating to or arising from any commercial relationship such Releasing Party may have with any of the Released Parties; (e) under the indemnification rights under Article X of this Agreement; and (f) any matter or event resulting from fraud by Purchaser and/or Parent.

(e) Anything to the contrary notwithstanding: (i) the foregoing release shall enter into effect as of and is conditioned upon the consummation of the Closing and shall become null and void, and shall have no effect whatsoever, without any action on the part of any person or entity, upon termination of this Agreement in accordance with its terms or if the Closing has not occurred; and (ii) should any provision of this release be found, held, declared, determined, or deemed by any court of competent jurisdiction to be void, illegal, invalid or unenforceable under any applicable statute or controlling law, the legality, validity, and enforceability of the remaining provisions will not be affected and the illegal, invalid, or unenforceable provision will be deemed not to be a part of this Release.

(f) Nothing contained in this Section 2.06 shall derogate from, or shall be deemed to constitute a release by the Releasing Party, of the right to indemnification of former and current directors and officers of the Company in their capacity as such pursuant to any indemnification agreements between the Releasing Party and the Company set forth in the Company Disclosure Schedules, the Company’s Fundamental Documents, or any applicable policy of directors’ and officers’ insurance maintained by the Company.

Section 2.07 Escrow Fund.

(a) Escrow Deposit. At the Closing, Parent shall deliver or cause to be delivered to the Escrow Agent, which will also serve as the Holdback Trustee for the purposes of Mr. David's Holdback Shares (the “Holdback Trustee”) in accordance with the Holdback Agreement, the Escrow Fund, to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement and released from the Escrow Fund pursuant to the terms of this Agreement and the Escrow Agreement. The applicable Escrow Fund will be deducted from the applicable portion of the Aggregate Consideration attributed to the relevant Indemnifying Persons based on the respective Indemnity Pro Rata Share of such Indemnifying Person out of the total amount of the Escrow Fund and deposited in the applicable Escrow Fund.

(b) Immediately upon the first Business Day following the expiration of the Non-Founders’ Escrow Period, the remaining Cash Consideration and Share Consideration then held in the Non-Founders’ Escrow Fund that is not (i) subject to a claim at such time, if any (the “Pending Claims Consideration”), and (ii) comprising the Special Tax Escrow, shall be automatically released and distributed by the Escrow Agent to the Indemnifying Persons (which are not Founders), per the mechanism, mutatis mutandis, described under Section 2.05, to each such Indemnifying Person according to such Indemnifying Person’s Indemnity Pro Rata Share in accordance with the terms of the Escrow Agreement. If applicable, the Escrow Agent shall continue to hold the Pending Claims Consideration until such time as the claims for such Losses have been resolved or satisfied (in which case the balance of such Pending Claims Consideration, if any, shall be released and distributed by the Escrow Agent to the relevant Selling Shareholders, the Purchaser or Parent, as applicable, per the mechanism, mutatis mutandis, described under Section 2.04, and if to the Indemnifying Persons (which are not Founders), according to such Indemnifying Persons’ Indemnity Pro Rata Share in accordance with the Escrow Agreement.

(c) Immediately upon the first Business Day following the expiration of the Founders’ Escrow Period, the remaining Cash Consideration and Share Consideration then held in the Founders’ Escrow Fund that is not (i) subject to Pending Claims Consideration and (ii) comprising the Special Tax Escrow, shall be automatically released and distributed by the Escrow Agent to the Founders, per the mechanism, mutatis mutandis, described under Section 2.05, to each such Founder according to such Indemnifying Person’s Indemnity Pro Rata Share in accordance with the terms of the Escrow Agreement. If applicable, the Escrow Agent shall continue to hold the Pending Claims Consideration until such time as the claims for such Losses have been resolved or satisfied (in which case the balance of such Pending Claims Consideration, if any, shall be released and distributed by the Escrow Agent to the relevant Founder, the Purchaser or Parent, as applicable, per the mechanism, mutatis mutandis, described under Section 2.04, and if to the Founders, according to such Founder’s Indemnity Pro Rata Share in accordance with the Escrow Agreement.

(d) Immediately upon the first Business Day following the expiration of the Special Tax Escrow Period, the remaining Cash Consideration comprising the Special Tax Escrow Fund, that is not subject to a tax claim ("Pending Tax Claims Consideration"), shall be automatically released and distributed by the Escrow Agent to the Indemnifying Persons, per the mechanism, mutatis mutandis, described under Section 2.05, according to such Indemnifying Person's Indemnity Pro Rata Share and in accordance of the terms of the Escrow Agreement. If applicable, the Escrow Agent shall continue to hold the Pending Tax Claims Consideration until such time as the claims for such Losses have been resolved or satisfied (in which case the balance of such Pending Tax Claims Consideration, if any, shall be released and distributed by the Escrow Agent to the relevant Indemnifying Person, the Company, Purchaser or Parent, as applicable, per the mechanism, mutatis mutandis, described under Section 2.04, and if to the Indemnifying Person, according to such Indemnifying Person's Indemnity Pro Rata Share in accordance with the Escrow Agreement.

(e) No Limitation on Special Tax Escrow. It is clarified that the Purchaser Indemnified Parties’ ability to secure indemnification resulting from a Special Tax Claim shall not be limited to the amount of the Special Tax Escrow.

Section 2.08 Consideration Chart.

(a) Estimated Closing Balance Sheet. Not less than three (3) Business Days prior to the Closing Date, the Company shall deliver to Purchaser a statement (the “Estimated Closing Balance Sheet”), certified by the Chief Financial Officer of the Company, setting out its good faith estimate of the following amounts, in each case as at the anticipated Closing Date:

(1) the Company Cash;

(2) the Company Debt;

(3) the Net Working Capital;

(4) the amount of the Transaction Expenses that remain (or will remain) outstanding as at the Closing Date;

(5) the Net Working Capital Excess (if any), the Net Working Capital Deficit (if any), and the Aggregate Consideration, in each case derived from this Section 2.07 (b).

(b) Consideration Allocation Certificate. Not later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Purchaser the Consideration Allocation Certificate, executed by either the Chief Financial Officer or the Chief Executive Officer of the Company. In no event shall Purchaser or Parent be required to make any payments pursuant to this Agreement unless and until the Consideration Allocation Certificate has been duly executed and delivered by the Company. Parent and/or Purchaser shall be entitled to rely entirely upon the Consideration Allocation Certificate in connection with making the payments pursuant to this Agreement and neither the Holder Representative nor any Equityholder shall be entitled to make any claim in respect of the allocation of the payments made by Parent and/or Purchaser to or for the benefit of any Equityholders to the extent that the payments are made in a manner consistent with the Consideration Allocation Certificate.

Section 2.09 Closing of the Company’s Share Registry.

Subject to and as of the Closing, holders of certificates representing Company Shares that were outstanding immediately prior to the Closing Date shall cease to have any rights as shareholders of the Company, and the share registry of the Company shall be closed with respect to all shares outstanding immediately prior to the Closing Date.

Section 2.10 Wthholding Rights.

(a) Right to Withhold. Each of Parent, Purchaser, the Paying Agent, the Escrow Agent, the 102 Trustee, the Holdback Trustee and the Company, including its Subsidiaries (each a “Payer”) shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement, such amounts as Parent, Purchaser, or applicable Payer, as the case may be, are required to deduct or withhold therefrom under the Israeli Option Tax Ruling, Interim Option Ruling, the Code, or, except with respect to the Share Consideration, the Israeli Income Tax Regulations (withholding from payments for services or assets) 5737-1977, with respect to the making of such payment. To the extent that such amounts are so withheld by Purchaser or applicable Payer, as the case may be, (i) such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom or to which such amounts would otherwise have been paid, (ii) such withheld amounts shall be timely remitted by Purchaser or applicable Payer, to the applicable Governmental Authority, and (iii) Parent, Purchaser, the Escrow Agent or the Company, as applicable, shall promptly provide to the Person from which such amounts were withheld written confirmation of the amount so withheld.

(b) Notwithstanding the foregoing in Section 2.10(a) above, if the Paying Agent provides Parent or Purchaser prior to the Closing Date with an undertaking as required under Section 6.2.4.3(c) of the Income Tax Circular 19/2018 (Transaction for Sale of Rights in a Corporation that includes Consideration that will be transferred to the Seller at Future Dates), with respect to Israeli Tax, any consideration payable or otherwise deliverable pursuant to this Agreement (other than Section 102 Securities) shall be paid to and retained by the Paying Agent for the benefit of each Selling Shareholder for a period of 180 days from Closing or an earlier date required in writing by such Shareholder or by the ITA (the “Withholding Drop Date”) (during which time the Paying Agent shall not withhold any Israeli Tax on such consideration, except if otherwise required by applicable Law or pursuant to a demand from the ITA), and during which time each Shareholder may obtain a Valid Tax Certificate. In the event that no later than three (3) Business Days before the Withholding Drop Date, a Selling Shareholder submits to the Purchaser and the Payer a Valid Tax Certificate reasonably satisfactory to Payer, then the deduction and withholding of any Israeli Taxes shall be made only in accordance with the provisions of such Valid Tax Certificate (such amount will be deducted from the Cash Consideration and remitted to the ITA by the Payer) and the balance of the payment or Consideration Shares that is not withheld shall be promptly paid to such Selling Shareholder (subject to withholding on account of any non-Israeli taxes, if applicable). Until such Selling Shareholder, or anyone on its behalf, presents to the Payer, a Valid Tax Certificate, or evidence reasonably satisfactory to Purchaser and the Payer that the full applicable Tax amount with respect to such Selling Shareholder is paid or withheld, the certificates of Consideration Shares shall be issued in the name of the Paying Agent or Escrow Agent, as applicable, to be held in trust for the relevant Selling Shareholder and delivered to such Selling Shareholder in compliance with the withholding requirements under this Section (during which time the Payer shall not withhold any Israeli Tax from such consideration). If any Selling Shareholder (A) does not provide the Payer with a Valid Tax Certificate no later than three Business Days before the Withholding Drop Date (unless the Selling Shareholder submits a written request to extend the period ending on the Withholding Drop Date by 10 days, which request shall not be unreasonably withheld, conditioned or delayed), or (B) submits a written request with the Payer to release such Selling Shareholder’s portion of the Shareholders Consideration prior to the Withholding Drop Date and fails to submit a Valid Tax Certificate to the Payer at or before such time, then any amount required to be withheld with respect to the Cash Consideration and the Consideration Shares shall be funded from the Selling Shareholder's Cash Consideration and only if there is insufficient Cash Consideration, through the forfeiture or sale of the portion of the Consideration Shares, otherwise deliverable to such Selling Shareholder that is required to enable the Payer to comply with applicable deduction or withholding requirements. To the extent that any Selling Shareholder does not have sufficient Cash Consideration and is unable, for whatever reason, to sell the applicable portion of the Consideration Shares, then the Payer shall be entitled to hold all of the Consideration Shares, otherwise deliverable to the applicable Selling Shareholder until the earlier of: (i) the receipt of a Valid Tax Certificate; or (ii) such time when the Payer is practically able to sell the portion of such Consideration Shares otherwise deliverable to such Selling Shareholder that is required to enable the Payer to comply with such applicable deduction or withholding requirements.. Any costs or expenses incurred by the relevant Payer in connection with such sale shall be borne by, and deducted from the payment to, the applicable Selling Shareholder. The amount in cash to be withheld from such payments shall be calculated according to the applicable withholding rate which amount shall be calculated in NIS based on a US$:NIS exchange rate at the time of release of the applicable Cash Consideration (or if applicable, the Consideration Shares) by the Paying Agent which amount shall be delivered to the ITA by the Paying Agent (any applicable currency conversion commissions will be borne by the applicable Selling Shareholder and deducted from payments to be made to such Selling Shareholder). The applicable Payer shall furnish the Selling Shareholder with documents evidencing such Tax withholding and remittance to the ITA. In the event that the Paying Agent receives a demand from the ITA to withhold any amount out of the Shareholders Consideration payable to any of the Selling Shareholders and transfer it to the ITA prior to the Withholding Drop Date, the Paying Agent (1) shall notify such Selling Shareholder of such matter promptly after receipt of such demand, and provide such Selling Shareholder with reasonable time (but in no event less than 30 days, unless otherwise explicitly required by the ITA or under any applicable Law) to attempt to delay such requirement or extend the period for complying with such requirement as evidenced by a written certificate, ruling or confirmation from the ITA, and (2) to the extent that any such certificate, ruling or confirmation is not timely provided by such Selling Shareholder to the Purchaser or the Paying Agent, transfer to the ITA any amount so demanded, and such amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such Selling Shareholder.

(c) Notwithstanding anything else to the contrary in this Agreement, the Paying Agent and the 102 Trustee shall be entitled to withhold Israeli Taxes with respect to the consideration payable for Section 102 Securities, on the 15th calendar day of the calendar month following the month during which the Closing occurs, unless the Israeli Option Tax Ruling or Interim Option Ruling are provided prior to such time, and in such case, the Paying Agent and the 102 Trustee shall act in accordance with the Israeli Option Tax Ruling or Interim Option Ruling, as applicable.

Section 2.11 Treatment of Company Options; Israeli Option Tax Ruling.

(a) At the Closing and subject to the provisions of the Israeli Option Tax Ruling and the Interim Option Ruling, each (i) outstanding Company Option that is unexpired, unexercised and outstanding immediately before the Closing, vested and exercisable as of immediately before the Closing (each, a “Vested Company Option”) shall be exercised by their respective holder or otherwise expire at the Closing, and (ii) each outstanding Company Option that is unexpired, unexercised and outstanding immediately before the Closing, unvested and not exercisable as of immediately before the Closing (each, an “Unvested Company Option” or “Assumed Option”, as the context may refer), held by a Company Optionholder or the 102 Trustee for the benefit of a Company Employee, shall be assumed by Parent and converted automatically into such number of the Parent's Restricted Stock Units (“RSUs”), (in accordance with a spreadsheet to be provided by Parent prior to the Closing), the tax route, vesting schedule, and other terms and conditions of the RSUs shall be the substantially similar to the Assumed Options (with applicable adjustments to economic terms), mutatis mutandis, as if the RSUs had been issued on the date that the Assumed Options had been granted. The RSUs shall be governed by the Parent's RSU Plan.

(b) At the Closing, each unvested option to acquire Company Shares that is held by a person other than a Company Employee, Contractor or the 102 Trustee for the benefit of a Company Employee, shall terminate for no consideration.

(c) Except as may be otherwise agreed to by Parent or Purchaser and the Company or as otherwise contemplated or required to effectuate this Section 2.11(c), (i) no action shall be taken by the Company prior to the Closing to accelerate the vesting and/or exercisability of any Company Option (other than in accordance with the existing terms of any such Company Option) (ii) the Company shall cause the provisions in any Company Benefit Arrangements providing for the issuance or grant of any other interest in respect of the Company Shares to be deleted or otherwise terminated as of the Closing, except for the exercise and/or conversion of then-existing exercisable or convertible securities and any Company Options that are to be assumed in accordance with Section 2.11(a) of this Agreement, and (iii) the Company shall take such other actions as shall be reasonably necessary to insure that immediately after the Closing, no Company Benefit Arrangement shall allow for the grant of new equity securities of the Company or any Subsidiary thereof other than the Company Options that are to be assumed by the Parent in accordance with Section 2.11(a) of this Agreement.

(d) At or before the Closing, the Company shall provide to Parent and/or Purchaser such documents, records and other information as is necessary or appropriate, and shall take all actions necessary or appropriate to give effect to the foregoing provisions of this Section 2.11, including obtaining all necessary consents and causing to be effected any necessary amendments to or the termination of any Company Options and the Option Plan.

(e) As soon as reasonably practicable after the execution of this Agreement, the Company shall instruct its legal counsel, advisors and accountants, in reasonable coordination with Purchaser, to prepare and file with the ITA an application in form and substance reasonably acceptable to Purchaser for a ruling in relation to the tax treatment of the Section 102 Securities under this Agreement to confirm, among other things that (i) the payment of the consideration with respect to Section 102 Securities, with respect to which the 102 Trust Period has not been lapsed yet shall not violate the provisions of Section 102, and shall not be taxed at Closing; (ii) the assumption of the 102 Options will not result in a taxable event and that tax continuity shall apply, provided that the applicable consideration paid to holders of Section 102 Securities is deposited at least until the end of the duration of the 102 Trust Period with the 102 Trustee and (iii) Purchaser and anyone acting on its behalf shall be exempt from withholding tax in relation to any payments made to the 102 Trustee in relation to Section 102 Securities (which ruling may be subject to customary conditions regularly associated with such a ruling) (the “Israeli Option Tax Ruling”). Each of Company, Parent and Purchaser shall cause their respective legal counsel, advisors and accountants to coordinate all activities, and to cooperate with each other, with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli Option Tax Ruling. Subject to the terms and conditions hereof, Company shall use commercially reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to obtain the Israeli Option Tax Ruling as promptly as practicable. The final text of the Israeli Option Tax Ruling or the Interim Option Ruling shall in all circumstances be subject to the prior written confirmation of Parent or its counsel, which consent shall not unreasonably be withheld, conditioned or delayed. If the Israeli Option Tax Ruling is not granted prior to Closing, the Company shall seek to receive prior to the Closing an interim tax ruling confirming, among other things, that Purchaser and anyone acting on its behalf shall be exempt from Israeli withholding tax in relation to any payments made to the 102 Trustee (the “Interim Option Ruling”). To the extent the Interim Option Ruling is obtained, all references herein to the Israeli Option Tax Ruling shall be deemed to refer to such interim ruling, until such time that a final definitive Israeli Option Tax Ruling is obtained.

(f) The assumption of any Company Options granted under the Ordinance is intended to be effected in a manner which is consistent with the provisions of the Israeli Option Tax Ruling, if obtained. Following the Closing Date, Parent's Board of Directors, a committee thereof or such other committee to which Parent's Board duly delegates authority shall succeed to the authority and responsibility of the Company Board of Directors or any committee thereof with respect to each Assumed Option. The RSUs of the Parent replacing the Assumed Options (in accordance with Section 2.11(a) above) and/or sale of the RSUs shall be subject to the terms of the Israeli Option Tax Ruling, if obtained and to such terms and restrictions, including blackout periods, as are generally applicable to the sale of such RSUs.

Section 2.12 Rep Expense Amount.

At the Closing, the Rep Expense Amount shall be deposited by the Company with the Paying Agent, and the Paying Agent shall thereafter promptly deposit the Rep Expense Amount with the Holder Representative in an account designated by the Holder Representative. The Rep Expense Amount will be used by the Holder Representative for the payment of the Rep Expenses, as further described in Section 11.02 herein. The Selling Shareholders will not receive any interest or earnings on the Rep Expense Amount and irrevocably transfer and assign to the Holder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Rep Expense Amount shall in no manner affect or impact the amount of the Escrow Fund. In the event that the Holder Representatives has not used the entire Rep Expense Amount at such time as the applicable Escrow Period expires or promptly following the completion of the Holder Representative’s duties in accordance with the terms of this Agreement, the Holder Representative will deliver any remaining Rep Expense Amount to the Paying Agent for further distribution to the Indemnifying Persons, per the mechanism described under Section 2.05, to the Indemnifying Persons pro rata to their respective Indemnity Pro Rata Share. If the Rep Expense Amount shall be insufficient to reimburse the Holder Representative’s expenses in accordance with this Agreement, then upon written request of the Holder Representative, each Selling Shareholder shall make a payment of its respective share of such additional expenses to the Holder Representative, based on such Selling Shareholder’s Indemnity Pro Rata Share; provided, however, that any additional payment by each Selling Shareholder shall not impact any of the obligations of each Selling Shareholder pursuant to Article X below.

Section 2.13 Post-Closing Adjustment.

(a) Within ninety (90) days after the Closing Date, the Parent and/or the Purchaser shall prepare and deliver to the Holder Representative a proposed statement setting out its calculation of the Company Cash, the Company Debt, and the Net Working Capital as at Closing (the “Proposed Closing Balance Sheet”). The Proposed Closing Balance Sheet shall include all of the balance sheet line items included in the Estimated Closing Balance Sheet.

(b) During the forty-five (45) days immediately following the Holder Representative’s receipt of the Proposed Closing Balance Sheet (the “Closing Balance Sheet Review Period”), the Holder Representative will be provided with reasonable access (including electronic access) to the financial records of the Company, for purpose of reviewing the Proposed Closing Balance Sheet.

(c) The Holder Representative shall notify Purchaser in writing (the “Notice of Disagreement”) prior to the expiration of the Closing Balance Sheet Review Period if the Holder Representative disagrees with the Proposed Closing Balance Sheet. The Notice of Disagreement shall set forth in reasonable detail the basis for such dispute, the amounts involved and the Holder Representative’s determination of the amount of the Net Working Capital. If no Notice of Disagreement is given to Purchaser prior to the expiration of the Closing Balance Sheet Review Period, then the Proposed Closing Balance Sheet shall be deemed to have been accepted by the Holder Representative and shall become final, binding and conclusive upon the Parties.

(d) If a Notice of Disagreement is delivered to Purchaser prior to the expiration of the Closing Balance Sheet Review Period, then the Holder Representative and Purchaser shall meet (which meeting may take place via teleconference) within ten (10) Business Days of delivery of such Notice of Disagreement (or at such other time and place mutually agree between the parties) and use all reasonable efforts to resolve any differences that they may have with respect to the matters specified in the Notice of Disagreement.

(e) If the Holder Representative and Purchaser have been unable to resolve all of the differences they may have with respect to the matters specified in the Notice of Disagreement within thirty (30) days of the delivery of the Notice of Disagreement (or such other period as may be mutually agreed by Purchaser and the Holder Representative), the Holder Representative, on the one hand, or Parent and/or Purchaser, on the other hand, shall submit any amounts remaining in dispute (the “Disputed Amounts”) for resolution to an independent certified public accounting firm from the ‘Big Four’ as shall be mutually selected (any such firm, the “Independent Accountants”) who shall have the privileges, powers and immunities of an arbitrator. The Independent Accountants shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Proposed Closing Balance Sheet and the Notice of Disagreement, respectively. Each of Parent and/or Purchaser, on the one hand, and the Holder Representative, on the other hand, shall submit a statement of its position and supporting documentation within twenty (20) days of engagement of the Independent Accountants. The Independent Accountants shall be instructed to make a determination as soon as practicable, and in any event within sixty (60) calendar days after their engagement. The Independent Accountants shall prepare a written statement setting forth their resolution of the Disputed Amounts and adjustments to the Proposed Closing Balance Sheet.

(f) The statement which is (i) the Estimated Closing Balance Sheet delivered by the Company to the Purchaser, if the Purchaser fails to deliver the Proposed Closing Balance Sheet to the Company, (ii) the Proposed Closing Balance Sheet, if the Holder Representative fails to deliver through the expiration of the Closing Balance Sheet Review Period a Notice of Disagreement, (iii) the closing balance sheet statement as adjusted through an agreement of Parent and/or Purchaser, on the one hand, and the Holder Representative, on the other hand, after resolving the Disputed Amounts set forth in the Notice of Disagreement, or (iv) the closing balance sheet statement as adjusted through the determination of the Independent Accountant pursuant to this Section 2.12 shall be referred to as the “Final Closing Balance Sheet”. The Final Closing Balance Sheet shall be final, binding and conclusive on the parties.

(g) The Estimated Closing Statement, the Proposed Closing Statement, the Final Closing Statement and all related calculations and documents shall be prepared in accordance with GAAP applied using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, in each case to the extent consistent with GAAP, as were used in the preparation of the Annual Financial Statements (as defined below); provided however, that the Net Working Capital, the Company's Cash, and the Company's Debt shall be adjusted as defined pursuant to the terms hereof.

(h) Final Aggregate Consideration Adjustment Payments.

(1) If the Aggregate Consideration calculated based on the Estimated Closing Balance Sheet exceeds the Aggregate Consideration calculated based on the Final Closing Balance Sheet, then the Holder Representative shall instruct the Escrow Agent to release the amount in excess in accordance with the Consideration Blend Ratio to the Parent or the Purchaser, as applicable, from the Escrow Fund.

(2) If the Aggregate Consideration calculated based on the Final Closing Balance Sheet exceeds the Aggregate Consideration calculated based on the Estimated Closing Balance Sheet, then Parent or Purchaser shall, within five (5) Business Days of the date of the Final Closing Balance Sheet being determined, transfer to the Paying Agent an amount equal to such excess, in accordance with the Consideration Blend Ratio (the “Consideration Adjustment Amount”) for disbursement to the Selling Shareholders (in accordance with their respective Indemnity Pro Rata Share).

(3) All of the fees and expenses of the Independent Accountants pursuant to this Section 2.12 shall be borne by the Purchaser and the Holder Representative (on behalf of the Selling Shareholders), based on the inverse of the percentage that the Independent Accountants’ determination (before such allocation) bears to the total amount of the total Disputed Amounts originally submitted to the Independent Accountant.

Section 2.14 Lock-Up of Consideration Shares.

Notwithstanding any other provision of this Agreement, as a condition to the issuance of any part of the Aggregate Consideration to a Selling Shareholder, each of the Selling Shareholders shall be required to execute and deliver a lock-up agreement, substantially in the form attached hereto as Exhibit F (a “Lock-Up Agreement”), in respect of the Equity Consideration issued to each of them under this Agreement. The lock-up period in the Lock-Up Agreement for: (i) all Selling Shareholders, excluding the Founders, shall be for a period of six (6) months from the Closing; and (ii) the Founders (including Mr. David) – twelve (12) months from the Closing. Without derogating from the provisions of Mr. David's Lock-Up Agreement, Mr. David's Consideration Shares, excluding Mr. David's equity portion of his Indemnity Pro Rata Share, shall be heldback by the Parent (“Holdback Shares”), and the sale or transfer thereof shall be restricted for a period of up to thirty six (36) months, in accordance with and subject to the terms of, the Holdback Agreement, the terms of which shall be substantially in the form attached hereto as Exhibit J (the “Holdback Agreement”).

Section 2.15 Closing.

(a) Time and Place. The consummation of the Transactions (the “Closing”) shall take place remotely. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date”.

(b) Transactions at Closing. At, or prior to the Closing, the following transactions shall occur, which transactions shall be deemed to take place simultaneously, and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

(1) A copy of the Secondary Share Purchase Agreement of the Secondary Transaction, duly executed by the Parent, the Purchaser, the Secondary Seller and the Company is delivered to each of the parties thereof, including all closing deliverables required therein;

(2) Each Selling Shareholder shall deliver to Purchaser one or more share certificates of their respective Company Shares (or a written declaration of loss or destruction in lieu thereof in the form attached hereto as Exhibit B) accompanied by duly executed deeds of transfer in the form attached as Exhibit C.

(3) Parent, Purchaser, the Holder Representative on behalf of itself and on behalf of each Indemnifying Person, and the Escrow Agent shall enter into the Escrow Agreement.

(4) Parent shall deliver to the Escrow Agent the Escrow Fund, in accordance with Section 2.07.

(5) Parent shall deliver to the Holdback Trustee the Holdback Shares, to be heldback by the Holdback Trustee in accordance with the Holdback Agreement.

(6) Parent shall deliver to the Paying Agent the Secondary Consideration, the Cash Consideration and the Share Consideration (excluding the Escrow Fund and the Holdback Shares, with respect to Mr. David) for disbursement to the Selling Shareholders in accordance with the Consideration Allocation Certificate.

(7) The Company shall deliver to the Paying Agent the Rep Expense Amount, as set forth in Section 2.12 of this Agreement.

(8) The Company shall register the transfer of the Company Shares held by the Selling Shareholders to Purchaser in the register of shareholders of the Company, and shall provide Purchaser with a true and correct copy of such updated register of shareholders reflecting such entry, certified by the Chief Executive Officer of the Company.

(9) The Selling Shareholders shall deliver to the Parent their applicable and duly executed Lockup Agreements.

(10) Mr. David shall deliver to the Parent a duly executed copy of the Holdback Agreement and an addendum to the Consulting Agreement with the Company.

(11) The Consulting Agreements of Selway Capital LLC shall be terminated by mutual consent of the parties thereto.

(12) Board resignation letters of all directors of the Company and an observer termination letter with respect to Mr. Eli Groner.

Article III.
Representations and Warranties of the Company

The Company represents and warrants to the Parent and the Purchaser that the statements contained in this Article III and in the Company's Disclosure Schedule are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date (it being clarified and understood that the information set forth in each section and subsection of the Disclosure Schedule shall qualify (A) the representations and warranties set forth in the corresponding section or subsections of this Article III, and (B) any other representations and warranties set forth in this Article III to which such disclosures are responsive). The Company hereby represents and warrants that all representation and warranties in each Section of this Article III, equally apply to the Company's Subsidiary, unless explicitly qualified in the relevant Section or in the corresponding Section of the Disclosure Schedule:

Section 3.01 Organization and Standing.

(a) The Company (i) is a private company duly organized, validly existing under the laws of the State of Israel, (ii) has all requisite corporate power and authority, and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to carry on the Business and to own, lease and operate all of its properties. The Company is not qualified to do business as a foreign corporation in any jurisdiction. The Company is duly qualified or licensed to do business and in good standing in the State of Israel. The Company has never conducted any business under or otherwise used for any purpose in any jurisdiction any fictitious name, assumed name, trade name or other name. The minute books of the Company contain accurate records, in all material respects, of all meetings (including any actions taken by written consent or otherwise without a meeting) and accurately reflect, on all material respects, all other actions taken by the Company shareholders, board of directors and all committees of the board of directors of the Company (if any committees exist) during such periods. True, correct and complete copies of all such minute books and the shareholders register of the Company have been delivered or made available by the Company to Purchaser.

(b) Except as set forth in Section 3.01(b) of the Company Disclosure Schedule, the Company has never had and does not have any Subsidiaries and has never owned and does not own, directly or indirectly, any capital stock of or other equity or voting interests in any corporation, partnership, joint venture, association or other entity.

(c) Except as set forth in Section 3.01(c) of the Company Disclosure Schedule, the U.S. Subsidiary is duly qualified or licensed to do business and is in good standing in its jurisdiction of formation and each other jurisdiction in which such concept is recognized and in which the nature of its business or the ownership, leasing or operation of its properties or assets makes such qualification or licensing necessary, other than where the failure to be so qualified or licensed individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on the Company and the U.S. Subsidiary, taken as a whole.

(d) The Company has delivered or made available to Purchaser (i) accurate and complete copies of the Fundamental Documents, as currently in effect, including all amendments thereto, of each Acquired Company; (ii) the equity records of each Acquired Company; and (iii) the minutes of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of the Company and of the U.S. Subsidiary, and the boards of directors and all committees thereof (if any committee exist). There has not been any violation of any of the provisions of the Fundamental Documents, including all amendments thereto, of each Acquired Company, as applicable, and no Acquired Company has taken any action that is inconsistent in any material respect with any resolution adopted by its respective shareholders, board of directors or any committee thereof. Except as set forth in Section 3.01(c) of the Company Disclosure Schedule, the books of accounts, share records, minute books and other records of each Acquired Company are accurate, up-to-date and complete, in all material respects, and have been maintained in accordance with customary business practices and all applicable Law.

(e) Section 3.01(e) of the Company Disclosure Schedule accurately sets forth: (i) the names of the members of the board of directors (or similar body) of each Acquired Company; (ii) the names of the members of each committee of the board of directors (or similar body) of each Acquired Company (if any); and (iii) the names and titles of the officers of each Acquired Company.

Section 3.02 Authority, Capacity, Validity and Effect.

The Company has all requisite power and authority (corporate or otherwise) or capacity to execute and deliver each Document to which it is a party and any and all instruments necessary or appropriate in order to effectuate fully the terms and conditions of each such Document and to perform and consummate the Transactions. Each Document to which the Company is a party, and the performance of its respective obligations hereunder and thereunder, have been duly and validly authorized by all requisite action on the part of the Company, as applicable, and each Document to which the Company is a party has been duly and validly executed and delivered by the Company, and constitutes, or upon its execution and delivery as contemplated by this Agreement will constitute, a valid and legally binding obligation of the Company enforceable against the Company, in accordance with its terms and conditions, except as limited by (a) applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally from time to time in effect; or (b) rules of law governing specific performance, injunctive relief and the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity) (collectively, the “General Enforceability Exceptions”).

Section 3.03 Capitalization.

(a) The authorized share capital of the Company consists of (i) 8,652,000 Company Ordinary Shares, of which 432,450 are issued and outstanding as of the date of this Agreement, (ii) 80,000 Preferred Seed Shares, of which 80,000 are issued and outstanding as of the date of this Agreement; (iii) 568,000 Preferred Seed-A Shares, of which 568,000 are issued and outstanding as of the date of this Agreement; (iv) 450,000 Preferred A Shares, of which 445,448 are issued and outstanding as of the date of this Agreement; and (v) 250,000 Preferred A-1 Shares, of which 223,890 as of the date of this Agreement. There are no Company Shares deemed dormant shares (menayot redumot) under Section 308 to the Companies Law. The Company Shares are held of record by the Persons set forth on Section 3.03(a) of the Company Disclosure Schedule, which sets forth for each Selling Shareholder (i) the name of the holder; and (ii) the number of Company Ordinary Shares and/or Company Preferred Shares held by such holder. Except as set forth in this Section 3.03(a) of the Company Disclosure Schedule, the Company has no other share capital issued or outstanding. All outstanding Company Shares are all duly and validly authorized, fully paid and non-assessable and issued in accordance with the Company’s Fundamental Documents. The rights, preferences and privileges of the Company Preferred Shares and Company Ordinary Shares are as set forth in the Articles. There are no declared or accrued but unpaid dividends with respect to any Company Shares. Each Company Preferred Share is convertible into one Ordinary Share.

(b) Except for the Company Option Plan and as set forth in Section 3.03(b) of the Company Disclosure Schedule, neither the Company nor any of the Acquired Companies has ever adopted, sponsored or maintained any share option plan or any other plan or agreement providing for equity compensation to any Person. The Company Option Plan has been duly authorized, approved and adopted by the board of directors of the Company and, to the extent required under applicable Law, the Company’s shareholders and is in full force and effect. The Company has reserved for issuance to employees of and Contractors to the Company and the Acquired Companies 341,270 Company Ordinary Shares under the Company Option Plan, of which options to purchase 288,062 Company Ordinary Shares have been granted and are outstanding or promised (each, a “Company Option”) as of the date of this Agreement and 450 Company Ordinary Shares have been issued following exercise of Company Options and are held by the 102 Trustee as set forth in Section 3.03(a) of the Company Disclosure Schedule.1 Section 3.03(b) of the Company Disclosure Schedule sets forth for each outstanding Company Option: (1) the name of the holder of such option, (2) the domicile address of such holder (to the extent the Company as such information), (3) an indication of whether such holder is an employee of the Company or any of the Subsidiaries, (4) the date of grant or issuance of such option, the number of Company Ordinary Shares subject to such option, (5) the exercise price of such option, (6) the vesting schedule for such option, including the extent vested to the date of this Agreement, (7) whether and to what extent the exercisability of such option will be accelerated and become exercisable as a result of the Transactions, and (8) with respect to Company Options granted to Israeli taxpayers, whether each such Company Option was granted pursuant to Section 3(i) of the Ordinance or, Section 102 and specifying the subsection of Section 102 pursuant to which the Company Option was granted. The treatment of Company Options pursuant to Section 2.11 is compliant with the terms of the Company Option Plan.

(c) Except as set forth in the Articles, under the terms of any Company Option or the Company Option Plan or specified on Section 3.03(c) of the Company Disclosure Schedule and except as contemplated by this Agreement, there are no:

(i) outstanding subscriptions or subscription rights, preemptive rights, warrants, calls or options to acquire, or instruments convertible into or exchangeable for, or agreements or understandings with respect to the sale or issuance of, or other similar rights, agreements, arrangements or commitments of any character relating to, Securities of the Company;

(ii) obligations to make any payment linked to the value of any Securities of the Company;

(iii) Liens (including a right of first refusal, right of first offer, proxy, voting trust, or voting agreement) with respect to the sale, issuance or voting of any Securities of the Company (whether outstanding or issuable upon the conversion, exchange or exercise of outstanding Securities); or

(iv) obligations to redeem, repurchase or otherwise acquire Securities of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

(d) Section 3.03(d) of the Company Disclosure Schedule shall list for each outstanding Company Warrant: (i) the name of the holder thereof, and (ii) the number of Company Shares into which such Company Warrant is exercisable as of immediately prior to the Closing. As of the Closing, none of the Company Warrants will be outstanding or exercisable.

(e) Upon consummation of the Transactions, Purchaser will own all the issued and outstanding share capital of the Company free and clear of all Liens. The information contained in the Consideration Allocation Certificate shall be accurate and complete as of the Closing.

(f) The Company is not under any obligation to register under the Securities Act and the Israeli Securities Law and the rules and regulations promulgated thereunder any Securities of the Company.

(g) Except as contemplated by this Agreement or as set forth on Section 3.03(g) of the Company Disclosure Schedule, and except for proxies signed in connection with the issuance of Company Options or proxies signed by Selling Shareholders in connection with the Transaction, neither the Company nor, to the knowledge of the Company, any Shareholder, is a party to any voting trusts, proxies or other agreements with respect to the Company Shares.

(h) The exercise price of all Company Options granted under the Company's Option Plan or the US Appendix of the Company's Option Plan, whether to U.S. employees or to US service recipients, is at least equal to the fair market value of the underlying equity on of the date such Company Options were granted.

(i) No employees owes any Indebtedness to the Company other than as listed in Schedule 3.03(i) of the Company Disclosure Schedule.

Section 3.04 No Conflict; Required Filings and Consents; Approvals.

Subject to the notices, filings, consents and approvals set forth in Section 3.04 of the Company Disclosure Schedule which will be filed and/or received and/or obtained, as applicable, from the relevant parties without reservation, qualification and/or condition by the Closing, execution, delivery and performance by the Company of the Documents to which it is a party, and the consummation of the Transactions by the Company and the compliance by the Company with the provisions of this Agreement, will not conflict with, or result in any breach of, any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default under, or give rise to a loss of a material benefit under, or any right of termination, cancellation or acceleration, or results in the creation of any Liens on any of the assets, properties or rights of the Company pursuant to (a) any Law applicable to the Company or any of its properties and assets; or (b) the Company’s Fundamental Documents; (c) any Order to which the Company or any of its properties and assets are subject; or (d) any Material Contract to which the Company is a party or otherwise bound.

Section 3.05 Governmental Consents and Approvals.

Except as contemplated by this Agreement or as set forth on Section 3.05 of the Company Disclosure Schedule, the Company is not required to give any notice to, or make any filing with, any Governmental Authority (except for the Israeli Registrar of Companies), or obtain any Permit, in each case for the valid execution, delivery and performance by the Company of the Documents and the consummation of the Transactions.

Section 3.06 Financial Statements.

(a) Section 3.06(a) of the Company Disclosure Schedule contains true, correct and complete copies of the following:

(i) the audited balance sheets of the Company, as of December 31, 2019, and the related audited statements of operations, shareholders’ equity and cash flows for the period then ended, together with any notes thereto (all of the foregoing, the “Annual Financial Statements”); and

(ii) the unaudited and un-reviewed balance sheet of the Company as of December 31, 2020 (the “Latest Balance Sheet Date”), and the related unaudited statement of operations, shareholders equity and cash flows for the year then ended (all of the foregoing, “Unaudited Financial Statements”).

(b) The Financial Statements (i) have been prepared in accordance with GAAP consistently applied throughout the periods indicated (except as may be indicated therein or in the notes thereto) and consistent with each other and have been prepared in accordance with the books and records of the Company; and (ii) present fairly, in all material respects, the financial condition, results of operations and cash flows of the Company, as of the respective dates thereof and for the respective periods covered thereby; provided, however, that the Unaudited Financial Statements do not contain all footnotes required under GAAP and are subject to normally recurring year-end audit adjustments, which will not be material individually or in the aggregate. All reserves established by the Company that are set forth in or reflected in the Company Balance Sheet have been established in accordance with GAAP as consistently applied by the Company for pre-Closing periods.

(c) Since the Latest Balance Sheet Date, there has been no material change in any accounting principle, procedure or practice followed by the Company or in the method of applying such principle, procedure or practice.

Section 3.07 Absence of Undisclosed Liabilities.

Except as set forth on Section 3.07 of the Company Disclosure Schedule or reflected in the Unaudited Financial Statements, the Company has no monetary Liabilities, except (a) to the extent reflected or reserved against on the Latest Balance Sheet and prior to the date hereof; (b) Liabilities arising in the Ordinary Course since the Latest Balance Sheet Date (including, without limitation, accounts payable and accrued salaries that have been incurred by the Company since the Balance Sheet Date and the total amount of which is listed in Section 3.07 of the Disclosure Schedule; or (c) Transaction Expenses.

Section 3.08 Absence of Certain Changes.

Since the Latest Balance Sheet Date, the Business has been conducted in the Ordinary Course. Since the Latest Balance Sheet Date, (a) no Material Adverse Effect has occurred; and (b) the Company has not experienced any material damage, destruction or loss affecting in the use of, any material assets of the Company (whether or not covered by insurance).

Section 3.09 Assets; Absence of Liens and Encumbrances.

(a) Section 3.09(a) of the Company Disclosure Schedule sets forth as of the date of this Agreement all equipment, tangible materials, tangible prototypes, tools, supplies, vehicles, furniture, fixtures and other tangible assets of the Company and the Subsidiaries with an individual book value of greater than $25,000.

(b) The Company and each of the Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in the Business, free and clear of any Liens, except as reflected in the Financial Statements and set forth in Section 3.09(b) of the Company Disclosure Schedule and except for Liens for ad valorem Taxes not yet due and payable.

Section 3.10 Accounts Receivable.

All Accounts Receivable of the Company are bona fide, result from the Ordinary Course, have been properly recorded in the Unaudited Financial Statements (to the extent required to be recorded therein) and, to the knowledge of the Company, are collectible in the ordinary course of business without any set-off or counterclaim, provided that in each case, the foregoing shall not be construed as a guarantee of such collectability or enforceability.

Section 3.11 Internal Controls.

The Company (a) makes and keeps accurate books and records that fairly reflect, in all material respects, the transactions and dispositions of assets of the Company; and (b) maintains internal accounting controls that provide reasonable assurance that (i) transactions are recorded as necessary to permit preparation of their respective financial statements in conformity with GAAP; (ii) receipts and expenditures are made only in accordance with general or specific authorizations of management and directors of the Company; and (iii) access to its assets is permitted only in accordance with general or specific authorizations of management and directors of the Company; in each case, as customary for a company at the same stage of development as the Company.

Section 3.12 Contracts and Commitments.

(a) Section 3.12(a) of the Company Disclosure Schedule sets forth a complete and accurate list or description of each of the following Contracts which are in effect on the Effective Date (or any groups of related or similar Contracts, including any series of Contracts under a master agreement and including statements or work and purchase orders), but excluding any Documents (collectively, the “Material Contracts”):

(i) Contracts that are not terminable by the Company on fewer than sixty (60) days notice without payment of penalty, liability or other adverse consequence to the Company;

(ii) Contracts that involve payments based on sharing profits or revenues of the Company or that create a partnership, joint venture or an alliance, referral or reseller relationship;

(iii) Contracts that are required to be set forth on Section 3.20(b) of the Company Disclosure Schedule;

(iv) Contracts that involve a specific commitment of Company resources having value exceeding $25,000 individually or $100,000 in the aggregate;

(v) Contracts that pertain to projects commonly known as “fixed price/deliverable based projects” as to which the Company has not completed performance in any respect;

(vi) Contracts that relate to capital expenditures exceeding $25,000 individually to be made after the date of this Agreement;

(vii) Contracts that (A) impose a Lien on any of the Company’s assets; (B) create, incur or guarantee any Indebtedness of the Company to any other Person, or (C) under which the Company assumes, or otherwise becomes liable for, the obligations of any other Person;

(viii) Contracts that relate to the disposition or acquisition of material assets or any interest in any business enterprise (including any Liability related to or arising out of any acquisition or other business combination such as any earn-out, performance, bonus or other contingent payment arrangement, however such arrangement may be evidenced), but excluding, for the avoidance of any doubt, any Company Options if those are disclosed under a separate Section of the Disclosure Schedule;

(ix) Outbound Intellectual Property Contracts that are required to be set forth on Section 3.13(e) of the Company Disclosure Schedule (except for Outbound Intellectual Property Contracts entered in the ordinary course of business);

(x) Contracts with Company Employees granting any bonus or change of control benefits, or termination pay (in cash or equity or otherwise) to any Employee with respect to which the Company has or may have any liability or obligation, in each case, except as required under applicable law, or Contracts with any labor union, works council or similar organization;

(xi) Contracts that (A) include any non-competition or non-solicitation covenant or similar arrangement that limits the right of the Company to engage in, or to compete (geographically or otherwise) in any line of business or with any other Person anywhere in the world or (B) grant exclusive rights of any type or scope;

(xii) Contracts that provide for indemnification by the Company;

(xiii) Contracts that involve an option to purchase, a right of first refusal or other potential right to acquire any property interest or any Securities of any Person, other than as set forth in the Articles (including the Company);

(xiv) Contracts that contain “most favored nation” provisions or any similar preferred pricing provision requiring that a third party be offered terms or concessions at least as favorable as those offered to one or more other parties;

(xv) Contracts with (A) any Governmental Authority; or (B) any party who is a subcontractor of any Governmental Authority in connection with such Contract;

(xvi) Contracts that relate to the settlement of any Proceeding;

(xvii) Contracts with suppliers of the Company with a value exceeding $100,000 individually;

(xviii) Contracts establishing powers of attorney or agency agreements;

(xix) Contracts under which the Company has any obligations to create or maintain interoperability or compatibility of any of the Company’s technology, products or services with any technology, products or services of any other Person;

(xx) collective bargaining agreements or other agreements or arrangements with any labor union, trade union or works council; or

(xxi) Contracts that have a restriction on assignment on the Company in the event of a change of control.

(b) Prior to the date of this Agreement, the Company has delivered or made available to Purchaser or its counsel a true, correct and complete copy of each Material Contract, including all amendments, modifications and supplements thereto through the date of this Agreement (or a written description of the material terms of any Material Contract that is not written).

(c) Each Material Contract is a valid, binding and enforceable obligation of the Company in accordance with its terms against the Company and, to the Knowledge of the Company, against each other party thereto (in each case, subject to General Enforceability Exceptions), and is in full force and effect.

(d) There is no existing default by the Company under any of the Material Contracts and no event has occurred or, to the Knowledge of the Company, that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute default by the Company or subject the Company to any penalty or liquidated damages, under any Material Contract.

(e) The Company has not received any notice or other written or oral communication from any Person regarding (A) any actual or alleged breach of, default under or failure to comply with any term or requirement of any Material Contract; or (B) any actual or proposed revocation, withdrawal, suspension, cancellation, termination or amendment to any Material Contract.

(f) The Company has not received notice of and, to the Knowledge of the Company, there are no existing defaults by any other Person party to a Material Contract; and, to the Knowledge of the Company, no event has occurred or likely to occur or that, with or without notice, lapse of time or the happening or occurrence of any other event, would constitute a default under any Material Contract by any other Person party thereto (other than the Company).

(g) Section 3.12(g) of the Company Disclosure Schedule lists any outstanding bid or proposal made by or to the Company, or to or by any customer, supplier, vendor or service provider, that if accepted would constitute a Contract of a type described in Section 3.12(a) of the Company Disclosure Schedule.

Section 3.13 Company Intellectual Property.

(a) Intellectual Property Registrations. Section 3.13(a) of the Company Disclosure Schedule contains a complete and accurate list of all Company Intellectual Property Registrations as of the Effective Date and (i) for each Patent (including any abandoned applications, if any), the patent number or application serial number for each jurisdiction in which filed, list of inventors, date issued and filed, and present status thereof; (ii) for each registered Trademark and trademark application, the application serial number or registration number, by country and the class of goods or services covered, the nature of the goods or services, the date issued and filed, and the present status thereof, as well as a list of all material common law trademarks used by the Company, including a list of applicable jurisdictions, the nature of the goods and services offered under the common law trademark; (iii) for any Domain Names, the owner, the registration date, any renewal date and name of registry; (iv) for each copyright registration or application, the number and date of such registration or copyright application by country, province and state, as well as a list of all material copyrights for which an application has not been filed; and (v) all threatened or actual Proceedings (including reexamination and reissue proceedings) as well as oppositions to trade/service marks registrations, before any court, tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to such Company Intellectual Property Registrations listed in subsections (i) trough (iv); and (vi) any actions that the Company (or its handling counsel) has received written notices or instructions that such actions must be taken within one hundred and eighty (180) days after the date of this Agreement for the purposes of obtaining, maintaining, perfecting, preserving or renewing any such Company Intellectual Property Registrations, including the payment of any registration, maintenance or renewal fees or the filing of documents, applications or certificates or any responses to office actions, including conversion of provisional applications to non-provisional applications.).

(b) Validity. Each of the Company Intellectual Property Registrations is, to the Knowledge of the Company, valid and subsisting (excluding pending applications), all necessary registration, maintenance and renewal fees currently due in connection with such Company Intellectual Property Registrations have been made and all necessary documents, recordations and certificates in connection with such Company Intellectual Property Registrations that were due prior to the date of this Agreement or the Closing Date have been filed prior to the date of this Agreement or will be filed prior to the Closing Date, with the relevant patent, copyright, trademark or other authorities in the United States or any other jurisdictions, as the case may be, for the purposes of prosecuting, perfecting and maintaining such Company Intellectual Property Registrations. To the Knowledge of the Company, there are no facts, or circumstances, that would constitute prior art or are reasonably likely to render any of the Company Intellectual Property Registrations invalid or unenforceable, or that would materially affect any pending application for any Company Intellectual Property Registrations or, when granted, would materially affect the ability of the buyer to enforce the granted Patents. To the Knowledge of the Company, all applications for Company Intellectual Property Registrations have been prosecuted in compliance with applicable rules, policies, and procedures of the United States or foreign authorities (as applicable) for Intellectual Property Registrations. The sole, original, first and joint inventors of the subject matter claimed in the Company Patents are properly named in the Company Patents without any misjoinders, and/or non-joinders, and, except as set forth in Section 3.13(b) of the Company Disclosure Schedule, the applicable statutes governing marking of products covered by the inventions in the Company Patents have been fully complied with. Other than prior art references cited in the applicable patent office file history of any Company Patent (a true, correct and complete copy of which the Company has delivered or made available to Purchaser), the Company has no Knowledge of any prior art references or prior public uses, sales, offers for sale or disclosures that would reasonably be expected to invalidate the Company Patents or any claim thereof, or of any conduct the result of which would reasonably be expected to render the Company Patents or any claim thereof invalid or unenforceable There have not been any misrepresentations of or failures to disclose, any facts or circumstances in any application for any Company Registered Intellectual Property that would constitute fraud, inequitable conduct, or a misrepresentation with respect to such application, or that would otherwise are reasonably likely to adversely affect the validity or enforceability of any Company Registered Intellectual Property. Except as set forth in Section 3.13(b) of the Company Disclosure Schedule and to the Knowledge of the Company, there are no legal or governmental Proceedings, including interference, re-examination, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the Company Registered Intellectual Property, other than review of pending patent and trademark applications, and to the Knowledge of the Company no such Proceedings are threatened or contemplated by any Governmental Authority or any other Person.

(c) Ownership. To the Knowledge of the Company and except as set forth in Section 3.13(c) of the Company Disclosure Schedule,

(i) No Company Intellectual Property and Company Intellectual Property Registrations owned are subject to any Proceeding or outstanding decree, order, judgment, or stipulation, restricting the use, transfer, or licensing thereof by the Company, or which adversely affects the validity, use or enforceability of such Company Intellectual Property, Company Intellectual Property Registrations or Company Products. No other Company Intellectual Property is subject to any Proceeding or outstanding decree, order, judgment, or stipulation, restricting the use thereof by the Company.

(ii) The Company owns, and has good and exclusive title to, all Company Intellectual Property Registrations and Company Intellectual Property owned or purported to be owned by the Company free and clear of any Lien (other than the Outbound Intellectual Property Contracts). All Company Intellectual Property Registrations and Company Intellectual Property owned or purported to be owned by the Company are fully transferable, alienable or licensable by the Company and its Affiliates without restriction and without payment of any kind to any Person, subject to any applicable Law.

(iii) No Person other than the Company that licensed or otherwise granted rights under Intellectual Property to the Company has claimed ownership interest in or exclusive license rights to any improvements made by or for the Company to any Company Products or any Company that Intellectual Property Registrations or Company Intellectual Property owned or purported to be owned by the Company.

(iv) The Company has not (A) transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property that were at any time Company Intellectual Property that the Company owned or purported to own or Company Intellectual Property Registrations, to any other Person; or (B) permitted the Company’s rights in any such Company Intellectual Property to lapse or enter the public domain After giving effect to the Transactions, no Affiliate or current or former partner, director, shareholder, officer, employee or contractor of the Company will own or retain any rights in such Company Intellectual Property or Company Intellectual Property Registrations.

(v) The Company has not made any submission and is not subject to any agreement with any standards body or other similar entity that would obligate the Company to grant licenses to any Person or otherwise impair or limit its control of any Company Intellectual Property owned or purported to be owned by the Company or Company Intellectual Property Registrations.

(vi) Except as set forth in Section 3.13(c)(vi) of the Company Disclosure Schedule, the Company has required each current and former employee and current and former Contractor of the Company who has contributed to the creation of Intellectual Property for the Company to sign a proprietary information agreement, in which the employee shall assign and currently assigns to the Company, , all right, title and interest in and to the Intellectual Property created by such Person (the “Invention Assignment Agreements”); and waives any rights to distribution of royalties under section 134 to Israel Patent Law 5727-1967. The Company has delivered or made available to Purchaser true, correct and complete copy of the forms of all Invention Assignment Agreements. To the Company’s Knowledge, there are no disputes regarding the scope of any assignment of Intellectual Property Rights to the Company by any Company Employee or former employee of the Company or current or former Contractor, or performance under such assignment agreement, including with respect to any payments to be made or received by the Company thereunder.

(vii) No governmental funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of any Company Intellectual Property or Company Intellectual Property Registrations owned or purported to be owned by the Company in any jurisdiction in which Company currently conducts or has conducted business.

(d) Non-Infringement. Except as set forth in Section 3.13(d) of the Company Disclosure Schedule and to the Knowledge of the Company, the operation of the Business, including the design, development, manufacture, use, import, export, sale, licensing or other exploitation of Company Products or the use of the Company Intellectual Property owned or purported to be owned by the Company with respect thereto, does not and will not infringe or violate any Intellectual Property Rights or misappropriate any Intellectual Property of any third party (provided that the above shall not be deemed to refer to any Intellectual Property Rights that are not owned or purported to be owned by the Company and which may be used in any Company Products). The Company has not received notice from any Person (i) alleging any infringement or misappropriation with respect to any Intellectual Property or Intellectual Property Rights; (ii) claiming that the Company must license from any Person or refrain from using any Intellectual Property or Intellectual Property Rights; or (iii) challenging the validity, enforceability, effectiveness or ownership by the Company of any of the Company Intellectual Property owned or purported to be owned by the Company. To the Knowledge of the Company, no such a claim is threatened by any Person and no valid basis exists to date for such a claim. The Company has not received any opinion of counsel regarding any allegation of infringement relating to the operation of the Business or the Company Products. To the Knowledge of the Company, Company Intellectual Property that is not owned or purported to be owned by the Company does not infringe or violate any Intellectual Property Rights or misappropriate any Intellectual Property of any third party.

(e) Intellectual Property Contracts. Schedule 3.13(e)(A) of the Company Disclosure Schedule contains a complete and accurate list of all Contracts which are in effect on the Effective Date to which the Company is a party with respect to Intellectual Property or Intellectual Property Rights licensed by the Company to any third party (“Outbound Intellectual Property Contracts”). Schedule 3.13(e)(B) of the Company Disclosure Schedule contains a complete and accurate list of all Contracts which are in effect on the Effective Date pursuant to which a third party has licensed any Intellectual Property or Intellectual Property Rights to the Company (other than licenses for commercially available software) (“Inbound Intellectual Property Contracts”). The Company has not been subjected to an audit of any kind in connection with any Inbound Intellectual Property Contracts, or received any notice of intent to conduct any such audit. The Inbound Intellectual Property Contracts and Outbound Intellectual Property Contracts, collectively, are referred to herein as the “Intellectual Property Contracts.”

(f) Open Source and Copyleft Materials. All use and distribution of Company Products, or any Open Source Materials, by or through the Company is in compliance in all material respects with all commercially reasonable Open Source Licenses applicable to the proposed use in the Company Product , including all copyright notice and attribution requirements. Section 3.13(f) of the Company Disclosure Schedule lists all Open Source Materials used in the Company Products, including products in development or testing thereof, and (i) identifies the Open Source License applicable thereto; (ii) identifies the author of the open source used and/or modified; (iii) identifies, where available, a URL at which the applicable version of the Open Source Materials are available and at which the applicable Open Source License is identified; (iv) describes the manner in which such Open Source Materials were used; (v) states whether (and, if so, how) the Open Source Materials were modified by or for the Company; (vi) states whether the Open Source Materials were distributed by or for the Company; (vii) states whether the Open Source Materials were used, offered or made available on a hosted or similar basis by or for the Company; and (viii) describes how such Open Source Materials are integrated with or interact with the Company Products or any portion thereof. Except as set forth and disclosed above and in the Company Disclosure Schedule, the Company has not (A) incorporated Open Source Materials into, linked with, or combined Open Source Materials with, any of the Company Products; (B) distributed Open Source Materials in conjunction with or for use with any of the Company Products; or (C) used Copyleft Materials in a manner that requires the Company Products, any portion thereof, or any Company Intellectual Property, to be subject to Copyleft Licenses.

(g) Sufficiency of Intellectual Property Rights. The Company owns or is validly licensed (pursuant to an enforceable (subject to General Enforceability Exceptions) license) sufficient Intellectual Property Rights to conduct the Business including the design, development, manufacture, having manufactured for, having sold, use, import, export, sale, distribution, licensing or other exploitation of Company Products. The Transactions will not alter, impair or otherwise adversely affect any rights of the Company in any Company Intellectual Property.

(h) Software. Section 3.13(h)(i) of the Company Disclosure Schedule lists as of the Effective Date (i) all Contracts pursuant to which any Person (A) has been provided any software or firmware Company Products; or (B) has obtained or may obtain rights to receive any software or firmware Company Products in source code form through or from an escrow agent or any other Person; and (ii) all third-party software, firmware or other technology components that are incorporated in, provided with or otherwise used or held for use by the Company in connection with the development, use, exploitation, support or maintenance of any Company Products, other than other than commercially available software and open source materials. Except as disclosed in Schedule 3.13(h)(ii) of the Company Disclosure Schedule, the Company has not disclosed or delivered to any escrow agent or any other Person any of the source code relating to any Company Intellectual Property, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code, and no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or reasonably would be expected to, result in the delivery, license, or disclosure of any source code to any Person who is not, as of the date of this Agreement, an employee of the Company.

(i) Governmental Rights. No government, university, college, other educational institution, research center or non-profit institution (collectively, “Institutions”) provided facilities or funding for the development of any Company Intellectual Property owned or purported to be owned by the Company or Company Product. No Institutions have any rights in or with respect to any developments of any Intellectual Property made by any current or former employee, or Contractor of the Company that relate in any manner to Company Intellectual Property owned or purported to be owned by the Company or the Company Products.

(j) Third-Party Infringement. To the Knowledge of the Company, no Person has infringed or misappropriated, or is infringing or misappropriating, any Company Intellectual Property Rights owned or purported to be owned by the Company. To the Knowledge of the Knowledge Group, no Person has infringed or misappropriated, or is infringing or misappropriating, any other Company Intellectual Property Rights.

(k) Trade Secret Protection. The Company has taken reasonable steps to protect and maintain the rights of the Company in the Company’s Confidential Information and Trade Secrets in accordance with industry practices. Without limiting the foregoing, except as set forth in Section 3.13(k) of the Company Disclosure Schedule, the Company has required each employee and Contractor who had access to Company’s Confidential Information and Trade Secrets to execute a written agreement that provides reasonable protection for such Confidential Information and Trade Secrets and all current and former employees, and Contractors of the Company with access to such Confidential Information or Trade Secrets have executed such an agreement. All disclosures by the Company of any Company Confidential Information and Trade Secrets have been made pursuant to a written agreement that provides reasonable protection for such Trade Secrets and Confidential Information. The Company has taken reasonable steps to protect the Trade Secrets or confidential information of third parties provided to the Company in accordance with all applicable obligations of confidentiality. To the Knowledge of the company, no current or former Company Employee or Contractor has used, or incorporated unauthorized Trade Secret of any Third Company in the Company Product.

Section 3.14  Litigation and Other Proceedings.

Except as set forth in Section 3.14(a) of the Company Disclosure Schedule, there are not currently, and there have never been, any (a) Proceedings of any nature instituted, commenced or pending against or involving the Company, the Business or the assets of the Company or any Shareholder, employee or director of the Company in its, his or her capacity as such, whether at law or in equity or whether civil or criminal in nature, including any Proceeding that seeks to prevent, enjoin, alter or delay the Transactions; or (b) pending Orders of any Governmental Authority with respect to or involving the Company, the Business or the assets of the Company or any Shareholder, employee or director of the Company in its, his or her capacity as such, nor, to the Knowledge of the Company, are any of the foregoing Proceedings or Orders currently threatened by any Person. To the Company’s Knowledge, no fact or circumstances exist, individually or in the aggregate and with or without notice or lapse of time, that reasonably could be expected to result in any of the foregoing being instituted. Except as set forth in Section 3.14(b) of the Company Disclosure Schedule, there is no Proceeding by the Company pending, or which the Company has commenced preparations to initiate, against any other Person, currently or at any time in the last five (5) years.

Section 3.15 Compliance with Laws; Permits; Privacy

(a) The Company is in compliance and has been in compliance, in all material respects, with all Laws, Permits and Orders applicable to the Company or its assets, properties or Business, including Israeli Export Control Laws, (b) To the Knowledge of the Company, no event has occurred or circumstance exists that (with or without notice or lapse of time): (i) are reasonably expected to constitute or result in a violation by the Company of, or a failure on the part of the Company to comply in any material respect with, any Law, Permit or Order applicable to the Company or its assets, properties or Business; or (ii) are reasonably expected to give rise to any material obligation, on the part of the Company, to undertake, or to bear all or any portion of the cost of, any curative action of any nature; and (c) the Company has not received any written notification from any Governmental Authority or any other Person asserting that (i) the Company is not in compliance, in all material respects, with any Law, Permit or Order applicable to the Company or its assets or Business; or (ii) the Company may have an obligation to undertake, or to bear all or any portion of the cost of, any curative action of any nature. The Company has not received notice of, and the Company has no Knowledge that any Governmental Authority intends to conduct, an investigation with respect to the Company, and, to the knowledge of the Company, no such investigation is in progress. The Company possesses all Permits necessary to conduct the Business in each jurisdiction (federal, state, local and foreign) in which the Company has conducted business, and Section 3.15(a) of the Company Disclosure Schedule contains a true, correct and complete list of all such Permits and all Orders under which the Company, the Business or any assets of the Company is operating or bound. All such Permits are in full force and effect and there are no Proceedings pending or, to the Knowledge of the Company, threatened, that seek the revocation, cancellation, suspension or adverse modification of any such Permit.

(b) Except as set forth in Schedule 3.15(b), (i) the Company is not, and at no time has been, in material violation of any Laws relating to the rights of any Person with respect to Personal Information and Privacy Rights, including the Laws relating to the collection, storage, use, security and/or transfer of Personal Information, and (ii) the Company is, and at all times have been, in compliance with applicable industry standards relating to Personal Information and Privacy Rights.

(c) Except as set forth in Schedule 3.15(b), the Company: (i) has been, and is protecting, with industry standard security measures, the confidentiality, integrity and security of its software, databases, systems, networks and Internet sites and all information stored or contained therein or transmitted thereby from unauthorized or improper access, modification, transmittal or use; (ii) does not use or intentionally collect or intentionally receive Personal Information relating to children under thirteen years of age in violation of the Children’s Online Privacy Protection Act; and (iii) has been, and is, in material compliance with each privacy policy it has made publicly available and the terms of each of its contractual obligations that is applicable to Personal Information and Privacy Rights.

(d) All third party servicing, outsourcing, hosting or similar arrangement with respect to the management of information are set forth in Schedule 3.15(d).

(e) The Company has reasonable technological and procedural measures in place to protect all Personal Information against loss, theft and unauthorized access or disclosure. The Company has implemented and maintained a system of internal controls sufficient to provide reasonable assurance that the Company complies, in all material respects, with all applicable Laws pertaining to protecting Personal Information, and that the they will not collect, fail to secure, share or use such Personal Information in a manner that breaches or violates any (i) such Laws, (ii) internal or customer-facing privacy or data security policy adopted by, or otherwise applicable to, the Company or the Business, or (iii) contractual commitment made by the Company that is applicable to Personal Information. Except as set forth in Schedule 315(e), no written claim has been asserted or threatened with respect to the Company’s receipt, collection, use, storage, processing, disclosure or disposal of Personal Information.

Section 3.16 Employees.

(a) Section 3.16(a) of the Company Disclosure Schedule sets forth a true and complete list of all employees of the Company, and includes each employee’s name, position and title, work location, scope of employment (e.g., full- or part-time or temporary), overtime classification (e.g., exempt or non-exempt), date of commencement of employment, prior notice entitlement, salary and any other material compensation or benefit payable, maintained or contributed to or with respect to which any potential monetary liability is contractually borne by the Company (whether now or in the future) to each of the listed employees and including but not limited to the following entitlements: bonus (including type of bonus, calculation method and amounts received in 2019 and 2020), deferred compensation, commissions (including calculation method and amounts received in 2019 and 2020), overtime payment, vacation entitlement and accrued vacation, travel entitlement (e.g. travel pay, car, leased car arrangement and car maintenance payments), sick leave entitlement and accrual, shares and any other incentive payments, recuperation pay entitlement and accrual, pension arrangement and/or any other provident fund (including managers' insurance and education fund), their respective contribution rates and the salary basis for such contributions, whether such employee, is subject to Section 14 Arrangement under the Israeli Severance Pay Law - 1963 (“Section 14 Arrangement”) (and, to the extent such employee is subject to the Section 14 Arrangement, an indication of whether such arrangement has been applied to such person from the commencement date of his employment and on the basis of his entire salary), last compensation increase to date including the amount thereof, and whether the employee is on leave (and if so, the category of leave, the date on which such leave commenced and the date of expected return to work). Other than their salaries and except as set forth in Section 3.16(a) of the Company Disclosure Schedule, the employees of the Company are not entitled to any payment or benefit that may be reclassified as part of their determining salary for any purpose, including for calculating any social contributions. Except as set forth in Section 3.16(a) of the Company Disclosure Schedule and subject to any limitations under applicable Law, the employment of each of the employees of the Company is terminable by the Company with no more than one month prior notice. Except as set forth in Section 3.16(a) of the Company Disclosure Schedule, no employee of the Company is entitled (whether by virtue of any Law, Contract or otherwise) to any benefits, entitlement or compensation that is not listed in Section 3.16(a) of the Company Disclosure Schedule. Except as set forth in Section 3.16(a) of the Company Disclosure Schedule, the Company did not make any promises or commitments to any of its employees or former employees, whether in writing or not, with respect to any future changes or additions to their compensation or benefits, as listed in Section 3.16(a) of the Company Disclosure Schedule. ,. All Company Employees and former employees of the Company have signed an employment agreement substantially in the form delivered or made available to Purchaser.

(b) Except as set forth in Section 3.16(b) of the Company Disclosure Schedule, no key employee of the Company has been dismissed in the last twelve (12) months prior to the signing date of this Agreement.

(c) The Company is not and was never a party to any collective bargaining agreement, or other Contract or arrangement with a labor union, trade union or other organization or body involving any of its employees or employee representatives, or is otherwise required (under any Law, under any Contract or otherwise) to provide benefits or working conditions under any of the foregoing. The Company is not and was never a member of any employers’ association or organization. The Company has never paid, is not required to pay and has never been requested to pay any payment (including professional organizational handling charges) to any employers’ association or organization. Except for extension orders which generally apply to all employees in Israel business or as set forth in Section 3.16(c) of the Company Disclosure Schedule, no extension orders apply to the Company and no employee of the Company benefits from any such extension orders. There are no and have never been any labor organizations representing, and to the Knowledge of the Company there are no labor organizations purporting to represent or seeking to represent, any Company's employees. The Company does not have Knowledge of any union organizing activities or proceedings of any labor union to organize any Company's employees. The Company is not engaged, and has never been engaged, in any unfair labor practice of any nature. The Company has never had any strike, slowdown, work stoppage, lockout, job action or threat thereof, or question concerning representation, by or with respect to any of the Company's employees, except in circumstances effecting the entire labor sector in the State of Israel.

(d) Section 3.16(d) of the Company Disclosure Schedule sets forth a true and complete list of all present independent contractors and consultants (“Contractors”) to the Company, and includes each Contractor’s name, date of commencement, and rate of all regular compensation and benefits, bonus or any other material compensation payable. Except as set forth on Section 3.16(d) of the Company Disclosure Schedule, all Contractors can be terminated on notice of thirty days or less to the Contractor. All Contractors are and were classified as independent contractors in their respective engagement agreements and would not reasonably be expected to be reclassified by the courts or any other authority as employees of the Company, for any propose whatsoever. According to the Contractors agreements with the Company, no Contractor is entitled to rights under the applicable labor laws. All Contractors have received all their rights to which they are and were entitled to according to any applicable law or Contract with the Company. Except as set forth on Section 3.16(d) of the Company Disclosure Schedule, the Company does not engage any personnel through manpower agencies.

(e) The Company does not have unsatisfied obligations of any nature to any of its former employees or Contractors, and their termination was in compliance with all material applicable Laws and Contracts.

(f) Except as set forth on Section 3.16(f) of the Company Disclosure Schedule, all past and present employees of the Company have executed the Company's standard employment agreement and standard restrictive covenants' agreement. Except as set forth on Section 3.16(f) of the Company Disclosure Schedule, no current or former employee or Contractor of the Company is or was engaged by the Company without a written contract or did not execute an agreement concerning intellectual property, confidentiality and non compete. The Company has delivered to Purchaser or to its counsel: (i) accurate and complete copies of all such standard employment agreements; (ii) accurate and complete copies of all employee manuals and handbooks, all Company's policies and guidelines with regard to engagement terms and procedures and other material documents relating to the engagement of the Company's employees and Contractors (if any exist); and (iii) accurate and complete copies of all the employment agreements with any Company Employee.

(g) Except as set forth in Section 3.16(g) of the Company Disclosure Schedule, the Company is not liable for any material payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course, consistent with past practice). There are no pending claims against the Company under any workers’ compensation plan or policy or for short or long term disability.

(h) To the Knowledge of the Company, no employee of the Company: (i) has received an offer to join a business that may be competitive with the Company’s Business; or/and (ii) is in violation of any term of any employment Contract, invention assignment agreement, non-disclosure agreement, patent disclosure agreement, non-competition agreement, non-solicitation agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the Business or to the use of trade secrets or proprietary information of others.

(i) Except as set forth in Section 3.16(i) of the Company Disclosure Schedule, since the inception of the Company (or any predecessor entities, if applicable), the Company has been in compliance, in all material respects, with all then applicable Laws relating to employees and employment issues, including termination of employment, discrimination, terms and conditions of employment, wages, hours, overtime and overtime payment, working during rest days and occupational safety and health, privacy issues, discrimination, fringe benefits and employment practices, and have not engaged in any unfair labor practices.

(j) The Company does not currently engage any employee or Contractor, whose employment or engagement requires special licenses or permits.

(k) Without derogating from any of the above representations, the Company's liability towards its employees regarding severance pay, accrued vacation and contributions to all Company Benefit Arrangements are fully funded or if not required by any source to be funded are accrued on the Company’s financial statements as of the date of such financial statements. Section 14 Arrangement was properly applied in accordance with the terms of the general permit issued by the Israeli Labor Minister regarding all former and current employees of the Company based on their full salaries and from their commencement date of employment. All amounts that the Company is legally or contractually required to either (A) deduct from its employees’ salaries and any other compensation or benefit or to transfer to such employees’ Company Benefit Arrangements or (B) withhold from employees’ salaries and any other compensation or benefit and to pay to any Governmental Authority as required by any applicable Law, have been duly deducted, transferred, withheld and paid, and the Company does not have any outstanding obligation to make any such deduction, transfer, withholding or payment (other than routine payments, deductions or withholdings to be timely made in the ordinary course of business and consistent with past practice).

Section 3.17 Employee Benefit Plans.

(a) Section 3.17(a) of the Company Disclosure Schedule sets forth a list of each Company Employee Plan and each other employment or consulting agreement, and each other material plan, agreement, program or arrangement providing for change in control benefits, or equity or equity-related compensation, bonus, commission, incentive compensation, deferred compensation, for the benefit of current, former or retired employees, directors, advisors or Contractors of the Company (collectively, the “Company Benefit Arrangements”). With respect to each Company Employee Plan and Company Benefit Arrangement, the Company has delivered or made available to Purchaser or to its counsel a copy of any current plan documents and amendments thereto or other written documentation.

(b) With respect to each Company Employee Plan and each Company Benefit Arrangement, the Company has complied in all material respects with the terms of each Company Employee Plan and each Company Benefit Arrangement. To the Company’s Knowledge, no Company employees or Contractor is expected to provide the Company with notice regarding his or her intention to terminate his or her employment or engagement with the Company due to the consummation of the Transactions.

(c) There is no Contract to which the Company or its Subsidiary is a party covering any employee of the Company, which, individually or collectively, could reasonably be expected to give rise to the payment of any amount that would be characterized as a “parachute payment” , as a result of the transactions contemplated by this Agreement.  There is no Contract to which the Company, any of its Subsidiaries or any ERISA Affiliate is a party or by which it is bound to compensate any Employee for excise Taxes paid pursuant to Section 4999 of the Code.

Section 3.18 Taxes.

(a) The Company and each of the Subsidiaries (i) have timely filed (taking into account any extensions of time in which to file) all material federal, state, local and foreign returns, estimates, claims for refund, information statements and reports or other similar documents with respect to any and all material Taxes (including amendments, schedules, or attachments thereto) (“Tax Returns”) required to be filed with any Governmental Authority by any of them and all such filed Tax Returns are true, correct and complete, in all material respects, and were prepared in compliance with all applicable Laws and (ii) have timely paid, or have adequately reserved (in accordance with GAAP) on the most recent financial statements contained in the Company reports for the payment of, all material Taxes required to be paid (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items or carryforwards) for all Taxable periods and portions thereof through December 31, 2020, and since then, the Company and the Company’s Subsidiaries have not incurred any liability for Taxes (i) from extraordinary gains or losses within the meaning of GAAP, or (ii) outside the ordinary course of business.

(b) The Company has complied in all respects with all applicable Laws relating to the payment and withholding of Taxes from payments made or deemed made to any Person and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws. The Company is in compliance with, and its records contain all information and documents necessary to comply with, all applicable information reporting and withholding requirements under all applicable Tax Laws.

(c) No deficiencies for any Taxes have been asserted in writing or assessed in writing, or to the Knowledge of the Company, proposed, against the Company or any of the Subsidiaries that are not subject to adequate reserves on the consolidated financial statements of the Company and the Subsidiaries (in accordance with GAAP) as adjusted in the ordinary course of business consistent with past practice, nor has the Company or any of the Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. There are no Liens (other than Permitted Liens) on any of the assets of the Company or the Subsidiaries for Taxes.

(d) Except as set forth in Section 3.18(d) of the Company Disclosure Schedule, no audit of any Tax Return of the Company or any of the Subsidiaries is presently in progress, nor has the Company or any of the Subsidiaries been notified in writing of any request for such an audit.

(e) Neither the Company nor its Subsidiary has participated or engaged in any transaction or action which would require special reporting in accordance with Section 131(g) of the Israeli Tax Ordinance and the Israeli Income Tax Regulations (Tax Planning Requiring Reporting), 2006, regarding aggressive tax planning. Neither the Company nor its Subsidiary has received any “reportable tax opinion” or taken any “reportable position,” all within the meaning of Sections 131D and 131E of the Israeli Tax Ordinance, Sections 67C and 67D of the Israeli Value Added Tax Law, 1975, as amended, Section 231(e) of the Customs Ordinance [New Version] 5717-1957 and Section 21(c) of Fuel Excise Law, 5718-1958.

(f) With respect to each transaction in which any of the Company’s Subsidiaries have participated that is classified as a “reportable transaction” within the meaning of U.S. Treasury Regulation §1.6011-4(b)(1) (or any similar provision of the Tax Laws of any other jurisdiction), such participation has been properly disclosed on IRS Form 8886 or as otherwise required under the Tax Laws of any other jurisdiction.

(g) To the Company’s knowledge, no extension of time within which to file any Tax Return required to be filed by the Company or any of the Subsidiaries is currently in effect.

(h) No action, suit, investigation, claim or assessment is pending or, to the Knowledge of the Company, threatened with respect to Taxes for which the Company or any of the Subsidiaries may be liable.

(i) No written claim has ever been made by a Governmental Authority in a jurisdiction where the Company or any of the Subsidiaries does not pay Taxes or file Tax Returns asserting that the Company or such Subsidiary, respectively, is or may be subject to Taxes assessed by such jurisdiction or required to file a Tax Return in such jurisdiction.

(j) None of the Company or the Subsidiaries is bound by any Tax indemnity, Tax sharing agreement or Tax allocation agreement or arrangement or any similar agreement with respect to Taxes, nor is there any other reason, as transferee or successor, by operation of Law or otherwise, that the Company or any of the Subsidiaries will have, as of the Closing Date, any liability for Taxes of any other entity.

(k) There are no Tax rulings, requests for rulings, private letter rulings, similar agreement, or closing agreements relating to Taxes for which the Company or any of the Subsidiaries is reasonably expected to be liable that would reasonably be expected to affect the Company’s or any of the Subsidiaries’ liability for Taxes for any taxable period ending after the Closing Date.

(l) None of the Company or the Subsidiaries will be required to include or accelerate the recognition of any item in income, or exclude or defer any deduction or other tax benefit, in each case in any taxable period ending after the Closing Date, as a result of any change in method of accounting, closing agreement, intercompany transaction, installment sale or the receipt of any prepaid amount, income inclusions, if applicable, such as any item of income or gain, or exclusion of any item of deduction or loss from, taxable income made on or prior to the Closing Date.

(m) All Taxes that the Company or any of the Subsidiaries is required by law or contract to withhold or to collect from each payment made to any employee, independent contractor, consultant, creditor, shareholder or other person have been duly withheld and collected and have been duly and timely paid to the appropriate Governmental Authority. The Company and the Subsidiaries have complied with all record keeping and reporting requirements in connection with amounts paid or owing to any employee, independent contractor, consultant, creditor or shareholder.

(n) None of the Subsidiaries (i) is or has been an Israeli resident as defined in Section 1 of the Ordinance or (ii) has or has had any assets that principally comprise, directly or indirectly, assets located in Israel, in either case as determined in accordance with the Israeli Law relating to Taxes. To the Knowledge of the Company, neither the Company nor any of the Subsidiaries currently have, nor have ever had, a “permanent establishment” (as defined in any applicable income tax treaty) or a fixed place of business in any country other than their respective countries of incorporation.

(o) The Company has at all times been an Israeli resident for Tax purposes. Since its incorporation, the Company has not paid and has no liability for Taxes in any jurisdiction other than Israel; and no claim has been made in writing by any Tax Authority in any jurisdiction where the Company does not file Tax Returns that it is or may be subject to Tax by such jurisdiction.

(p) None of the Company or the Subsidiaries ever was "Family Company" as defined in the Ordinance or is subject to any restrictions or limitations pursuant to Part E2 of the Ordinance or pursuant to any Tax ruling made with reference to the provisions of such Part E2 or otherwise.

(q) None of the Company or the Subsidiaries has been at any time a “United States real property holding corporation” for purposes of Sections 897 and 1445 of the Code.

(r) During the last three years, none of the Company or the Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355 of the Code (or any similar provision of Law relating to Taxes).

(s) The Company is not and has not at any time sought qualification or claimed benefits as a “Preferred Enterprise," a "Beneficiary Enterprise," or as an “Approved Enterprise” as such terms are defined in the Law for Encouragement of Capital Investments, 1959 (the “Encouragement Law”). Neither the Company nor any Subsidiary has ever been a real property corporation (Igud Mekarke’in) within the meaning of this term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963.

(t) The Company is duly registered for the purposes of Israeli value added tax and has complied in all material respects with all requirements concerning value added Taxes (“VAT”). The Company (i) has not made any exempt transactions (as defined in the Israel VAT Law), and there are no circumstances by reason of which the Company might not be an entitled to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by it,(ii) has collected and timely remitted to the relevant Governmental Authority all output VAT which it is required to collect and timely remit under any applicable Law; and (iii) has not received a refund for input VAT for which it is not entitled under any applicable Law.

(u) The prices and terms for the provision of any property or services by or to the Company and the Subsidiaries are at arm’s length for purposes of the relevant transfer pricing Laws, and all related documentation, if required by such Laws, has been timely prepared or obtained and, if necessary, retained. Each of the Company and the Subsidiaries complies in all material respects, with the requirements of Section 85A of the Ordinance and the regulations promulgated thereunder and any equivalent Tax Law.

(v) The Company Option Plan has received a favorable determination or approval letter from, or is otherwise approved by, or deemed approved by passage of time without objection by, the ITA under Section 102(b)(2) of the Ordinance. All Company Options and Section 102 Shares listed in Sections 3.03(a) and 3.03(b) of the Company Disclosure Schedule as intended to be subject to tax under Section 102(b)(2) of the Ordinance were and are currently in compliance in all material respects with the applicable requirements of Section 102(b)(2) of the Ordinance and the written requirements and guidance of the ITA, including the filing of the necessary documents with the ITA, the grant of Company Options only following the lapse of the required 30 day period from the filing of the Company Options Plan with the ITA, the receipt of the required written consents from the option holders, the appointment of an authorized trustee to hold the Company Options and Company Shares, the receipt of any and all tax rulings, compliance with the provisions of any tax ruling received and the due deposit of such Company Options and Company Shares with the 102 Trustee pursuant to the terms of Section 102, and applicable regulations and rules and the guidance published by the ITA on July 24, 2012 and clarification dated November 6, 2012. All Company Options granted to US taxpayers have an exercise price equal to no less than the fair market value of the underlying Company Shares on the grant date of such Company Option, as determined in accordance with Section 409A of the Code. The Company has complied with all applicable Tax Laws and requirements in connection with the exercise and/or sale of any Company Option granted under Section 3(i) of the Ordinance and has withheld all Tax that should have been required to be withheld in connection therewith under applicable Tax Laws.

(w) Other than any Tax Returns that have not yet been required to be filed (taking into account any extensions), the Company has made available to Purchaser complete copies of (i) all Tax Returns of the Company and the Subsidiaries relating to the taxable periods with respect to which the applicable statute of limitation has not already expired, (ii) any audit report issued with respect to or relating to any Taxes due from or with respect to the Company and the Subsidiaries, (iii) any closing or settlement agreements entered into by or with respect to the Company and the Subsidiaries with any Governmental Authority, (iv) all Tax opinions, memoranda and similar documents addressing Tax matters or positions of the Company and the Subsidiaries relating to the taxable periods with respect to which the applicable statute of limitation has not already expired, and (v) all material written communications to, or received by, the Company and the Subsidiaries from any Governmental Authority, including Tax rulings and Tax decisions relating to the taxable periods with respect to which the applicable statute of limitation has not already expired.

(x) The Company and the Subsidiaries have maintained up to date, full and accurate records, invoices and supporting documentation to substantiate the tax deductibility of services and expenses incurred and the deductibility of the related VAT, as well as the entries performed in the Tax returns.

Section 3.19 Company’s Governmental Grants. The Company did not receive, nor applied for, any Governmental Grants. “Governmental Grants” means any grant, incentive, subsidy, award, cost sharing arrangement or reimbursement arrangement provided or made available by or on behalf of or under the authority or funding of any Governmental Authority, including, without limitation, the Israel Innovation Authority (formally known as the Office of the Chief Scientist of the Ministry of Economy).

Section 3.20 Real Property; Absence of Liens and Encumbrances.

(a) Neither the Company nor any of its Subsidiaries currently owns, nor has ever owned any real property.

(b) Leased Real Property. Section 3.20(b) of the Company Disclosure Schedule lists all Leases of the Company, and the Company has delivered or made available to Purchaser true, correct and complete copies of all Leases, including all modifications, amendments and supplements thereto. The Company holds the leasehold interests in the Leased Real Property free and clear of all Liens other than Permitted Liens. Each Lease is in full force and effect and constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms and, to its Knowledge, against any other party thereto (in each case, subject to General Enforceability Exceptions). All rent and other sums and charges payable by the Company under the Leases are current, the Company have not received any written notice of default or termination under any Lease, no termination event or condition or uncured default on the part of the Company or to its Knowledge, any party thereto, exists under any Lease. Neither the Company (nor any of its Affiliates) has any outstanding options or rights of first refusal to purchase any Leased Real Property or any portion thereof or interest therein.

Section 3.21 Insurance.

Section 3.21 of the Company Disclosure Schedule contains a true, correct and complete list of all policies of fire, liability, product liability, workers’ compensation, health and other forms of insurance presently in effect with respect to the Business or its assets (the “Insurance Policies”), including the named insured(s) and all beneficiaries thereunder, true, correct and complete copies of which have been delivered or made available by the Company to Purchaser. All Insurance Policies are valid, outstanding and enforceable (subject to General Enforceability Exceptions) policies. All premiums payable under each such policy have been timely paid since inception of such policy and no notice of cancellation or termination has been received by the Company or its Affiliates with respect to any such policy. The Company does not have any Knowledge of, any threatened notice regarding any actual or possible refusal of any coverage or rejection of any material claims under any Company Insurance Policy. The Insurance Policies were determined by the Company’s management to provide reasonable insurance coverage to the activities and operations of the Company as currently conducted.

Section 3.22 Environmental Matters.

The Company has (a) been in compliance, in all material respects, with all applicable Environmental Laws; (b) not received any written notice with respect to the business of, or any property owned or leased by, the Company from any Governmental Authority or third Person alleging that the Company is not in material compliance with any Environmental Law; and (c) not caused the “release” of any Hazardous Materials in violation of any applicable Environmental Law, so as to give rise to any material Liability under Environmental Laws for the Company.

Section 3.23 Brokers’ Fees; Transaction Expenses.

The Company has no liability to pay any fees or commissions to any broker, finder or agent with respect to the Transactions based upon arrangements made by or on behalf of the Company. Other than the Transaction Expenses that will be due to the entities or individuals as set forth in the Consideration Allocation Certificate, there are no other Transaction Expenses.

Section 3.24 Fair Disclosure.

This Agreement, including the Disclosure Schedule and any certificate, instrument or other document that are exhibits to this Agreement by the Company, does not contain any misrepresentation of a material fact, and does not omit to state any material fact necessary to make the statements contained herein or therein (taken as a whole and in the light of the circumstances under which such representations were or will be made or provided) not misleading. The Company has delivered or made available to Purchaser all documents listed in the Disclosure Schedule. It is understood that this representation is qualified by the fact that the Company has not delivered to the Purchaser, and has not been requested to deliver, a private placement or similar memorandum or any written disclosure of the types of information customarily furnished to purchasers of securities.

Section 3.25 Warranty Obligations; Company Product Matters.

(a) Section 3.25(a) of the Company Disclosure Schedule sets forth (i) a list of all forms of written warranties, guarantees and written warranty policies of the Company in respect of any of the Company Products which are currently in effect (the “Warranty Obligations”), and the duration of each such Warranty Obligation; and (ii) each of the Warranty Obligations that is subject to any dispute or, to the Company’s Knowledge, threatened dispute. True, correct and complete copies of the Warranty Obligations have been delivered or made available by the Company to Purchaser prior to the execution of this Agreement. No Company Product is subject to any guaranty, warranty, or other indemnity beyond the Warranty Obligations.

(b) As of the date of this Agreement, the Company is not and will not be obligated to perform under Warranty Obligations. There have not been any material deviations from the Warranty Obligations, and no salesperson, employee or agent of the Company is authorized to undertake any obligation to any customer or other Person in excess of such Warranty Obligations. There are no oral warranties outstanding.

(c) Company Products.

Section 3.25(c) of the Company Disclosure Schedule contains a complete and accurate list of all Company Products, including title and most current version and release number.

Each Company Product conforms in all material respects to the specifications and documentation therefor, all applicable material contractual commitments and all applicable express and implied warranties and does not contain functionality that is not in compliance with applicable Law.

Section 3.26 Bank Accounts

Section 3.26 of the Company Disclosure Schedule identifies all bank and brokerage accounts of the Company, whether or not such accounts are held in the name of the Company, lists the respective signatories therefor, the balance of each account as of the date of this Agreement and lists the names of all individuals holding a power of attorney from the Company with respect to such accounts.

Section 3.27 Bankruptcy, Etc.

The Company is not involved in any Proceeding by or against it as a debtor before any Governmental Authority under any bankruptcy, winding-up, insolvency, arrangement, other similar Laws of general application affecting the enforcement of creditors' rights, or for the appointment of a trustee, receiver, liquidator, assignee, sequestrator or other similar official for any part of its assets.

Section 3.28 Foreign Corrupt Practices Act.

The Company and, to the Company’s Knowledge, each employee and agent of the Company, has complied with and is in compliance with, and none of them has taken any action that has violated or would reasonably be expected to result in a failure to comply with or a violation of the Foreign Corrupt Practices Act of 1977, as amended, the rules and regulations thereunder, the OECD Convention on Combating Bribery of Foreign Public Officials in International Transactions, dated 21 November 1977, Title 5 of the Israeli Penalty Law (Bribery Transactions), the Israeli Prohibition on Money Laundering Law, 2000, or other Laws that prohibit commercial bribery, domestic corruption or money laundering, and the standards established by the Financial Action Task Force on Money Laundering.

Section 3.29 Customers and Suppliers.

Section 3.29 of the Company Disclosure Schedule sets forth a list of (a) the 10 largest customers of the Company during the last full fiscal year and the amount of revenues accounted for by such customer (including from product sales and professional services) during each such period and any Contract entered with such customer and (b) each supplier that is the sole supplier of any significant product or service to the Company (other than Open Source Materials and commercially available software). No such customer or supplier has indicated within the past year that it will stop purchasing products from the Company or materially reduce its general volume of purchases (without regard to normal short-term fluctuations) from the Company. To the Knowledge of the Company, no Governmental Authority is a direct or indirect customer of any Company Product.

Section 3.30 Related Party Transactions.

Except as set forth in Section 3.30 of the Company Disclosure Schedule, no director, officer, employee of any Acquired Company or, to the Knowledge of the Company, members of any of their immediate family (each of the foregoing, a “Related Person”), other than in its capacity as a director, officer or employee of any Acquired Company (i) has been involved, directly or indirectly, in any material business arrangement or other material relationship with any Acquired Company, or (ii) directly or indirectly owns, or otherwise has any right, title, interest in, to or under, any material property or right, tangible or intangible, that is used by any Acquired Company. In addition, to the Knowledge of the Company, no such Related Person has an interest in any Person that competes with the businesses of any Acquired Company in any market presently served by any Acquired Company (except for passive ownership of less than one percent of the outstanding capital share of any corporation that is publicly traded on any recognized stock exchange or in the over-the-counter market). All material transactions since January 1, 2017 between the Company and interested parties that require approval pursuant to Sections 268 to 284 of the Companies Law or pursuant to the Fundamental Documents or Contracts have been so approved. For purpose of this Agreement, “immediate family” of any Person shall mean spouse, parents, children and brothers and sisters of such Person.

Section 3.31 Full Disclosure.

Except for the representations and warranties expressly and specifically made by the Company in this Agreement or certificates delivered by the Company pursuant to this Agreement, the Company does not make any express or implied representation or warranty, and the Company hereby disclaims all other representations and warranties of any kind or nature, express or implied.

Article IV
Representations and Warranties of the Selling Shareholders

Each of the Selling Shareholders, severally and not jointly, represents and warrants, to and for the benefit of Parent and Purchaser with respect to itself (ant not anyone else), as follows:

Section 4.01 Title to Company Shares.

Each Selling Shareholder has, and, subject to Closing (including the receipt by the Paying Agent or 102 Trustee, as applicable, of the Cash Consideration and the Consideration Shares), shall deliver at the Closing to the Purchaser, good and valid title to the Company Shares set forth on Section 3.03(a) of the Company Disclosure Schedule with respect to each Selling Shareholder, free and clear of any Liens and from any agreement, obligation or commitments to create, grant, give or permit to subsist any Liens. All of such Company Shares (a) are fully paid and non-assessable, and (b) are not subject to any pending transfer or other disposal except as contemplated in this Agreement.

Section 4.02 Authority; Binding Nature of Agreements.

(a) Each Selling Shareholder has full right, power and authority to enter into and to perform such Selling Shareholder’s obligations under each of the Documents to which such Selling Shareholder is or may become a party. This Agreement constitutes the legal, valid and binding obligation of such Selling Shareholder, and, assuming the due authorization, execution and delivery by all other parties hereto, is enforceable against such Selling Shareholder in accordance with its terms (subject to General Enforceability Exceptions). Upon the execution of each of the other Documents to which such Selling Shareholder is a party, each such other Document constitutes the legal, valid and binding obligation of such Selling Shareholder, and assuming the due authorization, execution and delivery by all other parties thereto, constitute the valid and enforceable against such Selling Shareholder in accordance with its terms, subject to the General Enforceability Exceptions. Each Selling Shareholder has reviewed the Estimated Consideration Allocation Chart and confirms that it agrees with the calculations set forth therein as such calculations relate to the consideration to be received by such Selling Shareholder pursuant to this Agreement. Solely with respect to US residence and to the extent applicable, the spouse, if any, of such Selling Shareholder who is a resident of a community property jurisdiction has the absolute and unrestricted right, power and capacity to execute and deliver and to perform his or her obligations under the spousal consent being executed by him or her. Said spousal consent constitutes such spouse’s legal, valid and binding obligations, enforceable against him or her in accordance with its terms.

(b) If such Selling Shareholder is a corporate body: (i) it is duly incorporated and validly existing under the laws of the jurisdiction of its incorporation; and (ii) all necessary actions and conditions have been taken, fulfilled and done in order to enable it to enter into, perform and comply with its obligations hereunder and those obligations are validly, and legally binding and enforceable upon it, subject to General Enforceability Exceptions.

Section 4.03 Non-Contravention; Consents.

(a) Neither (1) the execution, delivery or performance of this Agreement by such Selling Shareholder, nor (2) the consummation of the Transactions to which such Selling Shareholder is a party by such Selling Shareholder, will (with or without notice or lapse of time):

(i) if such Selling Shareholder is not an individual, contravene, conflict with or result in a violation or breach of (i) any of the provisions of the articles of association, partnership agreement, bylaws or other charter or organizational documents of such Selling Shareholder, or (ii) any resolution adopted by the shareholders, the board of directors or any committee of the board of directors of such Selling Shareholder, in each case with respect to the transactions contemplated by this Agreement;

(ii) contravene, conflict with or result in a violation or breach by such Selling Shareholder of any provisions of any applicable Law to which such Selling Shareholder is subject to, or give any Governmental Authority or other Person the right to challenge the Transactions or to exercise any remedy or obtain any relief underany order, writ, injunction, judgment or decree to which such Selling Shareholder is bound; or

(iii) contravene, conflict with or result in a violation or breach of or a default under any provision of, give any Person the right to declare a default under, cause or permit the termination, cancellation, acceleration or other change of any right or obligation or loss of any benefit under, or require any consent under, any Contract to which such Selling Shareholder is a party or by which such Selling Shareholder is bound or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating to, such Selling Shareholder, except where any such conflicts, violations, breaches, defaults, rights or losses individually or in the aggregate will not impair the ability of such Selling Shareholder to consummate the Transactions.

(b) No Consent that has not been obtained prior to the signing date of this Agreement is required from, any Person (including any Governmental Authority) in connection with (x) the execution, delivery or performance by such Selling Shareholder of the Documents to which such Selling Shareholder is a party or (y) the consummation by such Selling Shareholder of the Transactions, other than where the failure to make filings, give notice or obtain Consents will not impair the ability of such Selling Shareholder to consummate the Transactions.

(c) For the purpose of clarity, the representations and warranties made by each Selling Shareholder in this Article IV do not relate to any compliance or other requirements that may apply to the Company, the Purchaser in connection with the Transactions (such as compliance with anti-trust Laws, if applicable).

Section 4.04 Capacity of Selling Shareholder.

(a) Each Selling Shareholder has the capacity to comply with and perform all of such Selling Shareholder’s covenants and obligations under each of the Documents to which such Selling Shareholder is or may become a party.

(b) Each Selling Shareholder has not (A) made a general assignment for the benefit of creditors, (B) is not bankrupt or insolvent, (C) suffered the attachment or other judicial seizure of all or a substantially all of such Selling Shareholder’s assets, (D) admitted in writing such Selling Shareholder’s inability to pay such Selling Shareholder’s debts as they become due, or (E) taken or been the subject of any action that will have an adverse effect on such Selling Shareholder’s ability to comply with or perform any of such Selling Shareholder’s covenants or obligations under any of the Documents;

(c) To such Selling Shareholder’s Knowledge, it is not subject to any applicable Law that may have an adverse effect on such Selling Shareholder’s ability to comply with or perform any of such Selling Shareholder’s covenants or obligations under this Agreement; or

(d) There is no Proceeding pending, and, to such Selling Shareholder’s Knowledge, no Person has threatened to commence any Proceeding against such Selling Shareholder (in his/her/its capacity as such) that may have an adverse effect on the ability of such Selling Shareholder to comply with or perform any of such Selling Shareholder’s covenants or obligations under any of the Documents. To the Knowledge of the Selling Shareholders, no event has occurred, and no claim, dispute or other condition or circumstance exists, that may serve as a reasonable basis for any such Proceeding.

Section 4.05 Tax Withholding Information.

Any and all information provided to Purchaser by such Selling Shareholder (if any) for purposes of enabling Purchaser to determine the amount to be deducted and withheld from the consideration payable to such Selling Shareholder pursuant to this Agreement under applicable Law is true, accurate and complete.

Section 4.06 Finder’s Fees.

There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of such Selling Shareholder who is entitled to any fee or commission from any Acquired Company or any of its Affiliates in connection with the Transactions.

Section 4.07 No Registration; Transfer Restrictions.

Each Selling Shareholder acknowledges that it has such knowledge and experience in financial or business matters that it is capable of evaluating and understanding the merits and risks of the Consideration Shares. Each Selling Shareholder understands that there is no assurance of any economic benefit which may arise in favor of Such Selling Shareholder, and each Selling Shareholder further acknowledges that, without derogating from the Purchaser's representations and warranties under Section 5 below, it may incur material financial losses in entering into the transactions contemplated hereunder. Such Selling Shareholder, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Consideration Shares, and has so evaluated the merits and risks of such investment. Such Selling Shareholder is able to bear the economic risk of an investment in the Consideration Shares and, at the present time, is able to afford a complete loss of such investment. Such Selling Shareholder acknowledges that as of the date hereof, the Company has limited financial resources, and thus an investment in the Consideration Shares is subject to significant risk. Each Selling Shareholder is either (i) an accredited investor as defined in Rule 501(a) of Regulation D promulgated under Act, or (ii) a Non U.S. Person as defined under Regulation S promulgated under the Securities Act. To the extent that a Selling Shareholder is a non U.S. Person, such Selling Shareholder (x) is not receiving the Consideration Shares for the account or benefit of any U.S. Person, (y) is not, at the time of execution of this Agreement, and will not be, at the time of the issuance of the Consideration Shares, in the United States and (z) is not a “distributor” (as defined in Regulation S promulgated under the Act).

Such Selling Shareholder acknowledges that it has had the opportunity to review the ancillary agreements relating to this Agreement (including all exhibits and schedules thereto) and the SEC Reports and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Consideration Shares and the merits and risks of investing in the Consideration Shares; (ii) access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

Each Selling Shareholder understands and acknowledges that any part hereof may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of Consideration Shares, other than pursuant to an effective registration statement or Rule 144 under the Act, to an affiliate (as such term is defined in Rule 144) of Such Selling Shareholder or in connection with a pledge, the Purchaser or the Parent may require the transferor thereof to provide to the Purchaser or the Parent, as applicable, an opinion of counsel to such Selling Shareholder, to the effect that such transfer does not require registration of such transferred Consideration Shares under the Securities Act.

Each Selling Shareholder agrees to the imprinting, so long as is required, of a legend on any of the Consideration Shares issuable upon the transactions in this Agreement in the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR THE COMPANY SHALL HAVE RECEIVED AN OPINION OF COUNSEL THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.”

Each certificate representing the Consideration Shares, if such Consideration Shares are being offered in reliance upon Regulation S, shall be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required by applicable state securities or “blue sky” laws):

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, AND BASED ON AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT THE PROVISIONS OF REGULATION S HAVE BEEN SATISFIED, (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (3) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”

Section 4.08 No Other Representations.

Except for the representations and warranties expressly and specifically made by such Selling Shareholder in this Article IV, such Selling Shareholder does not make any express or implied representation or warranty, and hereby disclaims all other representations and warranties of any kind or nature, express or implied.

Article V
Representations and Warranties of PARENT AND PURCHASER

Parent and Purchaser, on a joint basis, represent and warrant to the Company and each Indemnifying Person, as of the Effective Date and as of the Closing Date, that:

Section 5.01 Organization

Each of Parent and Purchaser is a limited liability company duly organized and validly existing under the Laws of the State of Israel. The Parent's ADS are registered for trade on the NASDAQ. Each of the Parent and the Purchaser have the corporate power to own, operate, use, distribute and lease their properties and to conduct their business and are duly licensed or qualified to do business and are in good standing in each jurisdiction where they operate. Each of the Parent and the Purchaser are not in violation of any of the provisions of their respective Fundamental Documents.

Section 5.02 Authority Relative to this Agreement

Each of Purchaser and the Parent has all requisite power and authority (corporate or otherwise) to execute, deliver and preform this Agreement and each Document to which it is a party and any and all instruments necessary or appropriate in order to effectuate fully the terms and conditions of each such Agreement and Document to which it is a party and to perform and consummate the Transactions. The Agreement and each Document to which each of the Purchaser and the Parent is a party, and the performance of its respective obligations hereunder and thereunder, have been duly and validly authorized by all requisite action on the part of Parent and the Purchaser, as applicable, and the Agreement and each Document to which Parent and Purchaser, as applicable, is a party has been duly and validly executed and delivered by Parent and Purchaser, as applicable, and constitutes, or upon its execution and delivery as contemplated by this Agreement will constitute, a valid and legally binding obligation of Parent and Purchaser, as applicable, enforceable against Parent and Purchaser in accordance with its terms and conditions, except as limited by the General Enforceability Exceptions. The Board of Directors (or the appropriate committee thereof) of each of the Parent and Purchaser (i) has determined that this Agreement, the Documents and the other transactions contemplated hereby are desirable and in the best interests of the Parent and Purchaser and their respective shareholders and (ii) have approved this Agreement, the Documents to which it is a party, and the other transactions contemplated hereby. No other corporate proceedings on the part of the Parent and Purchaser, as applicable, are necessary to authorize this Agreement, the Documents to which it is a party or any certificate or other instrument required to be executed and delivered by the Parent and Purchaser pursuant hereto or to consummate the issuance of the Consideration Shares or any other transactions contemplated hereby or thereby. None of such actions have been amended, rescinded or modified.

Section 5.03 No Conflict

The execution, delivery and performance by each of Parent and Purchaser of the Documents to which it is a party, and the consummation of the Transactions as contemplated herein, will not (a) violate any Law applicable to Parent or Purchaser or any of their assets; or (b) conflict with, or result in any breach of, any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default under, or give rise to any right of termination, cancellation or acceleration under, or require the consent, release, waiver or approval of any third party under, or result in the creation of any Lien upon any of its assets under any provision of (i) the Documents; (ii) Parent's or Purchaser’s Fundamental Documents; (iii) any Permit of the Parent or Purchaser; or (iv) any material Contract to which it is a party or by which it or its assets is or may be bound.

Section 5.04 Third Party Consents and Approvals

Except for any filings required with the Israeli Registrar of Companies or any filings, restrictions or limitation in accordance with applicable securities Laws following the Closing, each of Parent and Purchaser has not been and is not required to give any notice to, or make any filing with, any Governmental Authority or any other Person, or obtain any Permit, consent or approval from any Governmental Authority or any other Person in each case for the valid execution, delivery and performance by Parent or Purchaser of this Agreement and the Documents and the consummation of the Transactions.

Section 5.05 Litigation

There are no Proceedings or Orders pending, or to the Purchaser's Knowledge, threatened against or affecting or involving the Parent or the Purchaser or any of their respective directors in its, his or her capacity as such, that seek to prevent, enjoin, alter or delay the Transactions

Section 5.06 Acknowledgement of the Purchaser's Receipt of Information

Each of the Parent and the Purchaser acknowledges and agrees that it, or its Representatives (a) has had an opportunity to ask questions and receive answers and materials, and to discuss the business of the Company and its Subsidiaries and any other related matter, with certain key officers of the Company and its Subsidiaries, and (b) has conducted its own independent investigation of the Company and its Subsidiaries, their respective Businesses and the Transactions contemplated hereunder. Each of the Parent and Purchaser hereby acknowledges and agrees that other than the Company and Selling Shareholders' representations and warranties set forth in Article 3 and Article 4 hereof, none of the Company and Selling Shareholders or any of their Representatives make or have made any representation or warranty, express or implied, at law or in equity, with respect to the Business of the Company or any Subsidiary thereof nor with respect to the Company share capital, including with respect to any information provided or made available to the Purchaser.

Section 5.07 Valid Issuance

The Consideration Shares (including any Adjusted Consideration Shares, to the extent applicable) to be issued by Purchaser under this Agreement and RSUs to be issued in replacement of the Assumed Options have been duly authorized for issuance pursuant to this Agreement and, when issued and delivered by the Parent pursuant to this Agreement against the Purchaser's receipt of Company Shares as set forth herein, will be duly and validly issued, fully paid and non-assessable and issued in compliance with any applicable Law, and, other than as set forth herein or in the Documents, free of any Liens, outstanding subscriptions, preemptive rights, rights of first refusal or “put” or “call” rights created by statute or any Contract to which the Purchaser is a party or by which the Purchaser or any of its assets is bound. Such Consideration Shares (including any Adjusted Consideration Shares Consideration Shares, to the extent applicable) and any RSUs to be issued upon and subject to the assumption of the Assumed Options will have the rights, preferences and priorities set forth in the Parent’s Articles of Association and the RSU plan (as may be in effect from time to time).

Section 5.08 No Other Representations.

Except for the representations and warranties expressly and specifically made by the Parent and Purchaser in this Article V, , each of Parent and Purchaser does not make any express or implied representation or warranty, and hereby disclaims all other representations and warranties of any kind or nature, express or implied.

Article VI
Covenants of the parties

Section 6.01 Access to Records and Properties of the Company

Subject to applicable Law, from the date of this Agreement to the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall and shall cause the Company’s Representatives acting on its behalf to (a) provide to the Parent and/or Purchaser and their Representatives reasonable access to the officers, employees, agents, properties, offices and other facilities of the Company and to the books and records thereof during normal business hours of the Company, and (b) furnish as soon as practicably possible such information concerning the Business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company, as the Parent and/or Purchaser may reasonably request, including access to the Company’s Returns and any communications with any Tax Authority.

Section 6.02 Conduct of the Business

During the period commencing as of the date hereof, and prior to the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Company (i) shall carry on the Business in the Ordinary Course in substantially the same manner as heretofore conducted (including, without limitation, pay the debts and Taxes of the Company when due (except upon mutual agreement of the Company, Parent and Purchaser), pay or perform other obligations when due, and use reasonable efforts to keep available the services of the present officers and employees of the Company and preserve the relationships of the Company with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them), (ii) shall maintain its current accounting methods or practices (other than as required by GAAP) and (iii) shall not take any action inconsistent with the provisions of this Agreement or any of the other Documents to which it is a party. Without limiting the generality of the foregoing, unless specifically consented to by Parent or Purchaser in advance in writing, or expressly set forth in this Agreement or the other Documents, the Company shall not:

(a) incur any Indebtedness other than in the Ordinary Course;

(b) assume, guarantee, endorse (other than endorsements for deposit or collection in the Ordinary Course), or otherwise become responsible for obligations of any other Person;

(c) authorize for issuance, issue (other than pursuant to the exercise or conversion of outstanding Company Warrants and Company Options in accordance with their respective terms as in effect on the date of this Agreement), sell, deliver or agree or commit to issue, sell or deliver, directly or indirectly, by any means, any Securities of the Company (including any Company Warrants or Company Options to employees);

(d) amend, waive or modify any terms of any Company Option or Company Warrant, including by directly or indirectly amending or changing the per share exercise price, the number of Company Shares subject to any Company Option or Company Warrant or the period of exercisability or vesting of any Company Option or Company Warrant;

(e) declare, set aside, make or pay any distribution or dividend or enter into any voting agreement with respect to its Securities;

(f) reclassify, combine, split or subdivide any of its Securities;

(g) make any change to its Fundamental Documents;

(h) create or permit the creation of any Lien that is not a Permitted Lien, or sell, lease, transfer, license or otherwise dispose of any of the Company’s Assets except for the sale or license of Company Products pursuant to Contracts listed on Section 3.12 of the Company Disclosure Schedule;

(i) cancel, release or assign any Indebtedness owed to it or any claims or rights held by it;

(j) (A) make any investment or commitment of a capital nature either by acquisition of Securities, contributions to capital, business, asset or product line acquisitions, or otherwise, form or acquire any Subsidiary or (B) make any capital expenditures other than in the Ordinary Course exceeding $25,000 individually or $100,000 in the aggregate;

(k) adopt a plan of partial or complete liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or otherwise permit its corporate existence to be suspended, lapsed or revoked;

(l) (A) terminate any Material Contract (other than in accordance with its terms); (B) amend, modify, violate or waive any material term of any Material Contract; (C) enter into or renew (other than automatic renewal) any Contract which would constitute a Material Contract if existing on the date of this Agreement;

(m) (A) increase the salaries, wages, other compensation or benefits of any officer, director, employee, or Contractor of the Company other than in accordance with the terms and conditions of any Contract existing as of the date of this Agreement; (B) pay any compensation to or for any officer or employee other than in the ordinary course of business and/or pursuant to employment arrangements in effect on the date of this Agreement or to or for any Contractor other than in the ordinary course of business and/or pursuant to the arrangements in effect on the date of this Agreement; (C) make any advance or loan to any officer, director, employee, or Contractor of the Company; (D) modify the terms of the relationship of any officer, director, employee, or Contractor with the Company; (E) enter into, modify or terminate any employment Contract or extend any offer of employment; (F) change the status, title or responsibilities, including by termination, demotion or promotion, of any officer, employee, or Contractor; (G) pay or agree to pay any bonus, incentive compensation, equity or equity-related compensation, service award, severance, retention, change in control, “stay bonus” or other like benefit other than pursuant to the terms of any Company Benefit Arrangement or Contract, as in existence on the date of this Agreement or as listed on Section 3.16(a) of the Company Disclosure Schedule; (H) adopt, amend, fund, accelerate payment under or terminate any Company Benefit Arrangement, other than pursuant to the terms of any Company Benefit Arrangement or Contract, as in existence on the date of this Agreement or as required by, or to comply with, applicable Law; or (I) enter into any collective bargaining agreement, trade union agreement or similar agreement or arrangement;

(n) make any change in any method of accounting or accounting practice other than as required by GAAP, applicable Law or any Governmental Authority and as previously reported to the Purchaser in writing;

(o) make, change or revoke any material election in respect of Taxes; adopt or change any accounting method in respect of Taxes; enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement; file any amended Tax Return; settle or compromise any claim, notice, audit report or assessment in respect of Taxes; or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(p) (A) prepay any long-term Indebtedness, (B) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) arising other than in the Ordinary Course, other than payment, discharge or satisfaction of liabilities reflected or reserved against in the Company Balance Sheet and other than Transaction Expenses, or (C) fail to pay any debts and Taxes in a timely manner, subject to good faith disputes over such debts or Taxes or fail to pay or perform other obligations in a timely manner subject to good faith disputes over whether payment or performance is owing;

(q) (A) accelerate or delay the collection of notes or Accounts Receivable in advance of or beyond their regular due dates or the dates on which the same would have been collected in the Ordinary Course or (B) delay or accelerate the payment of any account payable in advance of its due date or the date such Liability would have been paid in the Ordinary Course;

(r) write up, write down or write off the book value of any of the Assets of the Company, except as required by GAAP for Accounts Receivable that are not collectible, or the depreciation and amortization or impairment of assets in accordance with GAAP consistently applied;

(s) (A) waive, release, assign, settle or compromise any material claims or right to make claims, settle any Proceeding or (B) initiate any litigation or arbitration proceeding;

(t) make any change in the manner in which the Company extends discounts or credits to customers, otherwise deals with its customers or distributors or markets its products or services, other than in the Ordinary Course;

(u) transfer, assign, abandon, fail to maintain, permit to lapse or exclusively license to or from any Person any Intellectual Property Rights or enter into any Contract with respect to or otherwise binding upon any Intellectual Property or Intellectual Property Rights of the Company or any of its Subsidiaries (other than the Company), other than pursuant to the terms of any Contract as in existence on the date of this Agreement;

(v) take any action which could increase the Company’s liability for Taxes (other than, for the avoidance of doubt, conducting business in the Ordinary Course);

(w) fail to keep in full force and effect the Insurance Policies or other comparable insurance affecting the business of the Company, or reduce the amount of any insurance coverage provided by the Insurance Policies, other than pursuant to the terms of any Insurance Policies as in existence on the date of this Agreement; or

(x) directly or indirectly take, agree to take or permit to occur any of the foregoing actions.

Section 6.03 Notices of Certain Events

During the period from the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Closing, (a) the Company shall notify the Purchaser in writing, promptly after becoming aware of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause: (i) any representation or warranty of the Company that is contained in any Document to be untrue or inaccurate in any material respect; (ii) a violation or breach of any covenant of the Company contained in this Agreement and any of the Documents; or (iii) in the event it reasonably believes that any condition to Closing set forth in this Agreement cannot be satisfied, and (b) the Parent and/or Purchaser shall notify the Company in writing, promptly after becoming aware of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause: (i) any representation or warranty of the Purchaser that is contained in any Document to be untrue or inaccurate in any material respect; or (ii) a violation or breach of any covenant of the Purchaser contained in this Agreement or any of the Documents; or (iii) in the event it reasonably believes that any condition to Closing set forth in this Agreement cannot be satisfied. No disclosure by the Company pursuant to this Section 6.03, however will be deemed to amend or supplement the Company Disclosure Schedule, or to prevent or cure any misrepresentation, breach of warranty or breach of covenant of the Company or the Parent or Purchaser under this Agreement or any other Document.

Section 6.04 No Solicitation

From the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, none of the Selling Shareholders or the Company shall (and shall cause their respective Representatives and, in the case of the Company, its Subsidiaries to not), directly or indirectly, (a) solicit, initiate or encourage (including by way of furnishing any information that the Company or such Selling Shareholder that could be used for the purposes of formulating any inquiry, expression of interest, proposal or offer relating to an Acquisition Proposal or take any other action regarding any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal) or take any action to facilitate any inquiry or the making or submission of any proposal or offer, or any action likely to lead to the submission of such a proposal or offer, from any Person relating to an Acquisition Proposal, (b) participate or propose to participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any Person other than the Purchaser any information in connection with or relating to, or otherwise cooperate in any way with or assist or facilitate any Acquisition Proposal, (c) enter into any letter of intent, memorandum of understanding or Contract with respect to any Acquisition Proposal or (d) sell, transfer or otherwise dispose of, or enter into any Contract with respect to the sale, transfer or disposition of, any interest in Securities of the Company other than as provided in this Agreement. The Company and each Selling Shareholder immediately shall cease and cause to be terminated any existing discussions, conversations, negotiations and other communications with any Persons with respect to any Acquisition Proposal. The Company and each Selling Shareholder shall notify Purchaser promptly if any Acquisition Proposal, or any inquiry, offer, proposal, indication of interest or other contact with any Person with respect to any Acquisition Proposal (each, an “Inquiry”), is made and shall, in any such notice to Purchaser, indicate the identity of the Person making such Acquisition Proposal or Inquiry and the terms and conditions of such Acquisition Proposal or Inquiry (including a copy of any written or electronic mail transmissions received in connection therewith).

Section 6.05 Regulatory and Other Authorizations; Notices and Consents

(a) Each of the Parent, Purchaser and the Company shall use its commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any applicable Law or otherwise to consummate the Transactions as promptly as reasonably practicable; and (ii) obtain from any Governmental Authority any consents, licenses, permits, waivers, clearances, approvals, authorizations or orders required to be obtained or made, or avoid any Proceeding by any Governmental Authority, in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions.

(b) If any administrative or judicial Proceeding is instituted (or threatened to be instituted) by a Governmental Authority challenging the consummation of the Transactions as violative of any applicable Law, each of the Parent, Purchaser and the Company shall, and shall cause their respective Affiliates to, cooperate with the other Parties (other than the Holder Representative) and use their commercially best efforts to contest and resist, except insofar as the Company, the Parent and the Purchaser may otherwise agree, any such Proceeding, including any Proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the Transactions, provided, however, nothing in this Section 6.05 or otherwise in this Agreement shall require the Parent, the Purchaser or their Affiliates, nor permit the Company or its Affiliates, to enter into or agree to enter into any understanding, undertaking, settlement, consent decree, stipulation or agreement that would limit in any manner the Parent's or the Purchaser’s or their Affiliates’ ability to operate the Business following the Closing in its absolute discretion, or require the sale, divestiture, holding separate (including by establishing a trust or otherwise) or license of any of the Assets, Securities or businesses of any of the Parent, the Purchaser, the Company or their respective Affiliates.

(c) To the extent instructed by Purchaser, the Company shall give termination notices to third parties pursuant to the Contracts listed in Section 6.05(c) pursuant to a form of consent reasonably acceptable to the Purchaser (to the extent that such consent is required); provided that the termination of any such Contract is permitted pursuant to the terms of any such Contract as in existence as of the date of this Agreement.

Notwithstanding anything set forth in this Agreement, nothing contained in this Agreement shall give the Purchaser, directly or indirectly, any right to control or direct any of the operations of the Company and its Subsidiaries prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, full and absolute control and supervision over its business operations.

Section 6.06 Confidentiality and Announcements

(a) Each Party shall, and shall use its commercially reasonable efforts to cause its Affiliates and Representatives to, keep confidential and not disclose to any other Person any Transaction Information or, in the case of the Selling Shareholders, any Confidential Information. Notwithstanding the foregoing, each Party may disclose Transaction Information to its Affiliates, Representatives, investors and lenders, in each case only where such persons or entities are under appropriate nondisclosure obligations of a similar nature and on a need-to-know basis. The obligations of a Party under this Section 6.06(a) shall not apply to information which: (i) is or becomes generally available to the public without breach of obligations under this 6.06(a), (ii) becomes available to a Party on a non-confidential basis from a source other than a Party to this Agreement (provided that such Party can demonstrate that such source was not known by such Party to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality. If any Party or any of its respective Affiliates or Representatives is required to disclose any Transaction Information by applicable Law or any binding Order, such Party shall notify the other Parties as early as practicable prior to disclosure to allow any relevant other Party to take appropriate measures to preserve the confidentiality of such information. Any breach of this Section 6.06(a) by any Affiliate, Representative or lender of a Party shall be deemed to be a breach by such Party. Notwithstanding the foregoing, it is expressly agreed, acknowledged and understood by the Company and the Selling Shareholders that the Parent, as a publicly traded company, will be required to disclose Transaction Information upon signing and/or Closing this Agreement, as required by applicable Laws and that such disclosure shall not be deemed a breach of the Parent's obligations hereof. “Transaction Information” includes (i) the existence or terms of this Agreement or the other Documents, or (ii) the existence of discussions and negotiations between or among the Purchaser, the Company, and the holders of any Securities of the Company or any of their respective Representatives. Notwithstanding anything in this Agreement or the Confidentiality Agreement to the contrary, following Closing, the Holder Representative shall be permitted to disclose information to employees, advisors, agents or consultants of the Holder Representative and to the Selling Shareholders, in each case who have a need to know such information, provided that such persons are subject to confidentiality obligations with respect thereto.

(b) Without derogating from Section 6.05(a), the Parent and the Company shall mutually determine whether any public announcement, press release or response to media inquiries regarding this Agreement, the other Documents or the Transactions may be made and shall mutually issue any such public announcement or press release or respond to media inquiries which may include terms of the Transactions. Following the issuance of such press release, any Party may issue a subsequent press release in content consistent therewith. Notwithstanding anything in this Agreement or the Confidentiality Agreement to the contrary, following Closing and after the public announcement of the Transactions, the Holder Representative shall be permitted to publicly announce that it has been engaged to serve as the Holder Representative in connection herewith as long as such announcement does not disclose any of the other terms hereof.

(c) Notwithstanding the foregoing, a Selling Shareholder that is a venture capital fund may inform its respective limited partners, investors and professional advisors of the Transactions, provided that any such communication advises such limited partners, investors and professional advisors of the confidential nature of the information contained in such communication.

Section 6.07 Further Assurances

Each Selling Shareholder, in its capacity as such, shall not interfere with the compliance by the Company of the covenants hereunder. From and after the Closing, the Selling Shareholders and Purchaser shall execute and deliver such further instruments of conveyance, transfer and assignment and shall take such other actions as a Party may reasonably request of another party in order to effectuate the purposes of this Agreement and the other Documents to which they are parties and to carry out the terms hereof and thereof. If for any reason, any Selling Shareholder does not or is unable to execute such further documents within ten (10) Business Days of the Purchaser’s written request, each Selling Shareholder hereby irrevocably appoints the Holder Representative as its attorney-in-fact (which appointment is coupled with an interest) to execute and deliver any assignments, applications or other instruments as shall be necessary to effectuate the purposes of this Agreement and the other Documents.

Section 6.08 Form S-8.

With respect to the Assumed Options of Company Employees, Parent shall use best efforts to file with the SEC a registration statement on Form S-8 (or any successor form), relating to the Parent's RSUs issuable following the assumption of the Assumed Options by the Registration Deadline. Purchaser shall use best efforts, subject to applicable securities laws, to maintain the effectiveness of such registration statement for so long as any assumed Company Options remain outstanding, subject to Parent’s standard policies regarding securities Law compliance. Parent shall, as soon as practicable after the Closing Date, deliver to each holder of Assumed Options written notice documenting the assumption of the applicable Company Options. Such notice shall specify the number of RSUs issued in exchange for the Assumed Options, as well as the material terms of the RSU Plan. For purposes hereof, “Registration Deadline” means the date that is not later than ten (10) Business Days following Parent’s filing with the SEC of the first Quarterly Report on Form 6-K or Annual Report on Form 20-F, as applicable, following the regularly scheduled meeting of the Parent’s board of directors for the earlier of the first quarterly period or yearly period, as applicable, ending subsequent to the Closing Date.

Section 6.09 Communications with Employees

Prior to the Closing Date, neither the Company nor the Selling Shareholders shall (and the Company and the Selling Shareholders shall not permit their respective Representatives, any Acquired Company or any Acquired Company’s Representatives to) communicate with any employees of the Acquired Companies regarding post-Closing employment matters with Parent or Purchaser or any Subsidiary or affiliate of Parent or Purchaser, including post-Closing employee benefit plans and compensation, without the prior approval of Parent or Purchaser.

Section 6.10 Resignation of Directors

The Company shall obtain and deliver to Purchaser at or prior to the Closing the resignation of each director of each Acquired Company, effective as of the Closing, in the form set forth as Exhibit D hereto.

Article VII
Tax Matters

Section 7.01 Tax Returns

(a) Tax Returns. The Company shall (i) timely prepare or cause to be prepared (taking into account any extensions of time in which to prepare) and timely file or cause to be filed (taking into account any extensions of time in which to file) Tax Returns of the Acquired Companies required to be filed prior to the Closing Date, and (ii) shall pay or cause to be paid (taking into account any extensions of time) all Taxes required to be paid prior to the Closing Date. Purchaser shall (i) timely prepare or cause to be prepared (taking into account any extensions of time in which to prepare) and timely file or cause to be filed (taking into account any extensions of time in which to file) all Tax Returns for the Acquired Companies required to be filed after the Closing, and (ii) timely pay or cause to be paid (taking into account any extensions of time) all Taxes required to be paid after the Closing Date. To the extent such Tax Returns include any Taxes relating to a period prior to the Closing Date, such Tax Returns shall be prepared in accordance with applicable Law and consistent with the past practices of the Acquired Companies.

(b) Post-Closing Limitation. Purchaser shall not amend any Tax Returns of the Acquired Companies that include any Taxes relating to a period prior to the Closing Date or file a Tax Return that includes any Taxes relating to a period prior to the Closing Date in a jurisdiction in which the Acquired Companies has not historically filed Tax Returns reporting that type of Tax without the Holder Representative’s prior written consent, if such action would reasonably be expected to have the effect of resulting in an indemnification obligation by the Indemnifying Persons.

Section 7.02 Tax Refunds

Purchaser shall be entitled to any refund or credit for Taxes paid by any Acquired Company after the date of this Agreement, regardless of whether such refund or credit relates to the period prior to Closing.

Section 7.03 Treatment of Payments

All amounts paid by the Indemnifying Persons under Article X shall, to the extent permitted by Law, be treated for all purposes as adjustments to the Aggregate Consideration.

Section 7.04 Purchaser’s Use

Nothing in this Agreement shall be construed to require Parent or Purchaser to make any payment to any Selling Shareholder for Parent's or Purchaser's use in a Tax Return for a period beginning after the date of this Agreement, of any excess Tax credit (including any excess foreign tax credits), net operating loss, or other Tax attribute of the Company or any of its Subsidiaries.

Article VIII
Conditions to the transactions

Section 8.01 Conditions to the Obligations of Each Party.

The obligations of the Company, Parent, Purchaser and the Selling Shareholders to consummate the Transactions are subject to the satisfaction of the following conditions (any and all of which may be waived by Parent, Purchaser or the Company in whole or in part in such Party’s sole discretion):

(a) No Adverse Law or Order. No Law or Order shall have been enacted, entered or promulgated by any court of competent jurisdiction or Governmental Authority that makes illegal, or otherwise prohibits the consummation of the Transactions.

(a) Governmental Approvals. The Purchaser and the Company shall have timely obtained from each Governmental Authority all approvals, waivers and consents, if any, necessary for the consummation of the Transactions.

(b) No Proceedings. No Proceeding shall be overtly threatened or pending against Parent, Purchaser, Company or any Selling Shareholder (in his/her/its capacity as such) by any Governmental Authority arising out of, or in any way connected with, the Transactions contemplated by this Agreement, that could materially impair the ability of the Parent, Purchaser or the Company to consummate the Closing and the Transactions contemplated by this Agreement.

Section 8.02 Conditions to the Obligations of Purchaser and Parent.

The obligations of Parent and Purchaser to consummate the Transactions are subject to the satisfaction, or waiver by each of Parent or Purchaser in its sole discretion, at or prior to the Closing, of the following further conditions:

(a) Representations and Warranties. The representations and warranties of each of the Selling Shareholders and the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (other than the representations and warranties of the Company as of a specified date, which shall be true and correct as of such date).

(b) Covenants. Each of the Company and the Selling Shareholders shall have performed, and complied in all material respects with each covenant or obligation required to be performed or complied with by such parties pursuant to this Agreement as of the Closing.

(c) Contracts. The Company shall have (i) terminated each of those Contracts set forth on Section 6.05(c); and (iii) sent the notices and obtain the consents (to the extent applicable) as set forth on Section 3.04 of the Disclosure Schedule.

(d) Closing Deliveries by the Company. Purchaser shall have received the following agreements and documents, each of which shall be in full force and effect:

(1) the Escrow Agreement, executed by the Holder Representative (on behalf of each Indemnifying Person);

(2) a certificate, in the form attached hereto as Exhibit E, executed on behalf of the Company by its Chief Executive Officer (the “Company Closing Certificate”) certifying that the conditions set forth in Sections 8.02(a) and 8.02(b) have been duly satisfied;

(3) the Consideration Allocation Certificate, executed on behalf of the Company by its Chief Financial Officer or Chief Executive Officer;

(4) a legal opinion of Company's legal counsels, in the form attached hereto as Exhibit I;

(5) written resignations of all directors of each Acquired Company, to be effective as of and subject to the Closing; and

(6) a certificate executed by the Chief Executive Officer of the Company attaching and certifying (i) the resolutions of the board of directors of the Company approving this Agreement and the Transactions, and (ii) the resolutions of the shareholders of the Company approving this Agreement and the Transactions.

(7) The Lock-Up Agreements (in their respective terms), executed by each of Selling Shareholders.

(8) Executed addendum to the Consulting Agreement between Parent and Mr. David, in the form attached hereto as Exhibit G-1.

(9) the Holdback Agreement, executed by Mr. David.

(e) No Material Adverse Change. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Company.

(f) Termination of Company Warrants. All unexercised Company Warrants (but excluding any Company Warrants exercised in a way of cashless exercise contingent upon the Closing) shall terminate and be null and void as of the Closing and thereafter shall not be exercisable for any Securities of the Company.

(g) No Further Rights. Any and all agreements and/or arrangements between the Company and the Selling Shareholders granting any rights in the Company’s equity and/or any obligations by the Company (including without limitations, Management Rights Letter issued by the Company to AWZ HLS Fund II LP dated as of June 15, 2020, Right of first offer, as set forth in the Management and other Rights Letter issued by Company to KDT Venture Holdings, LLC dated September 1, 2020, and Right of first offer, as set forth in the Management Rights letter issued by the Company to AWZ HLS Fund II LP dated June 15, 2020 (as amended), the Selling Shareholders Proxies (as defined under the Company’s Disclosure Schedule) ), save for agreements entered between Company and the Selling Shareholders concerning their engagement in the ordinary course and/or options granted under the Company Plan, have been terminated with no liability to the Company.

(h) Change of Control Consents. Company has secured, without any additional payment, all consents from applicable third parties concerning the completion of the transactions contemplated hereunder (including without limitations, with respect to the Lease Agreement, and any documents and/or arrangements concerning liens over the Company’s properties which are in effect); or, where notice thereto is sufficient, has provided such notice in a timely manner.

(i) Share Certificates and Share Registry.

(1) Each Selling Shareholder shall have delivered to Purchaser all certificates representing the Company Shares set forth on Schedule 1 with respect to such Selling Shareholder (or Affidavits of Lost Shares with respect thereto), together with share transfer deeds satisfactory in form and substance to Purchaser and its counsel, such that Purchaser shall have received in the aggregate certificates (or Affidavits of Lost Shares) representing all outstanding Company Shares owned by such Selling Shareholders.

(2) The Company shall have delivered to Purchaser a copy of the share registry of the Company evidencing the transfer and ownership of all of the Company Shares to Purchaser, effective as of and subject to the Closing, certified by the Chief Executive Officer of the Company on behalf of the Company.

(j) Ownership of Company Shares. This Agreement is executed by Selling Shareholders holding one hundred percent (100%) of the issued and outstanding Company Shares, including Company Shares issued upon exercise of Company Warrants outstanding on the date of this Agreement and Company Shares issued after the date of this Agreement.

(k) Transaction Expenses. The Company shall have paid any outstanding Transaction Expenses.

Section 8.03 Conditions to the Obligations of the Company and the Selling Shareholders.

The obligations of the Company and the Selling Shareholders to consummate the Transactions are subject to the satisfaction, or waiver by the Company in its sole discretion, of the following further conditions:

(a) Representations and Warranties. Each of the representations and warranties made by Parent and Purchaser in this Agreement shall have been true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date.

(b) Covenants. Each of the covenants and obligations that each of the Parent and Purchaser is required to comply with or to perform at or prior to the Closing shall have been complied with and performed as of the Closing.

(c) Closing Deliveries by the Purchaser. The Company shall have received the following agreements and documents, each of which shall be in full force and effect:

(1) The Escrow Agreement, executed by the Parent, the Purchaser and the Escrow Agent

(2) The Company shall have received from Parent and Purchaser, duly executed Paying Agent Agreement by the Paying Agent Parent and the Purchaser.

(d) Escrow Fund; Cash Consideration; Share Consideration; Assumed Options. (i) Parent shall deposit or cause the deposit of the Escrow Fund with the Escrow Agent and the Holdback Shares with the Holdback Trustee, and (ii) Parent shall deposit or cause the deposit of the Cash Consideration and the Share Consideration (excluding the Escrow Fund and the Holdback Shares) with the Paying Agent for distribution by the Paying Agent to the Selling Shareholders in accordance with the Consideration Allocation Certificate.

Article IX
TERMINATION

Section 9.01 Termination.

This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

(a) by mutual written agreement of the Company, the Parent and Purchaser;

(b) by Purchaser and Parent, on the one hand, and the Company, on the other hand, by written notice to the other, in each case if the Transactions have not been consummated on or before ninety (90) days from the date of this Agreement (which date may be extended by mutual written agreement of the Purchaser and the Company); provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date;

(c) by Purchaser and Parent, on the one hand, or the Company, on the other hand, with written notice to the other, if a Governmental Authority shall have issued any Order or taken any other action, in each case, which has become final and non-appealable and which enjoins or otherwise prohibits the Transactions (whereby in such case, Parent, Purchaser and the Company shall negotiate in good faith alternative transactions which shall be, to the extent possible substantially similar to the Transaction, or otherwise, if applicable, amend those terms of the Transaction which are the cause of such prohibition);

(d) by Purchaser and Parent by written notice to the Company, if Purchaser and Parent are not in material breach of any of their obligations under this Agreement, if (i) there has been a material breach of any representation or warranty of the Company or a Selling Shareholder contained in this Agreement such that the condition set forth in Section 8.02(a) would not be satisfied, or (ii) the covenants or obligations of the Company or the Selling Shareholders contained in this Agreement shall have been breached in any material respect such that the condition set forth in Section 8.02(b) would not be satisfied; provided, however, that such material breach is not cured by the Company or the applicable Selling Shareholder during the 30-day period after Purchaser notifies the Company in writing of the existence of such material breach or material misrepresentation; or

(e) by the Company by written notice to the Purchaser, if the Company is not in breach of any its obligations under this Agreement, if (i) there has been a material breach of any representation or warranty of the Purchaser or Parent contained in this Agreement such that the condition set forth in Section 8.03(a) would not be satisfied, or (ii) the covenants or obligations of the Parent or Purchaser contained in this Agreement shall have been breached in any material respect such that the condition set forth in Section 8.02(b)Section 8.03(b) would not be satisfied; provided, however, that such material breach is not cured by the Purchaser during the 30-day period after the Company notifies the Parent or Purchaser in writing of the existence of such material breach or material misrepresentation.

Section 9.02 Effect of Termination.

If this Agreement is terminated pursuant to Section 9.01, this Agreement shall become void and of no effect and all further obligations of the Parties shall terminate and there shall be no Liability on the part of Parent, Purchaser, the Company, the Selling Shareholders, the Holder Representative or their respective officers, directors, shareholders or Affiliates; provided that: (a) none of the Parties shall be relieved of any obligation or liability arising from any prior breach by such Party of any provision of this Agreement; and (b) the Parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in this Section 9.02, Article XII (Miscellaneous), Section 6.06 (Confidentiality and Announcements), Section 11.03 (Release from Liability; Indemnification) and the Confidentiality Agreement.

Article X
Indemnification

Section 10.01 Survival Periods

The representations and warranties of the Company and the Selling Shareholders contained in this Agreement, or in the Company Closing Certificate delivered by them to the Parent and the Purchaser at the Closing pursuant to the terms this Agreement, shall survive the Closing (i) with respect to the Fundamental Representations – until the expiration of the applicable statute of limitations, (ii) with respect to the Founders' Regular Representations - until 11:59 p.m. Pacific Time on the Business Day immediately following the expiration of thirty six (36) months from the Closing Date, and (iii) with respect to the Non-Founders’ Regular Representations - until 11:59 p.m. Pacific Time on the Business Day immediately following the expiration of twenty-four (24) months from the Closing Date (the first day following the last day of each of the foregoing survivability periods, as applicable, the “Release Date”). None of the representations or warranties of the Parent or Purchaser shall survive the Closing. Notwithstanding the foregoing, in no case shall the termination of the representations, warranties, covenants and agreements affect any claim for or arising out of or relating to fraud, willful misrepresentation or intentional breach. The Parties agree that if a Claim Notice (as such term is defined below) in accordance with the terms herein is duly and timely delivered to the Holder Representative, in good faith and on reasonable grounds, with respect to an Indemnified Event occurring prior to the Release Date, then the lapsing of the representations and warranties shall not affect the claim specified in such Claim Notice, which claim shall survive until finally resolved in accordance with Section 10.04. Any claim (other than for fraud or willful misrepresentation) with respect to which a Claim Notice was not delivered to the Holder Representative, prior to the Release Date shall be deemed to have been waived and shall be absolutely and forever barred and unenforceable, null and void, and of no force or effect whatsoever and the Company and Selling Shareholders shall have no liability with respect thereto. By way of clarification for the purpose of ensuring compliance with the Israeli Limitation Law, 5718-1958, it is the express intent of the Parties that, if the applicable survival period for an item as contemplated by this Section 10.01 is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated hereby in this Article X. The Parties further acknowledge that the time periods set forth in this Section 10.01 for the assertion of claims are the result of arms’-length negotiation among the Parties and that they intend for the time periods to be enforced as agreed by the Parties.

Section 10.02 Indemnification by Indemnifying Persons

(A) Subject to the terms and conditions of this Article X, each Selling Shareholder (each, an “Indemnifying Person”), from and after the Closing shall, severally and not jointly (each in accordance with its applicable Indemnity Pro Rata Share), indemnify, defend and hold harmless the Parent, the Purchaser, their Affiliates, and their respective shareholders, officers, directors, employees, agents (including, from and after the Closing, the Company) and their successors and assigns (collectively, the “Purchaser Indemnified Parties”), and shall reimburse the Purchaser Indemnified Parties for, any Losses to the extent directly arising from or in connection with (each, an “Indemnified Event”):

(a) any misstatement or inaccuracy or breach of any representation or warranty made by the Company or by such Indemnifying Person in this Agreement or any certificate delivered to the Purchaser or the Parent by the Company in accordance with this Agreement to be true and correct as of the Closing (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, in which case, such representations and warranties shall be true and correct on and as of such specified date or dates);

(b) any breach of any covenant or obligation of the Company or such Indemnifying Person in this Agreement or in any certificate delivered at the Closing by or on behalf of the Company or such Indemnifying Person pursuant to this Agreement, to perform or comply with such covenant or obligation on or prior to the Closing;

(c) any misstatement or inaccuracy in the Consideration Allocation Certificate, in any such case, has resulted in entitlement to additional payment or issuance of additional securities by Parent which was not included in the Consideration Allocation Certificate; and

(d) any fraud or willful misrepresentation by or on behalf of the Company and/or such Selling Shareholder.

Section 10.03 Limitations on Indemnification by Indemnifying Persons

(a) The Escrow Fund shall be available to Purchaser Indemnified Parties to satisfy the indemnification obligations of the Indemnifying Persons pursuant to Section 10.02 , subject to the terms of this Article X and the Escrow Agreement.

(a) Anything to the contrary herein notwithstanding, other than with respect to fraud, willful misrepresentation or intentional breach of an Indemnifying Person (solely with respect to such Indemnifying Person) or any inaccuracy or misstatement of the Fundamental Reps, (i) the aggregate liability of any Founder for indemnification under this Article X, shall not exceed 100% of the respective portion of the Aggregate Consideration paid to such Founder, (ii) the aggregate liability of any Indemnifying Person that is not a Founder for indemnification under this Article X for Fundamental Representation - shall not exceed 100% of the respective portion of the Aggregate Consideration paid to such Indemnifying Person, and (iii) the aggregate liability of any Indemnifying Person that is not a Founder for indemnification under this Article X for Non-Founder Regular Representation - shall not exceed the higher of (i) thirty three percent (33%) of the respective portion of the Aggregate Consideration paid to such Indemnifying Person or (ii)_the Indemnity Pro Rate of the Escrow Fund of such Indemnifying Person (in the case of each, giving no effect to any withholdings pursuant to Section 2.09. Notwithstanding anything to the contrary contained herein, no Purchaser Indemnified Party shall be entitled to any indemnification in respect of any claim for Losses unless and until all claims for such Losses are in an aggregate amount equal to or greater than $200,000 (the “Basket”), in which case the Purchaser Indemnified Party may make claims for indemnification for all Losses (including the amount of the Basket), from the first dollar. For avoidance of any doubt, the Basket shall be not apply with respect to the Fundamental Representations and/or with respect to fraud, willful misrepresentation or intentional breach.

(b) For the purposes of clarity, no Indemnifying Person shall have any liability in connection with a breach of any representation or covenant by any other Indemnifying Person (which does not include a breach by the Company).

(c) As long as a Holder Representative is appointed pursuant to the provisions of Article XI, any claim for Losses indemnifiable pursuant to Article X exceeding the Indemnity Pro Rata Share of the Indemnifying Persons (except for claims related to breaches of representations, warranties or covenants by a specific Indemnifying Person) shall be directed at all Selling Shareholders for their Indemnity Pro Rata Share of such Losses. Without derogating from the aforesaid, if any Indemnified Person waives a claim, decides not to pursue a cause of action or elects not enforce a judgment or a settlement against one or more Selling Shareholder (for any reason whatsoever, including conflicting business arrangements, ease of collection and the like) then: (i) such a waiver will not be deemed as a waiver or an estopel of all or part of the claim against other Selling Shareholders and the Indemnified Person will be able to bring or pursue a claim and/or collect the entire Indemnity Pro Rata Share of any Losses regarding such a claim from any other Selling Shareholder, and (ii) a Selling Shareholder will not be entitled to raise a defense that such an action will result in a limitation of its indemnity obligation and will result and a reduction of the amount it should pay according to the terms of this Agreement

(d) Claims made by a Purchaser Indemnified Party for indemnification under Section 10.02 shall be satisfied first from funds held in the Escrow Fund (based on Indemnifying Person's Indemnity Pro Rata Share of the Escrow Fund), and then by payment of cash or other immediately available funds from such Indemnifying Persons', each in his, her or its Indemnity Pro Rata Share of any such Losses indemnifiable hereunder, subject to Sections 10.3(b) and Section 10.03(c).

(e) Notwithstanding anything contained herein to the contrary, for purposes of computing the amount of any Losses incurred by a Purchaser Indemnified Party the following amounts shall be deducted:

(1) any insurance proceeds received by any Purchaser Indemnified Party from any third-party insurer directly resulting from such Losses, net of any deductibles;

(2) indemnity or contribution amounts actually received from third parties directly attributed to such Losses; and

(3) In the event that a Purchaser Indemnified Party recovers, by means of insurance proceeds, indemnity or contribution for the same Losses for which the Purchaser Indemnified Party previously recovered from an Indemnifying Person, such Purchaser Indemnified Party shall promptly pay such amount (up to the amount so recovered) to the Indemnifying Person in proportion to the amount so previously recovered.

(f) Except with respect to fraud, willful misrepresentation or intentional breach of an Indemnifying Person, and further subject to the provisions of Section Section 12.10, the indemnity obligations contained in this Article X shall be the sole and exclusive remedy of any Purchaser Indemnified Party for Losses in connection with this Agreement whether pursuant to contract, tort or other theory of law.

(g) The Parties hereby agree that where one and the same set of facts or circumstances qualify under more than one provision entitling a Purchaser Indemnified Party to a claim or indemnification under this Agreement, then the maximum amount that may be claimed thereunder under all applicable claims or indemnifications shall be limited to the Losses suffered therefrom subject to the provisions of this Section.

(h) Each Purchaser Indemnified Party shall be required to use commercially reasonable efforts to mitigate the scope and effect of any and all Losses indemnifiable by the Indemnifying Persons hereunder

(i) For avoidance of any doubt, for purposes of the indemnity obligations contained in this Article X, any Losses of the Company, including without limitation, with respect to Third Party Claims, shall be deemed direct Losses of the applicable Purchaser Indemnified Party without needing to prove the same on a case-by-case basis.

Section 10.04 Procedure for Indemnification; Third Party Claims

(a) Claim Notice. If any Purchaser Indemnified Party has or claims to have incurred or suffered Losses for which it is or may be entitled to indemnification, compensation or reimbursement pursuant to Section 10.02, as applicable, the Parent or Purchaser, on behalf of such Purchaser Indemnified Party, shall, promptly upon becoming aware of such claims, deliver to the Holder Representative a certificate signed on behalf of the Parent or Purchaser (the “Officer’s Claim Notice”):

(1) stating that a Purchaser Indemnified Party believes that there is or may have been breach of or inaccuracy in a representation, warranty or covenant contained in this Agreement, or that such Purchaser Indemnified Party is or may otherwise be entitled to indemnification under this Article X;

(2) to the extent possible, containing a good faith non-binding, preliminary estimate of the amount which such Purchaser Indemnified Party claims to be entitled to receive hereunder, which shall be an estimate of the amount of Losses such Purchaser Indemnified Party claims to have so incurred or suffered (the aggregate amount of such estimate being referred to as the “Claimed Amount”) together with any supporting documentation; and

(3) containing a brief description (based upon the information then possessed by Purchaser Indemnified Party) of the material facts known to the Purchaser Indemnified Party giving rise to such claim, together with supporting documentation.

(b) Dispute Procedure. During the thirty (30) days' period commencing upon the date that an Officer's Claim Notice is deemed duly delivered pursuant to clause above to the Holder Representative, the Holder Representative may deliver to Purchaser Indemnified Party a written response (the “Response Notice”) in which the Holder Representative either: (i) agrees that the full Claimed Amount is owed to the Purchaser Indemnified Party; or (ii) agrees that a portion, but not all, of the Claimed Amount (the “Agreed Amount”) is owed to the Purchaser Indemnified Party; or (iii) indicates that no portion of the Claimed Amount is owed to the Purchaser Indemnified Party. Any part of the Claimed Amount that is not agreed to be owed to the Purchaser Indemnified Party pursuant to the Response Notice shall be referred to as a “Contested Amount”.

(c) Payment of Agreed Amount. Subject to the term, conditions and limitation set forth in this ARTICLE X, if the Holder Representative delivers to the Purchaser Indemnified Party a Response Notice agreeing that the full Claimed Amount or an Agreed Amount is owed to the Purchaser Indemnified Party, then during the applicable Escrow Period, the Holder Representative shall promptly notify the Escrow Agent thereof and instruct the Escrow Agent to release the full Claimed Amount or the Agreed Amount, as applicable, from the applicable Escrow Fund and wire such amount to the applicable Purchaser Indemnified Party. With respect to any payment hereunder, as long as any amount remains in the Escrow Fund, indemnification shall be sought from the Escrow Fund (and first, from any cash component of the Escrow Fund and then from any Consideration Shares deposited therein). Only after the expiration of the Escrow Period, and provided that no amount remains in the Escrow Fund, then within forty-five (45) Business Days following the delivery of such Response Notice to Purchaser Indemnified Party, the Indemnifying Persons shall pay the Claimed Amount or the Agreed Amount, as the case may be, to the Purchaser Indemnified Party, in each case subject to the limitations set forth herein and in accordance with their respective Indemnity Pro Rata Share.

(d) Resolution between the Parties. If the Holder Representative delivers to the Purchaser Indemnified Party a Response Notice indicating that there is a Contested Amount, the Holder Representative and Purchaser Indemnified Party shall attempt in good faith to resolve the dispute related to the Contested Amount. If Purchaser Indemnified Party and the Holder Representative resolve such dispute, such resolution shall be binding and a settlement agreement stipulating the amount owed to the Purchaser Indemnified Parties (the “Stipulated Amount”), shall be signed by Purchaser and the Holder Representative, and (i) during the applicable Escrow Period, the Holder Representative shall notify the Escrow Agent thereof, or (ii) after expiration of the applicable Escrow Period, Indemnifying Persons shall within forty-five (45) Business Days following the execution of such settlement agreement pay the Stipulated Amount to the Purchaser Indemnified Parties subject to the limitations set forth herein and in accordance with their respective Indemnity Pro Rata Share. If the Holder Representative and Purchaser are unable to resolve the dispute related to the Contested Amount, each of the Holder Representative or the Purchaser may refer to the dispute for resolution in accordance with Section Section 12.06.

(e) Except as otherwise provided for in this Section 10.04, in the event that any Purchaser Indemnified Party receives a notice of the assertion of any third-party claim from any Person (other than a Party hereto) (“Third Party Claim”) for which such Purchaser Indemnified Party is entitled to indemnification under this Article X, then the Purchaser Indemnified Party shall deliver a written notice to the Holder Representative, promptly as reasonably practicable. Failure to so notify the Holder Representative shall not relieve the Indemnifying Persons of any liability except to the extent that the defense of such Third Party Claim is materially prejudiced thereby. The Holder Representative shall, at the expense of the Indemnifying Persons, be entitled to participate in any defense of such Third Party Claim and shall have the right to receive copies of all pleadings, notices and communications in a timely manner with respect to the Third-Party Claim to the extent that receipt of such documents does not adversely affect any material privilege relating to any Purchaser Indemnified Party; provided, however, that any Purchaser Indemnified Party shall have full control over the litigation, including settlement and compromise thereof. If the Holder Representative does not consent to any settlement of a Third Party Claim (unless if such consent is unreasonably withheld, conditioned or delayed), such settlement shall not be determinative as to the existence of, or amount of, Losses or as to the entitlement of the Purchaser Indemnified Party for indemnification in that respect hereunder. All reasonable costs and expenses incurred by the Purchaser Indemnified Party in so defending a Third Party Claim for which the Purchaser Indemnified Party is entitled herein shall constitute Losses.

(f) With respect to any Third Party Claim subject to indemnification under this Article X: (i) both the Purchaser Indemnified Parties subject to such Third Party Claim and the Holder Representative shall keep the other Person fully informed in all material respects of the status of such Third Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) to the extent possible, the Parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third Party Claim.

(g) With respect to any Third Party Claim subject to indemnification under this Article X, the Parties shall cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work-product privileges. In connection therewith, each Party agrees that: (i) it will use commercially reasonable efforts, in respect of any Third Party Claim in which it has assumed or has participated in the defense, to avoid production of confidential information (consistent with applicable Law and rules of procedure) and (ii) all communications between any Parties hereto and counsel responsible for or participating in the defense of any Third-Party Claim will, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

(h) Tax Contest. Notwithstanding anything to the contrary in this Agreement, the Holder Representative (or a representative of the Indemnifying Persons if there is no Holder Representative), shall have the right to participate in any Tax Contest for which any of the Indemnifying Persons would be required to indemnify the Purchaser Indemnified Parties pursuant to this Agreement, unless such participation is legally impermissible or prohibited by the relevant Authority. If participating in a Tax Contest, the Holder Representative (or a representative of the Indemnifying Persons if there is no Holder Representative) shall bear its own respective legal and other costs associated with the Tax Contest. For purposes of this Section, the term "Tax Contest" shall mean an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of redetermining Tax Liabilities (including any administrative or judicial review of any claim for refund with respect to such Tax Liabilities). "Tax Liabilities" for purposes hereof means solely liability for Special Tax Claims covered by the Special Tax Escrow Fund.

Section 10.05 No Right of Contribution

No Equityholder shall initiate any Proceeding for indemnification or contribution from the Parent, Purchaser, Company, or any employee, officer, director or agent thereof, with respect to any indemnity claims arising under or in connection with this Agreement or the other Documents, to the extent that any Person is entitled to indemnification for such claim, and each Equityholder hereby waives any such right of indemnification or contribution from the Parent, Purchaser and/or Company that it has or may have in the future.

Section 10.06 Effect of Investigation; Reliance

The right to indemnification for Losses in this Article X or the availability of any other remedy will not be affected by any investigation conducted by any Purchaser Indemnified Party or its Representatives with respect to, or any knowledge possessed or acquired (or capable of being acquired) by any Purchaser Indemnified Party or its Representatives at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or agreement made by or on behalf of the Company or any Selling Shareholders or any other matter. The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right to indemnification, payment of Losses, or any other remedy based on any such representation, warranty, covenant or agreement. No Purchaser Indemnified Party shall be required to show reliance on any representation, warranty, certificate or other agreement in order for such Purchaser Indemnified Party to be entitled to indemnification hereunder. All indemnification rights hereunder shall survive the execution and delivery of the Documents and the consummation of the Transactions in accordance with the terms of this Article X, regardless of any investigation, inquiry or examination made for or on behalf of, or any knowledge of either the Purchaser or any of the other Purchaser Indemnified Parties or the acceptance by the Purchaser or any of the other Purchaser Indemnified Parties of any certificate or opinion.

Article XI
Holder Representative

Section 11.01 Appointment of Holder Representative; Power and Authority.

(a) By virtue of the execution of this Agreement, each Selling Shareholder, hereby irrevocably agrees, constitutes and appoints the Holder Representative (and by the execution of this Agreement as a Holder Representative, the Holder Representative hereby accepts each of its appointment), as of the Closing, as the true, exclusive and lawful representative, agent and attorney-in-fact of each of the Selling Shareholders for all purposes in connection with this Agreement and the agreements ancillary hereto, including to act: (i) as a Holder Representative under this Agreement, the Escrow Agreement and any other applicable Document and to have the right, power and authority to perform all actions (or refrain from taking any actions) the Holder Representative deems necessary, appropriate or advisable in connection with, or related to, this Agreement, the Escrow Agreement, any other applicable Document and the Transactions, (ii) in the name, place and stead of each Selling Shareholder (A) in connection with the Transactions, in accordance with the terms and provisions of this Agreement, and (B) in any Proceeding involving this Agreement, and (iii) to do or refrain from doing all such further acts and things, and to execute all such documents as the Holder Representative shall deem necessary or appropriate in connection with the Transactions (including any Document). This power of attorney is coupled with an interest and is irrevocable. All actions, decisions and instructions of the Holder Representative shall be conclusive and binding upon all of the Selling Shareholders.

(b) Without derogating from the generality of the foregoing, as of the date of this Agreement, the Holder Representative shall have the right, power and authority to:

(1) act for the Selling Shareholders with regard to all matters set forth in this Agreement and the agreements ancillary hereto, including those pertaining to the indemnification referred to in this Agreement, the power to compromise or settle any claim or any indemnity claim on behalf of the Selling Shareholders and to transact matters of litigation or other Proceedings (except as expressly provided herein and except with respect to any actions with respect to Losses recoverable from any source other than the Escrow Fund);

(2) execute and deliver the Paying Agent Agreement and the Escrow Agreement on behalf of all Selling Shareholders and all amendments, waivers, ancillary agreements, share powers, certificates and documents that the Holder Representative deems necessary or appropriate in connection with the consummation of the Transactions;

(3) receive funds for the payment of expenses of the Selling Shareholders and apply such funds in payment for such expenses;

(4) do or refrain from doing any further act or deed on behalf of the Selling Shareholders that the Holder Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement as fully and completely as the Selling Shareholders could do if personally present;

(5) give and receive all notices or other required or permitted documents, instructions and communications given or to be given to the Holder Representative by Parent or Purchaser pursuant to this Agreement, the Paying Agent Agreement or the Escrow Agreement (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by each Selling Shareholder individually);

(6) receive service of process on behalf of any Selling Shareholders in connection with any claims under this Agreement (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by each Selling Shareholder individually);

(7) negotiate, undertake, compromise, defend, resolve and settle any suit, Proceeding, claim or dispute under this Agreement or the Escrow Agreement on behalf of the Selling Shareholders , in accordance with the terms of this Agreement and the Escrow Agreement;

(8) engage special counsel, accountants and other advisors and incur such other expenses in connection with the Transactions;

(9) take such other action as the Holder Representative may deem appropriate, including:

(i) agreeing to any modification or amendment of this Agreement in accordance with Section 12.11 or the Escrow Agreement and executing and delivering an agreement of such modification or amendment;

(ii) taking any actions required or permitted under the Escrow Agreement; and

(iii) all such other matters as the Holder Representative may deem necessary, appropriate or advisable to carry out the intents and purposes of this Agreement, the Paying Agent Agreement, the Escrow Agreement and the agreements ancillary hereto.

(c) The Holder Representative may resign at any time by giving at least ten (10) days’ notice to the Purchaser and the Selling Shareholders, and may be removed or replaced (or in the event the Holder Representative has resigned, a successor may be appointed) only upon delivery of written notice to the Company and the Purchaser by the Selling Shareholders holding at least sixty percent (60%) of the issued and outstanding Company Shares, counted together as a single class, on an as-converted-to Company Ordinary Shares basis (or following the Closing, Selling Shareholders that immediately prior to the Closing held at least sixty percent (60%) of the Company Shares, counted together as a single class, on an as-converted-to Company Ordinary Shares basis); provided, however, that such removal shall not be effective unless and until a successor Holder Representative has been appointed and accepts such position and the terms of this Agreement and the Escrow Agreement. As soon as practically possible following the resignation of the Holder Representative, as set forth above, the Selling Shareholders undertake to appoint a replacement therefor subject to the affirmative vote of the Selling Shareholders holding at least sixty percent (60%) of the issued and outstanding Company Shares, counted together as a single class, on an as-converted-to Company Ordinary Shares basis (or following the Closing, Selling Shareholders that immediately prior to the Closing held at least sixty percent (60%) of the Company Shares, counted together as a single class, on an as-converted-to Company Ordinary Shares basis). If the Selling Shareholders fail to appoint a replacement within seven (7) Business Days following such removal or resignation then Mr. Eli David will be authorized to nominate the replacement, and such newly nominated representative shall be deemed to have been automatically appointed as the Holder Representative, until duly replaced by the Selling Shareholders as provided above. Parent, Purchaser, the Company and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Holder Representative in all matters referred to herein (within its authority described above).

(d) Notwithstanding the foregoing or anything to the contrary set forth herein, the powers conferred above shall not authorize or empower the Holder Representative to do or cause to be done any of the foregoing (i) in a manner that improperly discriminates between or among the Selling Shareholders; or (ii) as to any matter insofar as such matter relates solely and exclusively to a single Selling Shareholder, whereupon the Holder Representative may appoint the Selling Shareholder who is alleged to be in breach to handle all matters related to such indemnification claim on behalf of the Holder Representative, and all references to the Holder Representative in such event shall include also such Selling Shareholder. Without implying that other actions would constitute an improper discrimination, each of the Selling Shareholders agrees that discrimination between or among the Selling Shareholders solely on the basis of the respective number of Company Shares or Vested Company Options held by each Selling Shareholder or their respective Indemnity Pro Rata Share shall not be deemed to be improper. Further, notwithstanding anything herein to the contrary, the Holder Representative shall not be entitled to, and shall not, including by way of amending or waiving any provision hereof, take any action on behalf of any Selling Shareholder that would or could (i) cause any Selling Shareholder’s liability hereunder to exceed its Indemnity Pro Rata Share, (ii) involve any obligation, restriction or agreement other than the payment of monetary damages, (iii) result in the amounts payable hereunder to any Selling Shareholder being distributed in any manner other than as set forth in this Agreement and the Escrow Agreement, or (iv) result in an increase of any Selling Shareholder’s indemnity or other obligations or liabilities under this Agreement (including, for the avoidance of doubt, any change to the nature of the indemnity obligations), without (in each case) such Selling Shareholder’s prior written consent.

Section 11.02 Reimbursement.

(a) The Holder Representative will not be liable for any loss of principal of the Rep Expense Amount other than as a result of its gross negligence or willful misconduct. The Holder Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other purpose other than solely for the purpose of fulfilling its obligations hereunder, and will not voluntarily make these funds available to its creditors in the event of bankruptcy. The Purchaser Indemnified Parties shall not have any right, title or interest to the Rep Expense Amount and shall not make any claims against the Rep Expense Amount under this Agreement or otherwise. As soon as practicable following the completion of the Holder Representative’s responsibilities hereunder, the Holder Representative will deliver any remaining balance of the Rep Expense Amount to the Paying Agent for further distribution to the Selling Shareholders. For tax purposes, the Rep Expense Amount will be treated as having been received and voluntarily set aside by the Selling Shareholders at the time of Closing. Should the Rep Expense Amount not suffice for payment of the Rep Expenses, the Holder Representative shall be entitled to call upon the Selling Shareholders to contribute additional amounts to such account, in proportion to their Indemnity Pro Rata Share. The Holder Representative shall not be required to provide to the Purchaser a copy of any document provided to the Paying Agent regarding the Rep Expense Amount.

(b) The Holder Representative will not be required to take any action involving any expense unless the payment of such expense is made or provided for in a manner satisfactory to him, her or it. The Selling Shareholders shall be responsible for and shall on a pro rata basis based on their Indemnity Pro Rata Share, reimburse the Holder Representative or any member thereof upon demand for all reasonable expenses, disbursements and advances incurred or made by the Holder Representative in connection the Holder Representative duties in accordance with any of the provisions of this Agreement, the Escrow Agreement or any other documents executed in connection herewith or therewith, including the costs and expense of receiving advice of counsel according to this Agreement and the Escrow Agreement.

Section 11.03 Release from Liability; Indemnification.

The Holder Representative will incur no liability of any kind with respect to any action or omission by the Holder Representative in connection with the Holder Representative’s services pursuant to this Agreement and any agreements ancillary hereto, except in the event of liability directly resulting from the Holder Representative’s gross negligence or willful misconduct. The Holder Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Selling Shareholders will indemnify, defend and hold harmless the Holder Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the reasonable fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Holder Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Holder Representative, then the Selling Shareholders shall not be required to indemnify the Holder Representative for such Representative Loss and the Holder Representative will reimburse the Selling Shareholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Holder Representative by the Selling Shareholders, any such Representative Losses shall be recovered by the Holder Representative from the Rep Expense Amount and from any other funds that become payable to the Selling Shareholders under this Agreement at such time as such amounts would otherwise be distributable to the Selling Shareholders; provided, that while this section allows the Holder Representative to be paid from the aforementioned sources of funds, this does not relieve the Selling Shareholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Holder Representative from seeking any remedies available to it at law or otherwise. In no event will the Holder Representative be required to advance its own funds on behalf of the Selling Shareholders or otherwise. Except as expressly provided herein, any and all decisions, acts, consents or instructions made or given by the Holder Representative in connection with this Agreement or the Escrow Agreement shall constitute a decision of all the Selling Shareholders and shall be final, binding and conclusive upon each and every Selling Shareholder, and the Parent and/or Purchaser shall be entitled to rely upon any such decision, act, consent or instruction of the Holder Representative. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Selling Shareholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Holder Representative under this section. The Selling Shareholders acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Holder Representative or the termination of this Agreement.

Article XII
Miscellaneous

Section 12.01 Expenses.

All costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the Documents and the transactions contemplated hereby and thereby are to be paid by the Party incurring such expenses, except to the extent otherwise provided herein.

Section 12.02 Notices.

All notices, requests, demands, claims and other communications that are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; the Business Day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and five (5) Business Days after the date mailed by certified or registered mail, postage prepaid, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

If to the Parent / Purchaser:

Nano Dimension Ltd.

2 Ilan Ramon Street

7403635 Ness Ziona

Attn: Mr. Yoav Stern, CEO

Email: yoav.s@nano-di.com

In the case of both Parent and Purchaser - With a copy to (which shall not constitute notice):

Sullivan & Worcester Tel-Aviv

28 Ha’arbaa St., Northern Tower 35th floor, Tel-Aviv

Attn: Oded Har-Even, Esq.

Email: ohareven@sullivanlaw.com

If to the Company:

DeepCube Ltd.

Azrieli Center, Triangle Tower

132 Menachem Begin Rd.

Tel Aviv, Israel 6701101

Attention: Michael Zimmerman

E-mail: michael@deepcube.com

With a copy (which shall not constitute notice) to:

Pearl Cohen Zedek Latzer Baratz LLP

131 Dartmouth St

FL 3

Boston, MA 02116

Attention: Oded Kadosh, Adv.

E-mail: OKadosh@PearlCohen.com

If to the Selling Shareholders (after Closing) or to the the Holder Representative:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Managing Director

Email: deals@srsacquiom.com

Facsimile: (303) 623-0294

Telephone: (303) 648-4085

With a copy (which shall not constitute notice) to:

Pearl Cohen Zedek Latzer Baratz LLP

131 Dartmouth St

FL 3

Boston, MA 02116

Attention: Oded Kadosh, Adv.

E-mail: OKadosh@PearlCohen.com

or to such other address with respect to a Party as such Party notifies the other in writing as provided above.

Section 12.03 Third Party Beneficiaries.

Except as specifically set forth or referred to in this Agreement, this Agreement does not benefit or create any legal or equitable right, remedy or claim in or on behalf of any Person other than the Parties. Except as specifically set forth or referred to in this Agreement, this Agreement and all of its terms and conditions are for the sole and exclusive benefit of the Parties and their successors and permitted assigns.

Section 12.04 Complete Agreement.

This Agreement, including the Appendices and Exhibits hereto, the Company Disclosure Schedule and the other agreements, documents and written understandings referred to herein or otherwise entered into or delivered by the Parties on the date of this Agreement, including the Documents, constitute the entire agreement and understanding among the Parties with respect to the subject-matter hereof, and supersede all other and prior covenants, agreements, undertakings, obligations, promises, arrangements, communications, representations and warranties, whether oral or written, by any Party or by any director, officer, member, partner, employee, agent, Affiliate or Representative of any Party in their capacity as such, other than the Confidentiality Agreement entered into by the Company and Purchaser dated as of February 4, 2021 (the “Confidentiality Agreement”).

Section 12.05 Headings; References.

The titles, captions or headings contained in this Agreement are for convenience of reference only and are not intended to be a part of this Agreement and do not affect the interpretation or construction hereof. When a reference is made in this Agreement to a Section or an Article, such reference is to a Section or Article of this Agreement unless otherwise indicated.

Section 12.06 Governing Law; Jurisdiction.

(a) This Agreement (including any claim or controversy arising out of or relating to this Agreement and the Documents) shall be governed by, and construed in accordance with, the laws of the State of Israel without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.

(b) All disputes arising out of or in connection with this Agreement which the parties are unable to resolve within thirty (30) calendar days shall be resolved exclusively in arbitration in accordance with the rules provisions of the Israeli Arbitration Law-1968 (the “Rules”) in Tel-Aviv, Israel by a single arbitrator appointed jointly by Purchaser and the Holder Representative, and if no agreement is reached on the identity of the arbitrator within ten (10) days following a written demand, the identity of the arbitrator will be determined in accordance with the Rules. The language to be used in the arbitration shall be English. Any ruling or decision of the Arbitrator may be enforced in any court of competent jurisdiction. The arbitrator shall not be bound by procedure law or rules of evidence, but will rule consistent with the substantive law of the State of Israel. The award of the Arbitrator shall be in writing, state the reasons upon which it is based, and shall be final and binding upon the parties. This Section constitutes an Arbitration Agreement in accordance with the Rules. In the event of any contradiction between the provisions hereof and the Rules, the provisions of this Agreement shall prevail. All arbitral proceedings conducted with reference to this arbitration clause shall be kept strictly confidential. This confidentiality undertaking shall cover all information disclosed in the course of such arbitral proceedings, as well as any decision or award that is made or declared during the proceedings. Information covered by this confidentiality undertaking may not, in any form, be disclosed to any third party without the written consent of all Parties, except for their legal advisors and other advisors or Persons (and, in the case of the Holder Representative, except also for the Indemnifying Parties) with a need to know of such proceedings, provided that such third party advisors and Persons are subject to confidentiality undertaking not less strict than the provisions of this confidentiality undertaking. The immediately preceding sentence notwithstanding, no Party shall be prevented from disclosing such information if, and to the extent, such Party is obliged to disclose it under statute, regulation, decision of a Governmental Authority, stock exchange contract or similar, provided that (to the extent lawfully possible) the disclosing party first consults with any affected Party as to the nature, proposed form, timing and purpose of such disclosure and uses all reasonable endeavors to ensure that such information is treated by any receiving party as confidential.

Section 12.07 Severability.

Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision is to be interpreted to be only as broad as is enforceable.

Section 12.08 Counterparts.

This Agreement may be executed in any number of counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. A signature to this Agreement delivered by facsimile or electronic mail will be sufficient for all purposes between the Parties.

Section 12.09 Rules of Construction.

The Parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 12.10 Specific Performance.

Except as otherwise provided in Article X, the rights and remedies of the Parties hereto shall be cumulative (and not alternative). The Parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity, in each case without the requirement of posting any bond or other type of security.

Section 12.11 Amendments and Waivers.

(a) This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Purchaser, the Holder Representative (after the Closing) (acting exclusively for and on behalf of all of the Selling Shareholders) and, until the Closing, the Company (provided no amendment may be entered into which discriminates any specific Indemnifying Person, without the prior written consent of such specific Indemnifying Person).

(b) Except as expressly set forth in this Agreement, no failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 12.12 Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns. Except as otherwise set forth in this Agreement, this Agreement is not intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person, other than the Parties hereto and their respective successors and assigns.

(b) No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Party hereto, except that each of Parent and/or Purchaser may transfer or assign its rights and obligations under this Agreement, without obtaining the consent or approval of any other Party hereto, in whole or from time to time in part, to one or more of its Affiliates at any time; provided that the Parent or the Purchaser, as applicable, remains ultimately liable for all of the assigned obligations hereunder.

Section 12.13 No Right of Setoff.

The Parent and/or Purchaser shall not be entitled to set-off against any payment obligations owing by each of them to any of the Equityholders under this Agreement, or any other certificate, agreement, document or other instrument to be executed and delivered by the Parent or Purchaser, as applicable, in connection with the transactions contemplated hereby, or against any claims that the Parent or Purchaser may have under such agreements against any of the Equityholders.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by this respective authorized officer as of the date first written above.

NANO DIMENSION LTD.

By:	/s/ Yoav Stern
Name:	Yoav Stern
Title:	CEO

Nano-Dimension Technologies Ltd.

By:	/s/ Yael Sandler
Name:	Yael Sandler
Title:	CFO

DEEPCUBE LTD.

By:	/s/ Michael Zimmerman
Name:	Michael Zimmerman
Title:	CEO

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by this respective authorized officer as of the date first written above.

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Holder Representative

By:	/s/ Sam Riffe
Name:	Sam Riffe
Title:	Managing Director

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by this respective authorized officers as of the date first written above.

Anakhnu LLC		Cutter Mill Partners LLC

By:	/s/ Anakhnu LLC	By:	/s/ Cutter Mill Partners
Name:	Yaron Eitan	Name:	Steven Shehenfeld
Title:	Managing member	Title:	Managing Member

CRG Industries Ltd.		KDT Venture Holdings LLC

By:	/s/ Cohen Ltd.	By:	/s/ Jason Illian
Name:	Ronny Cohen	Name:	Jason Illian
Title:	GM	Title:	Managing Director

	Dr. Eli Omid David		Chris Clark
	/s/ Eli David		/s/ Chris Clark

	James Gorton		Cliff Saffron
	/s/ James Gorton		/s/ Cliff Saffron

	Michael Katzenstein		Noam Dworman
	/s/ Michael Katzenstein		/s/ Noam Dworman

	Richard Owens		Yuri Kokush
	/s/ Richard Owens		/s/ Yuri Kokush

	Lilach Efrati		Dany Rovinsky
	/s/ Lilach Efrati		/s/ Dany Rovinsky

	Eri Rubin		Itay Mosafi
	/s/ Eri Rubin		/s/ Itay Mosafi

	Katia Huri		Oren Zietman
	/s/ Katia Huri		/s/ Oren Zietman

	Peretz Levinov		Ran Berenfeld
	/s/ Peretz Levinov		/s/ Ran Berenfeld

	Shiri Brant		Ben Levy
	/s/ Shiri Brant		/s/ Ben Levy

	Michael Zimmerman		Mohsen Moazami
	/s/ Michael Zimmerman		/s/ Mohsen Moazami

	Simon Li		Pearl Cohen Zedek Latzer Baratz
	/s/ Simon Li		/s/ Pearl Cohen Zedek Latzer Baratz

Amir Faintuch
/s/ Amir Faintuch

	Toledo Family 2018 Trust		Vermir Holdings LLC

By:	/s/ Toledo Family 2018 Trust	By:	/s/ Amir Faintuch
Name:	Natan Eitan	Name:	Amir Faintuch
Title:	Toledo Trustee	Title:	Managing Dir

	Legacy Worldwide Investments II Ltd.		Schwab Rollover IRA FBO Ramnarain Jaigobind

By:	/s/ Suna Said Maslin	By:	/s/ Ramnarain Jaigobind
Name:	Suna Said Maslin	Name:	Ramnarain Jaigobind
Title:	Director	Title:	Mr

[Signature Page to Share Purchase Agreement]

Schedule 1

Selling Shareholders

Dr. Eli Omid David

Anakhnu LLC

Lilach Efrati

CRG Industries Ltd.

Schwab Rollover IRA FBO Ramnarain Jaigobind

Toledo Family 2018 Trust

Vermir Holdings LLC

Yuri Kokush

Chris Clark

Cutter Mill Partners LLC

James Gorton

Noam Dworman

Richard Owens

Michael Katzenstein

Cliff Saffron

KDT Venture Holdings, LLC

Legacy Worldwide Investments II Ltd.

Eri Rubin

Dany Rovinsky

Katia Huri

Itay Mosafi

Simon Li

Pearl Cohen Zedek Latzer Baratz

Amir Faintuch

Peretz Levinov

Ran Berenfeld

Shiri Brant

Ben Levy

Oren Zietman

Mohsen Moazami

Michael Zimmerman

Schedule 2

Knowledge Group

Eli David

Eri Rubin

Michael Zimmerman

Andrew Intrater

Yaron Eitan

Yaron Ashkenazi

Sagent Management

Exhibit A

FINAL

ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Agreement”) is made as of [●], 2021, by and among I.B.I Trust Management (the “Escrow Agent”), Nano Dimension Ltd., an Israeli company (“Parent”), Nano-Dimension Technologies Ltd., an Israeli company and a wholly owned subsidiary of Parent (the “Purchaser”) and Shareholder Representative Services LLC (the “Holder Representative”) solely in its capacity as representative of the Indemnifying Parties (individually, an “Indemnifying Party,” and collectively, the “Indemnifying Parties”). Capitalized terms used but not otherwise defined in this Agreement will have the meanings given to them in the Purchase Agreement (as defined below). If the terms of this Agreement conflict in any way with the terms of the Purchase Agreement, then the terms of the Purchase Agreement shall control.

RECITALS

A. Purchaser, Parent, DeepCube Ltd., a company organized under the laws of the State of Israel (the “Company”), the Holders’ Representative and the other persons that are signatories thereto have entered into that certain Share Purchase Agreement, dated as of [●], 2021 (the “Purchase Agreement”), a copy of which is attached hereto as Annex A, pursuant to which Purchaser will acquire all of the issued and outstanding share capital of the Company.

B. Pursuant to the Purchase Agreement, the Selling Shareholders have, among other things, acknowledged the deposit of the Escrow Amount (as defined below) into the Escrow Fund (as defined below) and the appointment of the Holders’ Representative.

C. Pursuant to Section 2.07(a) of the Purchase Agreement, (i) a cash amount equal to the cash component of the Escrow Fund in accordance with the Consideration Ratio Blend (the “Cash Escrow Amount”), and (ii) the equity portion of the Escrow Fund in accordance with the Consideration Ratio Blend (the “Equity Escrow Amount”, and together with the Cash Escrow Amount, the “Escrow Amount”) is to be delivered to and deposited with the Escrow Agent- such that the Cash Escrow Amount is to be delivered and deposited by the Parent or Purchaser, as applicable, and the Equity Escrow Amount is to be delivered and deposited by the Parent, in both cases upon the Closing, and both such deposits, together with any interest and other income that may be earned thereon, shall constitute and be held as the escrow fund (the “Escrow Fund”) and shall be governed by this Agreement and the Purchase Agreement.

D. The Holders’ Representative has been appointed as representative, agent and attorney-in-fact for, and to act on behalf of, the Indemnifying Parties to undertake certain obligations specified in the Purchase Agreement, subject to the limitations set forth in the Purchase Agreement.

E. The parties hereto desire to set forth the terms and conditions relating to the operation of the Escrow Fund.

Now, Therefore, in consideration of the premises, representations, warranties, covenants and other agreements contained in the Purchase Agreement and herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Appointment of the Escrow Agent. Purchaser, Parent and Holders’ Representative hereby appoint and designate the Escrow Agent as the escrow agent for the purposes set forth in the Purchase Agreement and this Agreement, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth in the Purchase Agreement and this Agreement.

2. Escrow Fund.

(a) Pursuant to Section 2.07(a) of the Purchase Agreement, at the Closing, Parent or Purchaser, as applicable, shall deposit the Cash Escrow Amount and the Parent shall deposit the Equity Escrow Amount with the Escrow Agent in immediately available funds (with respect to the Cash Escrow Amount). The Escrow Agent may assume without inquiry that all amounts and equity deposited by Purchaser or Parent, as applicable, pursuant to this Section 2(a) have been correctly computed in accordance with the requirements of the Purchase Agreement, that no additional amount of cash or equity is required to be so delivered to the Escrow Fund following the Closing Date and that the Escrow Agent is not required under the Purchase Agreement to hold in the Escrow Fund any additional amounts or equity other than the Escrow Fund and the income earned on the cash component thereof by investments made in accordance with Section 7.

(b) The Escrow Agent agrees to accept delivery of the Escrow Fund and to hold the Escrow Fund subject to the terms and conditions of this Agreement and the Purchase Agreement. The Escrow Agent will promptly acknowledge receipt of the deposits contemplated by Section 2(a) in writing (including by way of electronic mail) to the Purchaser and the Holders’ Representative.

(c) The Escrow Fund shall be held and distributed by the Escrow Agent in accordance with the provisions of this Agreement and the Purchase Agreement. The Escrow Agent shall maintain and deliver to each of the Purchaser or Holders’ Representative upon request, a statement of holdings and transactions with respect to the Escrow Fund.

(d) No portion of the Escrow Fund or any beneficial interest therein may be pledged, encumbered, sold, assigned or transferred (including any transfer by operation of law) or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of such Person prior to the distribution of such portion of the Escrow Fund, as applicable, by the Escrow Agent in accordance with this Agreement and the Purchase Agreement.

3. Escrow Period. Subject to the terms and conditions of the Purchase Agreement, indemnification claims against the Escrow Fund may be made immediately following the Closing Date and until the lapse of the applicable Escrow Period in accordance with the Purchase Agreement (the “Escrow Period”).

4. Rights and Obligations of the Parties.

(a) The Escrow Agent shall be entitled to such rights and shall perform such duties as escrow agent as set forth herein (the “Duties”), in accordance with the provisions of this Agreement. Such Duties shall include the following: (i) safeguarding and treating the Escrow Fund in accordance with the provisions of this Agreement and the Purchase Agreement, and holding the Escrow Fund in a separate account, as detailed in Annex C, apart from any other funds or accounts of the Escrow Agent or any other Person and (ii) holding and disposing of the Escrow Fund only in accordance with the provisions of this Agreement and the Purchase Agreement. The Duties of the Escrow Agent with respect to the Escrow Fund may be altered, amended, modified or revoked only by written notice signed by Purchaser, the Escrow Agent and the Holders’ Representative. The Escrow Agent shall have no duties or liability under the provisions of any other agreement other than this Agreement.

(b) Purchaser and the Holders’ Representative shall be entitled to their respective rights and shall perform their respective duties and obligations as set forth herein and in the Purchase Agreement, in accordance with the provisions of this Agreement and the Purchase Agreement.

(c) The Holders’ Representative hereby accepts its appointment as and shall act as the representative of the Indemnifying Parties for purposes of this Agreement and Articles X and XI of the Purchase Agreement.

2

(d) At all times during the term of this Agreement, the Escrow Agent shall comply with all laws applicable to its performance of its obligations under this Agreement.

(e) During the term of this Agreement, the Escrow Agent shall provide Purchaser and Holders’ Representative, upon request, with statements containing the beginning balance of the Escrow Fund, all principal and income transactions plus a listing of all securities transactions, receipts and disbursements during the statement period, and a current listing of the assets.

5. Indemnity Claims Against the Escrow Fund. The following sets for the process for indemnity claims against the Escrow Fund:

(a) On or before the last day of the respective Escrow Period, the Parent or Purchaser, as applicable, on behalf of a Purchaser Indemnified Party, may deliver to the Holders’ Representative with a copy to the Escrow Agent, an Officer’s Claim Notice signed by any officer of Purchaser or Parent, as applicable, all subject to and in accordance with the terms and conditions of the Purchase Agreement.

(b) The Escrow Agent shall make no payment or take any other action pursuant to such Officer’s Claim Notice, unless the Escrow Agent shall have received a Response Notice from the Holders’ Representative in which the Holders’ Representative agrees to all or part of the claims and Losses claimed in the Officer’s Claim Notice as owed to the Indemnified Parties pursuant to Section 10.04(c) of the Purchase Agreement (the “Agreed Amount”). Upon the receipt by the Escrow Agent of a Response Notice in which the Holders’ Representative agrees to all or part of the claims and Losses claimed in the Officer’s Claim Notice as owed to the Indemnified Party, Escrow Agent shall promptly make such payment of such Agreed Amount to the Purchaser (on behalf of the Indemnified Party) and any remaining claims and Losses to which the Holders’ Representative did not agree shall be subject to sub-sections (c)-(d) below.

(c) Subject to the terms and conditions of the Purchase Agreement, if the Holder Representative delivers to the Purchaser Indemnified Party a Response Notice indicating that there is a Contested Amount, the Holder Representative and Purchaser Indemnified Party shall attempt in good faith to resolve the dispute related to the Contested Amount. If Purchaser Indemnified Party and the Holder Representative resolve such dispute during the thirty (30) days’ period commencing upon the date that an Officer’s Claim Notice is duly delivered pursuant to the Purchase Agreement, such resolution shall be binding and a settlement agreement stipulating the amount owed to the Purchaser Indemnified Parties (the “Stipulated Amount”), shall be signed by Purchaser or Parent, as applicable and the Holder Representative (the “Settlement Agreement”). If a Settlement Agreement is signed during the Escrow Period, then a copy of the Settlement Agreement duly executed by both parties setting forth their agreement with respect to any indemnification claim shall be delivered to the Escrow Agent, the Escrow Agent shall be entitled to conclusively rely on any such Settlement Agreement and the Escrow Agent shall, as applicable, distribute amounts available from the Escrow Fund in accordance with the terms of such Settlement Agreement, it being understood that in any event, notwithstanding anything to the contrary in such Settlement Agreement, all distributions of amounts from the Escrow Fund to the Indemnifying Parties, when and where applicable pursuant to this Agreement and the Purchase Agreement, shall only be made to the Paying Agent to be further distributed by the Paying Agent to Indemnifying Persons, in accordance with the Purchase Agreement and the Paying Agent Agreement.

(d) If no such Settlement Agreement can be reached, in accordance with the terms and conditions of the Purchase Agreement, then either Parent or Purchaser , as applicable, or the Holders’ Representative may refer the dispute for resolution in accordance with Section 12.06 of the Purchase Agreement and the Escrow Agent shall make no payment (except for the Agreed Amount) or take any other action pursuant to the Officer’s Claim Notice until either (i) a Settlement Agreement (as set forth in Section 5(c) above) is delivered or (ii) the Parent or Purchaser , as applicable, and Holders’ Representative deliver to the Escrow Agent a decision of an arbitrator or a trial court, as applicable, which shall be nonappealable, binding and conclusive upon Purchaser, Parent, the Holders’ Representative and the Indemnifying Persons, in which case the Escrow Agent shall be entitled to act in accordance with such decision and the Escrow Agent shall distribute amounts from the Escrow Fund in accordance therewith, if applicable.

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6. Releases of the Escrow Fund.

(a) Deduction of Escrow Amount upon an Adjustment.

If, in accordance with Section 2.13(h)(1) of the Purchase Agreement, the Aggregate Consideration calculated based on the Estimated Closing Balance Sheet exceeds the Aggregate Consideration calculated based on the Final Closing Balance Sheet, then the Holder Representative shall instruct the Escrow Agent to release the amount in excess from the Escrow Fund in accordance with the Consideration Blend Ratio and transfer such amount to the Parent or the Purchaser, as applicable.

If, in accordance with Section 2.13(h)(2) of the Purchase Agreement, the Aggregate Consideration calculated based on the Final Closing Balance Sheet exceeds the Aggregate Consideration calculated based on the Estimated Closing Balance Sheet, then within five (5) Business Days as of the date of the Final Closing Balance Sheet being determined, the Parent or the Purchaser, as applicable, shall instruct the Escrow Agent to release the amount in excess from the Escrow Fund in accordance with the Consideration Blend Ratio and transfer such amount to the Paying Agent for disbursement to the Selling Shareholders (in accordance with their respective Indemnity Pro Rata Share).

(b) Release of Escrow Amount upon the Lapse of the Escrow Period.

Within one (1) Business Day following the twenty-four (24) month anniversary of the Closing Date, the Escrow Agent shall automatically and without any further action release and deliver to the Paying Agent the remaining Cash Consideration and Share Consideration then held in the Non-Founders’ Escrow Fund, less (i) any Pending Claims Consideration and/or (ii) comprising the Special Tax Escrow, for further distribution to the Indemnifying Persons, per the mechanism described under Section 2.05 of the Purchase Agreement, mutatis mutandis, to each such Indemnifying Person according to such Indemnifying Person’s Indemnity Pro Rata Share, and in accordance with the Paying Agent Agreement and the Purchase Agreement (such amount, the “Non-Founders’ Escrow Reserve Amount”).

Within one (1) Business Day following the thirty (30) month anniversary of the Closing Date, the Escrow Agent shall automatically and without any further action release and deliver to the Paying Agent the remaining Cash Consideration and Share Consideration then held in the Founders’ Escrow Fund, less (i) any Pending Claims Consideration and/or (ii) comprising the Special Tax Escrow, for further distribution to the Indemnifying Persons, per the mechanism described under Section 2.05 of the Purchase Agreement, mutatis mutandis, to each such Indemnifying Person according to such Indemnifying Person’s Indemnity Pro Rata Share, and in accordance with the Paying Agent Agreement and the Purchase Agreement (such amount, the “Founders’ Escrow Reserve Amount”).

Within one (1) Business Day following the lapse of the Special Tax Escrow Period (in accordance with the Purchase Agreement), the Escrow Agent shall automatically and without any further action release and deliver to the Paying Agent the remaining Cash Consideration (and any remaining Share Consideration, if applicable) then held in the Special Tax Escrow, less any Pending Claims Consideration, if applicable, for further distribution to the Indemnifying Persons, per the mechanism described under Section 2.05 of the Purchase Agreement, mutatis mutandis, to each such Indemnifying Person according to such Indemnifying Person’s Indemnity Pro Rata Share, and in accordance with the Paying Agent Agreement (such amount, the “Special Tax Escrow Reserve Amount”).

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(c) Release of the Reserve Amount. Promptly following the resolution or satisfaction of any indemnification claims for indemnifiable Losses relating to any portion of the Non-Founders’ Reserve Amount, the Founders’ Reserve Amount or the Special Tax Escrow Reserve Amount, as may be applicable, such portion of the Non-Founders’ Reserve Amount, the Founders’ Reserve Amount or the Special Tax Escrow Reserve Amount, as applicable, shall automatically and without any further action be released and delivered by the Escrow Agent, as applicable, (i) to the Paying Agent to be further distributed by the Paying Agent to the Indemnifying Persons per the mechanism described under Section 2.05 of the Purchase Agreement, mutatis mutandis, to each such Indemnifying Person according to such Indemnifying Person’s Indemnity Pro Rata Share, and in accordance with the Paying Agent Agreement and the Purchase Agreement; or (ii) to the Parent or the Purchaser, as applicable, by wire transfer of immediately available funds to the account designated by the Parent or Purchaser, as applicable, for such purpose. The Non-Founders’ Reserve Amount, the Founders’ Reserve Amount and the Special Tax Escrow Reserve Amount shall remain in the Escrow Fund until such time as the claims for such Losses have been resolved or satisfied and to the extent such Non-Founders’ Reserve Amount, Founders’ Reserve Amount or Special Tax Escrow Reserve Amount, as applicable, is not awarded to a Purchaser Indemnified Party upon the resolution or satisfaction of such claims, the Escrow Agent shall automatically and without any further action release and deliver a portion of the Escrow Fund equal to such resolved or satisfied reserved amount, to the Paying Agent for further distribution to the Indemnifying Persons Indemnifying Persons, per the mechanism described under Section 2.05 of the Purchase Agreement, mutatis mutandis, to each such Indemnifying Person according to such Indemnifying Person’s Indemnity Pro Rata Share, and in in accordance with the Paying Agent Agreement and the Purchase Agreement.

7. Investment of Cash in the Escrow Fund.

(a) The Escrow Agent shall hold the cash in the Escrow Fund in escrow and shall invest such cash and any interest or income thereon, to the extent feasible, in a USD interest bearing weekly deposit (the “Permitted Investments”). The Escrow Agent shall not be liable for any loss incurred by the actions of third parties or for any loss arising by error, failure or delay in the making of an investment or reinvestment, and the Escrow Agent shall not be liable for any loss of principal or income in connection therewith, unless such error, failure or delay results from the Escrow Agent’s gross negligence, fraud, willful misconduct or breach of this Agreement. As and when the cash in the Escrow Fund and any interest or income thereon is to be released under this Agreement, the Escrow Agent shall cause the Permitted Investments to be converted into cash in accordance with its customary procedures and shall not be liable for any loss of principal or income in connection therewith.

(b) All interest attributable to amounts in the Escrow Fund (less any Taxes thereon) shall be treated for all purposes of this Agreement as a part of the Escrow Amount and shall be released and delivered to the Paying Agent for distribution to the Indemnifying Parties in accordance with Section 6 above or to the Purchaser (on behalf of the Indemnified Party) in accordance with Section 5 above.

(c) Upon the written request of either the Holders’ Representative or the Purchaser, at any time, the Escrow Agent shall deliver to the requesting party such information as shall be reasonably requested with respect to the Escrow Fund.

8. Exculpatory Provisions.

(a) The Escrow Agent shall be obligated only for the performance of such Duties as are specifically set forth herein (for the avoidance of doubt, the Escrow Agent is not a party to the Purchase Agreement) and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for forgeries or false impersonations. The Escrow Agent shall not be liable for any act done or omitted hereunder as escrow agent except for gross negligence, fraud, willful misconduct or breach of this Agreement. The Escrow Agent shall in no case or event be liable for any representations or warranties of the Company or Purchaser. Any act done or omitted pursuant to the written advice or opinion of outside counsel to the Escrow Agent shall be conclusive evidence of the good faith of the Escrow Agent.

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(b) In the event of a dispute between the parties hereto, the Escrow Agent is hereby expressly authorized to disregard any and all notifications given by any of the parties hereto or by any other Person, excepting only (i) a joint written instruction of Parent or Purchaser, as applicable, and the Holders’ Representative (except as otherwise explicitly stated in this Agreement), (ii) a Settlement Agreement as provided in Section 5(c) and (iii) decisions and awards of the arbitrator or the trial court as provided in Section 5(d) to which the Escrow Agent shall be entitled to conclusively rely and shall distribute the Escrow Fund in accordance with the terms thereof, and is hereby expressly authorized to comply with and obey awards, orders, judgments or decrees of any competent arbitrator or court. In case the Escrow Agent obeys or complies with any such award, order, judgment or decree of any competent arbitrator or court, the Escrow Agent shall not be liable to any of the parties hereto or to any other Person by reason of such compliance, notwithstanding any such award, order, judgment, or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

(c) In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by the Escrow Agent hereunder, the Escrow Agent may, in its sole discretion, refrain from taking any action other than retaining possession of the Escrow Fund, unless the Escrow Agent receives written instructions, signed by the Parent or Purchaser , as applicable, and the Holders’ Representative, that eliminates such ambiguity or uncertainty, or such ambiguity or uncertainty is resolved in any other manner acceptable by the Escrow Agent in accordance with the terms of this Agreement.

(d) Set forth in Annex D hereto is a list of: (i) the names, titles, telephone numbers, email addresses and specimen signatures of the persons authorized by Parent and Purchaser on their behalf to provide written instructions to the Escrow Agent concerning actions to be taken under this Escrow Agreement; and (ii) the names, titles, telephone numbers, email addresses and specimen signatures of the persons authorized by the Holders’ Representative on its behalf to provide written instructions to the Escrow Agent concerning actions to be taken under this Escrow Agreement (collectively, the “Authorized Representatives”). Until such time as the Escrow Agent shall receive an updated list of Authorized Representatives from Parent and Purchaser or the Holders’ Representative, the Escrow Agent shall be fully protected in relying, without further inquiry, on the most recent list of Authorized Representatives furnished to the Escrow Agent by Parent, Purchaser or the Holders’ Representative, as applicable.

9. Resignation and Removal of the Escrow Agent. The Escrow Agent may resign as escrow agent of the Escrow Fund, at any time, with or without cause, by giving at least 120 days’ prior written notice to each of Purchaser and the Holders’ Representative, such resignation to be effective no earlier than 120 days following the date such notice is given. In addition, the Parent or Purchaser , as applicable, and the Holders’ Representative may jointly remove the Escrow Agent, at any time, with or without cause, by an instrument executed by the Parent or Purchaser, as applicable, and the Holders’ Representative (which may be executed in counterparts) given to the Escrow Agent, which instrument shall designate the effective date of such removal. In the event of any such resignation or removal, the Escrow Agent shall continue to serve and to perform its obligations hereunder until a successor provider, who shall be appointed by Parent or Purchaser, as applicable, and the Holders’ Representative (the “Successor”) accepts the trust and administration required under this Agreement, but not to exceed 120 calendar days from receipt of the written notice of the intent to terminate or cancel this Agreement. Thereafter, the Escrow Agent shall promptly transfer to the Successor any funds held pursuant to this Agreement and shall also deliver all information in its possession in connection with the trust and administration created under this Agreement and shall fully cooperate to ensure the orderly and seamless transfer of all responsibilities. Any such Successor shall deliver to the Parent, or Purchaser, as applicable, and the Holders’ Representative a written instrument accepting such appointment (and assuming the rights and obligations hereunder), and thereupon it shall succeed to all the rights and duties of the Escrow Agent hereunder.

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10. Further Instruments. If the Escrow Agent reasonably requires other or further instruments in connection with its performance of the Duties, the necessary parties hereto shall join in furnishing such instruments.

11. Disputes. It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the cash and/or other property held by the Escrow Agent hereunder, the Escrow Agent is authorized and directed to act in accordance with, and in reliance upon, the provisions of this Agreement and as between Purchaser, Parent, Company, the Selling Shareholders and the Holders’ Representative, the provisions of the Purchase Agreement.

12. Escrow Fees and Expenses. Purchaser and the Holders’ Representative (on behalf of the Indemnifying Persons) shall equally pay the Escrow Agent such fees and equally reimburse the Escrow Agent for such expenses as are established and contemplated by the fee schedule attached hereto as Annex B (the “Fees”). Escrow Agent may receive benefits, including a portion of the payments from the financial institution in which the Escrow Fund is held. The payment of the Fees shall be made together with the transfer of the Escrow Amount to the Escrow Agent.

13. Indemnification. In consideration of the Escrow Agent’s acceptance of this appointment, Purchaser and the Holders’ Representative (solely on behalf of the Indemnifying Persons and in its capacity as the Holders’ Representative, not in its individual capacity), hereby severally and not jointly in equal parts, agree to indemnify and hold the Escrow Agent harmless as to any liability incurred by it to any Person, firm or corporation by reason of its having accepted such appointment or in carrying out the provisions of this Agreement and the Purchase Agreement, and to reimburse the Escrow Agent for all its direct costs and expenses (including without limitation reasonable out-of-pocket outside counsel fees and expenses) reasonably incurred by reason of any matter as to which such indemnity is paid pursuant to this Section 13; provided that Escrow Agent shall not be entitled to any indemnity hereunder in case of the Escrow Agent’s gross negligence, fraud, willful misconduct or breach of this Agreement and further provided that (i) the Holders’ Representative shall have no such obligation with respect to this Section 13 to the extent such liability to the Escrow Agent arises out of any act of, or failure to act by, Purchaser and/or Parent and/or any of their respective affiliates, and (ii) Parent or Purchaser shall have no such obligation with respect to the Escrow Agent to the extent such liability arises out of any act of, or failure to act by, the Holders’ Representative. The foregoing indemnification and agreement to hold harmless shall survive any resignation or removal of the Escrow Agent and shall survive the termination of this Agreement.

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14. General.

(a) All reports, notices and other communications required or permitted hereunder shall be in writing (unless otherwise provided herein) and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery), or upon transmitter’s confirmation of a receipt (not to be withheld) of a facsimile or electronic mail transmission, to the parties at the following addresses:

(i)	if to Parent or Purchaser, to:

Nano Dimension Ltd.
______________________
Attention: Yoav Stern , CEO
Email: yoav.s@nano-id.com
Facsimile No.: (___) ___-____

with a copies (which shall not constitute notice) to:

Sullivan Worcerster Tel-Aviv

28 Haarbaah St.

Haarbaah Towers, North Tower

35th Fl.

Attn: Oded Har-Even, Adv.

Email: o.hareven@sullivanlaw.co.il

(ii)	if to the Holders’ Representative, to:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Managing Director

Email: deals@srsacquiom.com

Facsimile: (303) 623-0294

Telephone: (303) 648-4085

with a copy (not constituting notice) to:

Pearl Cohen Zedek Latzer Baratz LLP

131 Dartmouth St

FL 3

Boston, MA 02116

Attention: Oded Kadosh, Adv.

E-mail: OKadosh@PearlCohen.com

(iii)	if to the Escrow Agent, to:

I.B.I Trust Management

Ehad Ha’am 9, Tel Aviv (Shalom Tower floor 29th, east wing at IBI Investment House offices)

Attention: Mr. Tzvika Bernstein.

Telephone No.: +972 (0) 506 209 410

Facsimile No.: +972 3 519 0341 (att: Tzvika)

E- Mail: Tzvika@102trust.com

or to such other address as any party may have furnished in writing to the other parties in the manner provided above. Any notice addressed to the Escrow Agent shall be effective only upon receipt. If any Officer’s Claim Certificate, any objection thereto or any other document of any kind is required to be delivered to the Escrow Agent and any other Person, the Escrow Agent may assume without inquiry that such Officer’s Claim Certificate, Claim Dispute Notice, objection or other document was received by such other Person on the date on which it was deemed to be received by the Escrow Agent.

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(b) The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(c) This Agreement may be executed in any number of counterparts, each of which when so executed shall constitute an original copy hereof, but all of which together shall constitute one instrument.

(d) No party may, without the prior express written consent of each other party, assign this Agreement in whole or in part. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto. This Agreement may only be amended in a writing signed by Purchaser, the Escrow Agent and the Holders’ Representative.

(e) This Agreement shall be governed by and construed in accordance with the laws of the State of Israel. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts located in Tel Aviv, Israel in respect of the interpretation and enforcement of the provisions of this Agreement and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that delivering of process or other papers in connection with any such action or proceeding in the manner provided in Section 14(a) or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof.

15. Tax Reporting Matters; Withholding Rights.

(a) To the extent required by applicable law, the Escrow Agent shall deduct and withhold (or cause to be deducted and withheld) Israeli Tax on a monthly basis from all interest and earnings (if any) earned on the Escrow Fund and timely remit such Tax to the ITA. The Escrow Agent may rely upon (and obtain copies from the Paying Agent as necessary) all tax forms used and collected by the Paying Agent in connection with Closing payments.

(b) Notwithstanding anything herein to the contrary, the Escrow Agent shall transfer any amounts released from the Escrow Fund to the Paying Agent without withholding any Tax. The Paying Agent shall be subject to and fully comply with and adhere to Section 2.10 of the Purchase Agreement with respect to withholding Tax.

16. Statements. During the term of this Agreement, the Escrow Agent shall provide Purchaser and Holders’ Representative, upon request but in any event at least once per calendar quarter, with statements concerning the beginning balance of the Escrow Fund and all principal and income transactions, plus a listing of all transactions, receipts and disbursements during the statement period, and a current listing of the claims.

[Signature Page Follows]

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In Witness Whereof, each of the parties hereto has executed this Escrow Agreement as of the date first above written.

I.B.I Trust Management as Escrow Agent

By:	/s/ Tzvika Bernstein
Name:	Tzvika Bernstein
Title:	CEO

Nano Dimension Ltd.

By:	/s/ Yael Sandler
Name:	Yael Sandler
Title:	CFO

Nano Dimension Technologies Ltd.

By:	/s/ Yael Sandler
Name:	Yael Sandler
Title:	CFO

Shareholder Representative Services LLC

By:	/s/ Sam Riffe
Name:	Sam Riffe
Title:	Managing Director

[Signature Page- Escrow Agreement]

Annex A

Purchase Agreement

Annex B

Escrow Agent Fee Schedule

A fee, to be paid by the Purchaser and the Holders’ Representative (on behalf of the Indemnifying Persons), in equal portions, to the Escrow Agent upon the execution of the Escrow Agreement as follows:

US$5,0001 + VAT (US$5,850 total)

For all the distributions.

Commission upon wire:

US$ Transfer Commission:	US$25 per each wire.
NIS Transfer Commission:	NIS 20 per each wire.

By paying the foregoing fee, the Parties are exempted from all fixed and variable costs related to the opening and maintenance of the account.

FX - 3 per-mills benefit on the banking transfer and checks exchange rate at actual conversion.

*********

1 Since the funds are managed in the transaction Account, the Paying Agent, I.B.I. Group (Israel Brokerage and Investment I.B.I. I.B.I. Capital Trust Ltd. etc., may receive certain benefits in connection with managing the transaction Account.

Annex C

Escrow Fund Details

Bank Name:	Bank Hapoalim Ltd.
Branch Number:	600
Branch Address:	26 Harokmim St. Holon, Israel
Account Name:	Israel Brokerage and Investment I.B.I.
Account Number:	454340
Beneficiary Address:	Ehad Ha’am 9, Tel-Aviv
SWIFT Code:	POALILIT
IBAN:	IL650126000000000454340

F/B/O:	IBI Trust Management in trust for Nano- DeepCube. Transaction Escrow; Account Number 69091

*********

Annex D

AUTHORIZED REPRESENTATIVES

List of persons authorized by Parent and Purchaser:

Name	Title	Telephone Number	Email Address	Specimen Signature
[●]	[●]	[●]	[●]

[●]	[●]	[●]	[●]

[●]	[●]	[●]	[●]

[●]	[●]	[●]	[●]

[●]	[●]	[●]	[●]

AUTHORIZED REPRESENTATIVES

List of persons authorized by Holders' Representative:

Name	Title	Telephone Number	Email Address	Specimen Signature
Lon LeClair	President	303-222-2078 [●]	lleclair@srsacquiom.com

Paul Koenig	Managing Director	303-957-2850	pkoenig@srsacquiom.com

Exhibit B

Affidavit of Lost Certificate(s)

To:

Deepcube Ltd.

The undersigned, is the true, lawful, present and sole owner of ________________ Shares (the “Shares”), of no par value, of Deepcube Ltd., company number 515702645, organized under the laws of the State of Israel (the “Company”), hereby represents and warrants to the Company as follows:

1.	As of the date hereof, the undersigned is unable to locate the share certificate(s) representing the Shares (the “Certificates”), which may have been lost, stolen, destroyed, misplaced or never issued at all.

2.	The undersigned has made or caused to be made a diligent search for the Certificates and has been unable to find, produce or recover the Certificates.

3.	The undersigned further represents that its Certificates are not, in whole or in part, endorsed, pledged, sold, transferred, assigned, or deposited under any agreement.

4.	If the undersigned or its heirs, executors, administrators, successors or assigns find or recover the Certificates, it will return the Certificates to the Company immediately for cancellation without any consideration or payment whatsoever. The undersigned hereby declares and acknowledges that upon the execution of this Affidavit, the Certificates will be null and void, and the undersigned will have no claims with respect thereto.

5.	The undersigned agrees to indemnify and hold the Company harmless from any losses, damages, claims, causes of action, costs and expenses, including reasonable attorneys’ fees, that the Company may incur or become subject to by virtue or arising out of any false or inaccurate statement of the undersigned contained herein, or as a result of the recovery of the Certificates.

6.	The undersigned hereby confirms that the foregoing statements are true, correct, and complete, to the best of the undersigned’s knowledge, information and belief.

[Signature page immediately follows]

IN WITNESS WHEREOF,

the undersigned has executed this Affidavit of Lost Certificate(s) as of _________, 2021.

Anakhnu LLC		Cutter Mill Partners LLC

By:	/s/ Anakhnu LLC	By:	/s/ Cutter Mill Partners
Name:	Yaron Eitan	Name:	Steven Shehenfeld
Title:	Managing member	Title:	Managing Member

CRG Industries Ltd.		KDT Venture Holdings LLC

By:	/s/ Cohen Ltd.	By:	/s/ Jason Illian
Name:	Ronny Cohen	Name:	Jason Illian
Title:	GM	Title:	Managing Director

	Dr. Eli Omid David		Chris Clark
	/s/ Eli David		/s/ Chris Clark

	James Gorton		Cliff Saffron
	/s/ James Gorton		/s/ Cliff Saffron

	Michael Katzenstein		Noam Dworman
	/s/ Michael Katzenstein		/s/ Noam Dworman

	Richard Owens		Yuri Kokush
	/s/ Richard Owens		/s/ Yuri Kokush

	Lilach Efrati		Dany Rovinsky
	/s/ Lilach Efrati		/s/ Dany Rovinsky

	Eri Rubin		Itay Mosafi
	/s/ Eri Rubin		/s/ Itay Mosafi

	Katia Huri		Oren Zietman
	/s/ Katia Huri		/s/ Oren Zietman

	Peretz Levinov		Ran Berenfeld
	/s/ Peretz Levinov		/s/ Ran Berenfeld

	Shiri Brant		Ben Levy
	/s/ Shiri Brant		/s/ Ben Levy

	Michael Zimmerman		Mohsen Moazami
	/s/ Michael Zimmerman		/s/ Mohsen Moazami

	Simon Li		Pearl Cohen Zedek Latzer Baratz
	/s/ Simon Li		/s/ Pearl Cohen Zedek Latzer Baratz

Awz HLS Fund II, L.P.
Amir Faintuch
By:	/s/ Yaron Ashkenazi		/s/ Amir Faintuch
Name:	Yaron Ashkenazi
Title:	Managing Partner

	Toledo Family 2018 Trust		Vermir Holdings LLC

By:	/s/ Toledo Family 2018 Trust	By:	/s/ Amir Faintuch
Name:	Natan Eitan	Name:	Amir Faintuch
Title:	Toledo Trustee	Title:	Managing Dir

	Legacy Worldwide Investments II Ltd.		Schwab Rollover IRA FBO Ramnarain Jaigobind

By:	/s/ Suna Said Maslin	By:	/s/ Ramnarain Jaigobind
Name:	Suna Said Maslin	Name:	Ramnarain Jaigobind
Title:	Director	Title:	Mr

Exhibit C

SHARE TRANSFER DEED

The undersigned, _______________ (the “Transferor”), does hereby transfers and assigns to Nano-Dimension Technologies Ltd. (the “Transferee”), ______________ Shares, of no par value each, of Deepcube Ltd., a private Israeli company (the “Company”), to be held by the Transferee, and the successors and assigns of the Transferee, on the same terms and conditions which the Transferor held the same immediately prior to the transfer of the shares hereof.

The Transferor hereby assigns to the Transferee and the Transferee hereby assumes from the Transferor, all of the rights and obligations of the Transferor with respect to the shares so transferred to the Transferee under the Amended and Restated Articles of Association of the Company.

This Share Transfer Deed may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

[Signature page immediately follows]

IN WITNESS WHEREOF, the Transferor and the Transferee have executed this Share Transfer Deed as of ___________, 2021.

Transferor:		Transferee:
Vermir Holdings LLC		Nano-Dimension Technologies Ltd.

By:	/s/ Amir Faintuch	By:	/s/ Yael Sandler
Name:	Amir Faintuch	Name:	Yael Sandler
Title:	Managing Dir	Title:	CFO

Transferor:	Transferee:
Dany Rovinsky	Nano-Dimension Technologies Ltd.
/s/ Dany Rovinsky
	By:	/s/ Yael Sandler
	Name:	Yael Sandler
	Title:	CFO

Transferor:	Transferee:
Eri Rubin	Nano-Dimension Technologies Ltd.
/s/ Eri Rubin
	By:	/s/ Yael Sandler
	Name:	Yael Sandler
	Title:	CFO

Transferor:	Transferee:
Itay Mosafi	Nano-Dimension Technologies Ltd.
/s/ Itay Mosafi
	By:	/s/ Yael Sandler
	Name:	Yael Sandler
	Title:	CFO

Transferor:	Transferee:
Katia Huri	Nano-Dimension Technologies Ltd.
/s/ Katia Huri
	By:	/s/ Yael Sandler
	Name:	Yael Sandler
	Title:	CFO

Transferor:	Transferee:
Michael Zimmerman	Nano-Dimension Technologies Ltd.
/s/ Michael Zimmerman
	By:	/s/ Yael Sandler
	Name:	Yael Sandler
	Title:	CFO

Transferor:	Transferee:
Mohsen Moazami	Nano-Dimension Technologies Ltd.
/s/ Mohsen Moazami
	By:	/s/ Yael Sandler
	Name:	Yael Sandler
	Title:	CFO

Transferor:	Transferee:
Oren Zietman	Nano-Dimension Technologies Ltd.
/s/ Oren Zietman
	By:	/s/ Yael Sandler
	Name:	Yael Sandler
	Title:	CFO

Transferor:	Transferee:
Pearl Cohen Zedek Latzer Baratz	Nano-Dimension Technologies Ltd.
/s/ Pearl Cohen Zedek Latzer Baratz
	By:	/s/ Yael Sandler
	Name:	Yael Sandler
	Title:	CFO

Transferor:	Transferee:
Peretz Levinov	Nano-Dimension Technologies Ltd.
/s/ Peretz Levinov
	By:	/s/ Yael Sandler
	Name:	Yael Sandler
	Title:	CFO

Transferor:	Transferee:
Ran Berenfeld	Nano-Dimension Technologies Ltd.
/s/ Ran Berenfeld
	By:	/s/ Yael Sandler
	Name:	Yael Sandler
	Title:	CFO

Transferor:	Transferee:
Shiri Brant	Nano-Dimension Technologies Ltd.
/s/ Shiri Brant
	By:	/s/ Yael Sandler
	Name:	Yael Sandler
	Title:	CFO

Transferor:	Transferee:
Simon Li	Nano-Dimension Technologies Ltd.
/s/ Simon Li
	By:	/s/ Yael Sandler
	Name:	Yael Sandler
	Title:	CFO

Transferor:	Transferee:
Ben Levy	Nano-Dimension Technologies Ltd.
/s/ Ben Levy
	By:	/s/ Yael Sandler
	Name:	Yael Sandler
	Title:	CFO

Transferor:		Transferee:
Cutter Mill Partners LLC		Nano-Dimension Technologies Ltd.

By:	/s/ Cutter Mill Partners	By:	/s/ Yael Sandler
Name:	Steven Shehenfeld	Name:	Yael Sandler
Title:	Managing Member	Title:	CFO

Transferor:	Transferee:
Dr. Eli Omid David	Nano-Dimension Technologies Ltd.
/s/ Eli David
	By:	/s/ Yael Sandler
	Name:	Yael Sandler
	Title:	CFO

Transferor:	Transferee:
James Gorton	Nano-Dimension Technologies Ltd.
/s/ James Gorton
	By:	/s/ Yael Sandler
	Name:	Yael Sandler
	Title:	CFO

Transferor:		Transferee:
KDT Venture Holdings LLC		Nano-Dimension Technologies Ltd.

By:	/s/ Jason Illian	By:	/s/ Yael Sandler
Name:	Jason Illian	Name:	Yael Sandler
Title:	Managing Director	Title:	CFO

Transferor:		Transferee:
Legacy Worldwide Investments II Ltd.		Nano-Dimension Technologies Ltd.

By:	/s/ Suna Said Maslin	By:	/s/ Yael Sandler
Name:	Suna Said Maslin	Name:	Yael Sandler
Title:	Director	Title:	CFO

Transferor:	Transferee:
Michael Katzenstein	Nano-Dimension Technologies Ltd.
/s/ Michael Katzenstein
	By:	/s/ Yael Sandler
	Name:	Yael Sandler
	Title:	CFO

Transferor:	Transferee:
Noam Dworman	Nano-Dimension Technologies Ltd.
/s/ Noam Dworman
	By:	/s/ Yael Sandler
	Name:	Yael Sandler
	Title:	CFO

Transferor:	Transferee:
Richard Owens	Nano-Dimension Technologies Ltd.
/s/ Richard Owens
	By:	/s/ Yael Sandler
	Name:	Yael Sandler
	Title:	CFO

Transferor:		Transferee:
Schwab Rollover IRA FBO Ramnarain Jaigobind		Nano-Dimension Technologies Ltd.

By:	/s/ Ramnarain Jaigobind	By:	/s/ Yael Sandler
Name:	Ramnarain Jaigobind	Name:	Yael Sandler
Title:	Mr	Title:	CFO

Transferor:		Transferee:
Toledo Family 2018 Trust		Nano-Dimension Technologies Ltd.

By:	/s/ Toledo Family 2018 Trust	By:	/s/ Yael Sandler
Name:	Natan Eitan	Name:	Yael Sandler
Title:	Toledo Trustee	Title:	CFO

Transferor:		Transferee:
Toledo Family 2018 Trust		Nano-Dimension Technologies Ltd.

By:	/s/ Toledo Family 2018 Trust	By:	/s/ Yael Sandler
Name:	Natan Eitan	Name:	Yael Sandler
Title:	Toledo Trustee	Title:	CFO

Transferor:	Transferee:
Amir Faintuch	Nano-Dimension Technologies Ltd.
/s/ Amir Faintuch
	By:	/s/ Yael Sandler
	Name:	Yael Sandler

Transferor:	Transferee:
Yuri Kokush	Nano-Dimension Technologies Ltd.
/s/ Yuri Kokush
	By:	/s/ Yael Sandler
	Name:	Yael Sandler

Transferor:		Transferee:
Anakhnu LLC		Nano-Dimension Technologies Ltd.

By:	/s/ Anakhnu LLC	By:	/s/ Yael Sandler
Name:	Yaron Eitan	Name:	Yael Sandler
Title:	Managing member	Title:	CFO

Transferor:		Transferee:
Anakhnu LLC		Nano-Dimension Technologies Ltd.

By:	/s/ Anakhnu LLC	By:	/s/ Yael Sandler
Name:	Yaron Eitan	Name:	Yael Sandler
Title:	Managing member	Title:	CFO

Transferor:	Transferee:
Chris Clark	Nano-Dimension Technologies Ltd.
/s/ Chris Clark
	By:	/s/ Yael Sandler
	Name:	Yael Sandler

Transferor:	Transferee:
Cliff Saffron	Nano-Dimension Technologies Ltd.
/s/ Cliff Saffron
	By:	/s/ Yael Sandler
	Name:	Yael Sandler

Transferor:		Transferee:
CRG Industries Ltd.		Nano-Dimension Technologies Ltd.

By:	/s/ Cohen Ltd.	By:	/s/ Yael Sandler
Name:	Ronny Cohen	Name:	Yael Sandler
Title:	GM	Title:	CFO

Transferor:	Transferee:
Lilach Efrati	Nano-Dimension Technologies Ltd.
/s/ Lilach Efrati
	By:	/s/ Yael Sandler
	Name:	Yael Sandler

Transferor:		Transferee:
Awz HLS Fund II, L.P.		Nano-Dimension Technologies Ltd.

By:	/s/ Yaron Ashkenazi	By:	/s/ Yael Sandler
Name:	Yaron Ashkenazi	Name:	Yael Sandler
Title:	Managing Partner	Title:	CFO

Exhibit D

______, 2021

Deepcube Ltd. (the “Company”)

Re: Resignation from the Board of Directors of the Company

Capitalized terms used herein but not defined shall have the meaning ascribed to them in that certain Share Purchase Agreement, dated as of _____, 2021 (the “Share Purchase Agreement”), by and among: (i) the Company; (ii) the Parent; (iii) the Purchaser; (iv) the Holder Representative; and (v) the Selling Shareholders listed in Schedule I attached to the Share Purchase Agreement.

The undersigned hereby resigns from his position as a member of the Board of Directors of the Company, effective as of and subject to the consummation of the Closing.

Sincerely,

/s/ Eli David
Dr. Eli David

Sincerely,

/s/ Andrew Intrater
Andrew Intrater

Sincerely,

/s/ Yaron Eitan
Yaron Eitan

Sincerely,

/s/ Michael Zimmerman
Michael Zimmerman

Sincerely,

/s/ Yaron Eitan
Yaron Eitan

Sincerely,

/s/ Michael Zimmerman
Michael Zimmerman

Sincerely,

/s/ Yaron Ashkenazi
Yaron Ashkenazi
Sincerely,

/s/ Eli Groner
Eli Groner

Exhibit E

COMPANY CLOSING CERTIFICATE

_________, 2021

This Company Closing Certificate is delivered by Deepcube Ltd. (the “Company”) pursuant to Section 8.02(d)(2) of that certain Share Purchase Agreement, dated as of _____, 2021 (the “Share Purchase Agreement”), by and among: (i) the Company; (ii) the Parent; (iii) the Purchaser; (iv) the Holder Representative; and (v) the Selling Shareholders listed in Schedule I attached to the Share Purchase Agreement.

Capitalized terms used herein but not defined shall have the meaning ascribed to them in the Share Purchase Agreement.

The undersigned, being the duly elected and acting Chief Executive Officer of the Company, does hereby certify in such capacity, in the name and on behalf of the Company, as follows:

1.	The representations and warranties of the Company and the Selling Shareholders set forth in the Share Purchase Agreement are true and correct in all material respects as of the date of the Share Purchase Agreement and as of the Closing Date as if made as of the Closing Date (other than the representations and warranties of the Company and/or the Selling Shareholders as of a specified date, which shall be true and correct as of such date).

2.	The Company and the Selling Shareholders have performed, and complied in all material respects with each covenant or obligation required to be performed or complied with by the Company and the Selling Shareholders (as applicable) pursuant to the Share Purchase Agreement as of the Closing.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Company Closing Certificate in the name and on behalf of the Company as of the date first written above.

Sincerely,

DEEPCUBE LTD.

/s/ Michael Zimmerman
Name:	Michael Zimmerman
Title:	Chief Executive Officer

Exhibit F

FORM OF LOCK UP AGREEMENT

Nano Dimension Ltd.

2 Ilan Ramon Street

7403635 Ness Ziona

Israel

Ladies and Gentlemen:

As an inducement to Nano Dimension Ltd., an Israeli company (“Nano Dimension”) to issue certain Consideration Shares to the undersigned, pursuant to a Share Purchase Agreement (the “Share Purchase Agreement”), dated April [__], 2021, by and between Nano Dimension Technologies Ltd, an Israeli company (“Parent”) Nano Dimenstion Technologies Ltd (“Purchaser”), DeepCube Ltd., an Israeli company (the “DeepCube”), [____] (the “Selling Shareholder”), Shareholders Representative Services LLC as a holder representative and various DeepCube Selling Shareholders, the undersigned hereby agrees that for a period of six/ twelve (6/12) months from the Closing of the Share Purchase Agreement (the “Lock Up Period”), the undersigned will not, without the prior written consent of Nano Dimension, directly or indirectly, offer for sale, sell, assign, pledge, distribute, grant any option to enter into any contract for sale of or otherwise dispose of (any such action being hereafter referred to as a “Transfer”) the Consideration Shares payable to Selling Shareholder in connection with the Share Purchase Agreement, or any portion the Consideration Shares (the “Locked Consideration”). Capitalized terms not otherwise defined herein shall be have the respective meanings given to them in the Share Purchase Agreement.

The restrictions on the actions set forth herein shall not apply to: (a) Transfers of Consideration Shares as a bona fide gift; (b) Transfers of Consideration Shares to any trust, partnership, limited liability company or other entity for the direct or indirect benefit of the undersigned or the immediate family of the undersigned; (c) Transfers of Consideration Shares to any beneficiary of the undersigned pursuant to a will, trust instrument or other testamentary document or applicable laws of descent; or (d) Transfers of Consideration Shares to any entity directly or indirectly controlled by or under common control with the undersigned; provided that, in the case of any transfer or distribution pursuant to clauses (a), (b), (c), or (d) above, each donee, distributee or transferee shall sign and deliver to Nano Dimension, prior to such transfer, a lock-up agreement substantially in the form of this Lock-Up Agreement. For purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage, domestic partnership or adoption, not more remote than first cousin.

In furtherance of the foregoing, Nano Dimension and its transfer agent and registrar are hereby authorized to decline to make any Transfer of shares of the Locked Consideration during the applicable Lock-Up Period if such transfer would constitute a violation or breach of this Lock-Up Agreement (the “Lock Up Agreement”). This Lock Up Agreement shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned. Subject always to any limitations set with respect to the Consideration Shares deposited into the Escrow Fund and/or as otherwise prescribed in the Ecrow Agreement, upon the release of any of the Consideration Shares from this Lock-up Agreement, Nano Dimension and will cooperate with the undersigned to facilitate the withdrawal of any stop transfer instructions and the undersigned will be released from all obligations under this Agreement.

For the avoidance of doubt, nothing herein (but without having any implications on any other obligations / restrictions set forth under any other Transaction Document), shall be understood to prevent the undersigned from Tansfers with respect to any American depositary shares of Nano Dimension or other securities of Nano Dimension acquired by the undersigned through open market purchases consummated after the date of this Lock-Up Agreement.

This Lock Up Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Lock Up Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. In the event that any signature is delivered by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

This Lock Up Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the law of the State of Israel without regard to the choice of law provisions thereof. Any disputes shall be resolved in accordance with the Share Purchase Agreement.

The undersigned agrees (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as Nano Dimension may reasonably request for the purpose of carrying out the intent of this Lock Up Agreement and the documents referred to in this Lock Up Agreement.

[Signature page immediately follows]

By:
Name:
Date:

AGREED AND ACCEPTED:

NANO DIMENSION LTD.

By:
Name:
Date:

[Signature page – Lock-Up Agreement]

Exhibit G

SECOND AMENDMENT TO CONSULTING AGREEMENT

This second amendment (the “Second Amendment”), is made as of April __, 2021 (the “Second Amendment Date”), by and between DeepCube Ltd., a Company organized under the laws of the State of Israel, company registration number 515702645, whose address is 132 Begin Road, Tel-Aviv, Israel 6701101 (the “Company”) and Evolint Ltd., a company organized under the laws of the State of Israel, company registration number 515226363, whose address is 4 Shmuel Shnitzer St., Tel Aviv, Israel 6958313 (the “Consultant”). The Company and Consultant may be referred to collectively as the “Parties”).

WHEREAS	the Parties have entered into a Consulting Agreement dated November 7, 2018 (the “Agreement”), as amended on June 15, 2020;

WHEREAS	the Parties wish to amend certain terms of the Agreement;

NOW THEREFORE, the Parties hereby agree as follows:

1.	Revisions

1.1	Exhibit A to the Consulting Agreement shall be revised and restated to read as follows:

Services / Position:

Technology related services, equivalent to those rendered by a CTO – AI/Deep Learning/ML implemented in edge devices such as 3D printing systems for additive manufacturing.

The Person who shall provide the Services exclusively on behalf of the Consultant be Dr. Eli David.

Time Scope:	Such portion of time reasonably required in order to provide the Services, equivalent to no less than 80% basis; provided that, subject to Company’s written consent, Consultant shall be entitled to be engaged in other endeavors (the “Additional Activities”), provided that engagement in such Additional Activities does not involve the use of Company’s resources and/or intellectual property, does not adversely affect Consultant’s obligations, availability, representations and/or warranties hereunder, and further provided that in any event such Additional Activities shall not reduce the Time scope to less than 80% capacity. The following roles and activities shall be deemed Additional Activities hereunder and they are hereby approved by the Company, and will not require any further written consent: Consultant may continue his academic activities, his roles in Deep Instinct, Marpai Health, Emporus Technologies (and/or affiliates or commonly controlled entities with the above referenced entities).

Cash Consideration:	In consideration for the provision of the Services, the Company shall pay the Consultant a monthly gross amount of NIS 69,000 + VAT, commencing as of May 1, 2021.

Annual Performance Bonus:	The Company will pay the Consultant a yearly bonus in the gross amount of up to ILS 300,000 (“Bonus”), for all or a portion of any year, in accordance with the terms below. The Bonus amount will be based on achieving annual Revenue and/or Gross Margins goals, and/or any other measurable goals, as set by the Company’s CEO, or any other person nominated by the Board (“Superior” and ,“Goals”, respectively) in the end of each fiscal year and based on the Company’s audited year-end financial statements. The Bonus amount may be increased or decreased based on being closer or further away from the Goals, but in any case, the maximum amount will be ILS 300,000 and the minimum amount will be zero. The yearly bonus will be relative to the duration of the provision of Services by the Consultant during each calendar year. In case that the provision of Services by the Consultant is terminated, for whatever reason, before the date in which the Company’s release its audit year-end financial statements, the Consultant will not be entitled to any bonus.

1.2	Section 3.1 of the Agreement shall be amended and read as follows:

“Company and the Consultant each, may terminate the Agreement by providing a one hundred and twenty (120) day prior written notice to the other party. During the above notice period, the Consultant will continue to provide the Services to the Company and will be entitled to receive the applicable portion of the Cash Consideration in respect therefor, all as per the terms and conditions of this Agreement”

1.3	Upon the execution of this Agreement, Dr. Eli David shall personally sign a Proprietary Information, Non-Competition and Assignment of Inventions Agreement in the form attached as Exhibit B to the Original Agreement.

IN WITNESS WHEREOF, the undersigned, authorized representatives of the Parties, have executed this Amendment to the Agreement as of the Amendment Date:

Company		Consultant

By:	/s/ Michael Zimmerman	By:	/s/ Evolint Ltd.
Name:	Michael Zimmerman	Name:	Eli David
Title:	CEO	Title:	Manager

I, Dr. Eli David the undersigned, personally, as the designated individual on behalf of the, hereby represent, warrant and undertake severally and jointly with the Consultant, all the Consultant’s undertakings, representations and warranties under the Consulting Agreement, including without limitation, Exhibit B to the Consulting Agreement, as amended by this Amendment

/s/ Eli David

2

Exhibit B

Confidentiality, Non-Competition And Proprietary Rights Undertaking

This Confidentiality, Non-Competition and Proprietary Rights Undertaking (the “Undertaking”) is made effective as of the Consultant's commencement date of services, for the benefit of the Company and its subsidiaries or related entities. This Exhibit B constitutes an integral part of that certain Consulting Agreement between Consultant and the Company, as amended (including without limitation, the Second Amendment to the Consulting Agreement dated the same date hereof, collectively referred to herein the “Agreement”),. All references in this Exhibit B to the “ ” shall include any affiliate of the Company.

1. Confidentiality

(a) The Consultant recognizes and acknowledges that Consultant’s access to the trade secrets and confidential or proprietary information (collectively, the “Confidential Information”) of the Company is essential to the performance of Consultant’s duties as a consultant of the Company.

By way of illustration and not limitation, such Confidential Information of the Company shall include: (i) any and all trade secrets concerning the business and affairs of the Company, product specifications, data, know-how, compositions, processes, formulas, methods, designs, mask work, samples, inventions and ideas, past, current and planned development or experimental work, current and planned distribution methods and processes, customer and supplier lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures (and related processes, algorithms, compositions, improvements, know-how, inventions, discoveries, concepts, ideas, designs, methods and information) of the Company, information relating to the projects of the Company, and any other information, however documented, of the Company that is a trade secret; (ii) any and all information concerning the business and affairs of the Company (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names, compensation and backgrounds of key personnel, personnel training and techniques and materials), however documented; (iii) all derivatives, improvements and enhancements to the Company’s technology which are created or developed; (iv) information of third parties as to which the Company has an obligation of confidentiality; and (v) any and all notes, analysis, compilations, studies, summaries, and other material prepared by or for the Company containing or based, in whole or in part, on any information included in the foregoing.

The Confidential Information shall not include information which has become publicly known and made generally available through no wrongful act or omission of the Consultant or of others who were under confidentiality obligations as to the information involved.

(b) The Consultant further acknowledges and understands that the engagement by the Company and the access to Confidential Information creates a relationship of confidence and trust with respect to such Confidential Information. Therefore, the Consultant will be responsible for ensuring the security of Confidential Information in his possession or under his control, and shall use his best endeavors to prevent the use or communication of any Confidential Information by any person, company or organization (except in the proper course of his duties, as required by law or as authorized by the Company. In particular, Consultant undertake to: (i) encrypt and/or protect by password any confidential information held on his computer; (ii) lock his computer terminal whenever it is left unattended; (iii) ensure any wireless network used remotely is secure; (iv) keep all papers containing Confidential Information in filing cabinets that are locked when not in use; and (v) comply with the Company's data protection policy from time to time in force regarding the retention of personal data.

2 Ilan Ramon | Science Park Ness Tziona 7403635 | Israel	3

(c) Consultant further recognizes and acknowledges that such Confidential Information is a valuable and unique asset of the Company, and that its use or disclosure (except use or disclosure as required for carrying out Consultant duties as a consultant of the Company) would cause the Company substantial loss and damages. The Consultant undertakes and agrees that Consultant will not, in whole or in part, disclose such Confidential Information to any person or organization under any circumstances, will not make use of any such Confidential Information for Consultant’s own purposes or for the benefit of any other person or organization, and will not reproduce any of the Confidential Information without the Company’s prior written consent. Consultant will take strict precautions to maintain the confidentiality of the Confidential Information received from the date of receipt, and take appropriate action, by instruction, agreement or otherwise with any person permitted access to the Confidential Information received, to ensure that Consultant will be able to satisfy his/her obligations under this Agreement.

(d) Consultant will not, during Consultant’s engagement with the Company and at any time after termination or expiration thereof, for any reason, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that Consultant will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(e) Consultant further recognizes and acknowledges that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to certain limited purposes. Consultant agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or entity or to use it except as necessary in carrying out Consultant’s work for the Company consistent with the Company’s agreement with the third party, all in a fashion consistent with his/her undertakings in this Section 1.

(f) During the term of the Consultant’s engagement with the Company, Consultant shall not remove from the Company's offices or premises any Confidential Information unless and to the extent necessary in connection with the duties and responsibilities of Consultant and permitted pursuant to the then applicable policies and regulations of the Company. In the event that such Confidential Information is duly removed from the Company’s offices or premises, Consultant shall take all actions necessary in order to secure the safekeeping and confidentiality of such Confidential Information and return the Confidential Information to their proper files or location as promptly as possible after such use.

(g) The obligations set forth in this Section are perpetual, and shall survive termination of the Agreement.

2. Return of Materials. Upon termination of the Agreement or at any time before termination if the Company so requests, the Consultant will promptly deliver to the Company all copies of all written and tangible material (without retaining any copies thereof) in Consultant’s possession or under Consultant’s control, incorporating the Confidential Information or otherwise relating to the Company’s business. The obligations set forth in this Section shall survive termination of the Agreement.

2 Ilan Ramon | Science Park Ness Tziona 7403635 | Israel	4

3. Ownership of Property and Rights

(a) Exclusive Property. Consultant confirms that all Confidential Information is, will be, and shall remain the exclusive property of the Company or the third party providing such Confidential Information to the Company, as the case may be. Without limitation of the foregoing, the Consultant agrees and acknowledges that all memoranda, business records, papers and documents, however documented, kept or made by the Consultant and which relate to the business of the Company, shall be and remain the sole property of the Company. Without derogating from any of the provisions of this Agreement, Consultant represents that any of the Inventions (as such term is defined in (b) below) are the sole property of the Company and Consultant has no rights to such Inventions or Confidential Information related thereto or embodied therein.

(b) Assignment of Intellectual Property

I. The Consultant acknowledges and agrees that any and all intellectual property that produced by the Consultant, including inventions, works of authorship, physical products, ideas, designs, concepts, plans, programs or applications, during his engagement under the Agreement (“Consulting Period”), is and shall remain the Company’s sole property during and after the Consulting Period. All inventions, works of authorship, ideas, processes, programs, software, and designs (including all improvements) (i) conceived (whether or not actually conceived during regular business hours) or made by the Consultant during the Consulting Period and for a period of one (1) year subsequent to the Consulting Period, and (ii) related to the Company’s business, shall be disclosed in writing promptly to Company and shall be the Company’s sole and exclusive property. The Consultant shall cooperate with the Company and its attorneys in the preparation of patent and copyright applications for such developments and hereby assigns all such inventions, works of authorship, ideas, processes, and designs to the Company. The decision to file for patent or copyright protection or to maintain such development as a trade secret shall be in the Company’s sole discretion, and the Consultant shall be bound by such decision. The Consultant shall assign, sell and/or transfer to the Company and/or its Affiliates, and hereby assign and transfer the entire right, title and interest in and to any and all inventions, works of authorship, applications and any and all letters patent which may be granted for inventions that result during the course of the Consultant’s work for the Company or its Affiliates in the United States of America and its territorial possessions and in any and all foreign countries, including divisions, reissues and continuations thereof, including the right to file foreign applications directly in the name of the Company and/or its Affiliates and claim priority rights deriving from such United States application to which said foreign applications are entitled by virtue of international convention, treaty or otherwise.

II. The Consultant will notify and disclose in writing to the Company, or any person designated by it, all information, improvements, formula, process, techniques know-how and data, whether or not patentable, made, discovered, conceived or reduced to practice or learned by the Consultant, either alone or jointly with others, (i) during the time the Consultant is engaged with the Company (whether as an employee, full time consultant, or through a wholly owned company) , which are: (A) related to the Company’s Business as currently conducted or as may be conducted in the future, or (B) reduced to practice, or developed with the use of any of the Company’s equipment, supplies, facilities or Confidential Information, or result from or are connected with any task assigned to the Consultant or any work performed by the Consultant for or on behalf of the Company or by the scope of the Consultant 's duties and responsibilities with the Company, or (C) competitive or likely to be competing with the Company’s business as currently conducted and as may be conducted in the future, and (ii) from the time the Consultant ceases to be engaged with the Company(whether as an employee, full time consultant, or through a wholly owned company), which are: (A) related to, or stem from, the Consultant’s engagement with the Company or the Confidential Information, or (B) result from, or are connected with, any task assigned to the Consultant or any work performed by the Consultant for, or on behalf of, the Company or by the scope of the Consultant 's duties and responsibilities with the Company (all such information, improvements, formula, process, techniques know-how and data referred to in (i) and (ii) above are hereinafter referred to as the: “Invention” or “Inventions”) immediately upon discovery receipt or invention as applicable. Without derogating from the generality of the foregoing, Consultant further acknowledges that all original works of authorship which are made by Consultant (solely or jointly with others) within the scope of and during the Term are “works made for hire” as contemplated under Chapter H of the Patents Law of 1967 (the “Patents Law”), that all such “works made for hire” are owned by the Company, its successors, assigns or nominees, and that Consultant shall not be entitled to any compensation, or any other consideration except as explicitly set forth in the Agreement between Consultant and the Company, for creation or assignment of the same to the Company, its successors, assigns or nominees; it being acknowledged and agreed that the Salary and all other engagement terms of the Consultant under the Agreement shall constitute the sole consideration and remuneration for any Inventions, including, without limitation, “works made for hire”, regardless of the current or future value of the Invention. Consultant understands and agrees that the decision whether or not to commercialize or market any invention developed by Consultant (including the Inventions), solely or jointly with others, is within the Company’s sole and unfettered discretion and for the Company’s sole benefit and that no royalty will be due to Consultant as a result of the Company’s efforts to commercialize or market any such invention (including the Inventions). Without limitation of the foregoing, Consultant irrevocably confirms that the consideration explicitly set forth in the Agreement is in lieu of any rights for compensation that may arise in connection with the Inventions under applicable law and waives any right to claim royalties or other consideration with respect to any Invention, including under Section 134 of the Israeli Patent Law – 1967. With respect to all of the above any, oral understanding, communication or agreement not duly signed by the Company shall be void.

2 Ilan Ramon | Science Park Ness Tziona 7403635 | Israel	5

(c) Maintenance of Records. Consultant undertakes to keep and maintain adequate and current written records of all Inventions. The records will be in the form of devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials (whether written or otherwise), equipment, other documents and property, or reproductions of any aforementioned items, all in sufficient detail and savable format. The records will be made available to and remain the sole property of the Company at all times.

(d) Patent and Copyright Registrations. The Consultant hereby covenants and agrees that he/she will communicate to the Company, its successors, assigns and nominees, any facts known to him/her representing the Inventions, testify in any legal proceeding, execute all applications, specifications, assurance, assignments, oaths and all other instruments which the Company shall deem necessary or expedient, and generally do everything possible in every way to aid the Company and its successors, assigns and nominees, to obtain, secure and enforce proper protection for the Inventions (including, to the extent necessary, the assignment and transfer thereof to the Company and its successors, assigns and nominees) in any and all jurisdictions. The Consultant hereby irrevocably appoints the Company, its successors, assigns and nominees, as his/her true and lawful attorneys to execute such further documents and instruments, and do such other acts and things as may be necessary or appropriate, in order to give effect to the assignment forming the subject matter of this Agreement and to the intentions contained herein. The Consultant shall not be entitled, with respect to all of the above, to any additional monetary or other consideration, except for reimbursement of his/her reasonable expenses incurred by him/her in connection therewith.

(e) Assignment or Waiver of Moral Rights. Any assignment of copyright hereunder (and any ownership of a copyright as a work made for hire) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively, “Moral Rights”). To the extent that such Moral Rights cannot be assigned under applicable law and to the extent that the following is allowed by the laws in the various countries where Moral Rights exist, I hereby waive such Moral Rights and consent to any action of the Company that would violate such Moral Rights in the absence of such consent.

(f) Notwithstanding anything to the contrary herein, the provisions of this Section 3 shall not apply to any and all inventions, work product, developments, information, techniques, know-how moral and any and all rights in and to the foregoing, which are conceived, worked on or developed by Consultant, alone or together with others, in connection with any approved “Additional Activities”, as such term is defined in that certain Second Amendment to Consulting Agreement entered into between Consultant and the Company dated April 19, 2021 (“Additional Activities”).

(g) The obligations set forth in this Section are perpetual, and shall survive any termination of the Agreement.

2 Ilan Ramon | Science Park Ness Tziona 7403635 | Israel	6

4. Non-Competition and Non-Solicitation. In consideration for compensation paid to Consultant by the Company as part of Consultant’s Salary, Consultant shall not (either personally or via any of his/her agents, affiliates or businesses in which he/she is a shareholder, partner, owner, employee, officer, director, consultant or otherwise), during the Term and until the lapse of twelve (12) months thereafter:

(a) directly or indirectly solicit, hire, engage, endeavor to entice away from the Company or otherwise interfere with the relationship of the Company with any person or entity who is, or was within the one (1) year period preceding the termination of the Consultant’s consulting engagement with the Company, a customer of the Company, or who is, or was within the one (1) year period preceding the termination of the Consultant’s consulting engagement with the Company, an employee, officer, director, full time consultant or contractor of the Company; or

(b) directly or indirectly own an interest in, establish, open, manage, operate, join, control, or participate in or be connected with, as a shareholder, partner, owner, employee, officer, director, consultant or otherwise, in any business, enterprise, trade or occupation similar to, or in competition with, the business conducted, or proposed within the one (1) year period preceding the termination of the Consultant’s engagement with the Company to be conducted, by the Company.

(c) It is hereby agreed that approved Additional Activities shall in no event be deemed competitive to the Company in any manner.

(d) Consultant further recognizes and acknowledges that a breach of this Section would cause the Company substantial and irreparable damages.

(e) The obligations set forth in this Section shall survive termination of the Agreement pursuant to the specific terms set forth herein.

5. Intent of Parties. Consultant recognizes and agrees: (i) that this Undertaking is necessary and essential to protect the Company’s Business and to realize and derive all the benefits, rights and expectations of conducting the Company’s Business; (ii) that the area and duration of the protective covenants contained herein are reasonable; and (iii) that good and valuable consideration exists under the Agreement, for the Consultant to be bound by the provisions of this Undertaking.

6. General.

(a) Consultant represents that the performance of all the terms of this Undertaking and Consultant’s duties as a consultant of the Company does not and will not breach any invention assignment, proprietary information, non-compete, confidentiality or similar agreements with, or rules, regulations or policies of, any former employer or other party (including, without limitation, any academic institution or any entity related thereto). Consultant acknowledges that the Company is relying upon the truthfulness and accuracy of such representations in engaging the Consultant.

(b) The Consultant acknowledges that the provisions of this Undertaking serve as an integral part of the terms of Consultant’s engagement and reflect the reasonable requirements of the Company in order to protect its legitimate interests with respect to the subject matter hereof.

(c) Consultant recognizes and acknowledges that in the event of a breach or threatened breach of this Undertaking by the Consultant, the Company may suffer irreparable harm or damage and will, therefore, be entitled to injunctive relief to enforce this Undertaking (without limitation to any other remedy at law or in equity).

2 Ilan Ramon | Science Park Ness Tziona 7403635 | Israel	7

(d) This Undertaking is governed by and construed in accordance with the laws of the State of Israel, without giving effect to its laws pertaining to conflict of laws. The Consultant agrees that any and all disputes in connection with this Undertaking shall be submitted to the exclusive jurisdiction of the competent courts located in the city of Tel-Aviv-Jaffa, Israel.

(e) If any provision of this Undertaking is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Undertaking only with respect to such jurisdiction in which such clause or provision cannot be enforced, and the remainder of this Undertaking shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Undertaking. In addition, if any particular provision contained in this Undertaking shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing the scope of such provision so that the provision is enforceable to the fullest extent compatible with applicable law.

(f) The provisions of this Undertaking shall continue and remain in full force and effect following the termination or expiration of the consulting engagement relationship between the Company and the Consultant, for whatever reason. This Undertaking shall not serve in any manner so as to derogate from any of the Consultant’s obligations and liabilities under any applicable law.

(g) This Undertaking, the rights of the Company hereunder, and the obligations of Consultant hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights under this Undertaking. Consultant may not assign, whether voluntarily or by operation of law, any of its obligations under this Undertaking, except with the prior written consent of the Company.

(h) Independent Counsel. Consultant acknowledges that he/she has had the opportunity to seek independent legal counsel in connection with entering into this Undertaking, and has either done so or has voluntarily chosen not to.

CONSULTANT ACKNOWLEDGES THAT HE/SHE IS FAMILIAR WITH AND UNDERSTANDS THE ENGLISH LANGUAGE AND DOES NOT REQUIRE TRANSLATION OF THIS UNDERTAKING TO ANY OTHER LANGUAGE. CONSULTANT FURTHER ACKNOWLEDGES THAT THE COMPANY HAS ADVISED HIM/HER THAT HE/SHE MAY CONSULT AN ATTORNEY BEFORE EXECUTING THIS UNDERTAKING AND THAT HE/SHE HAS BEEN AFFORDED AN OPPORTUNITY TO DO SO.

IN WITNESS WHEREOF, the Consultant has executed this Undertaking as of __________

2 Ilan Ramon | Science Park Ness Tziona 7403635 | Israel	8

Exhibit H

Annex [__]

Special Holdback Agreement

THIS Special Holdback Agreement (this “Agreement”) is entered into as of April__, 2021 (the “Effective Date”), by and among, Nano Dimension Ltd (“Parent”), Nano Dimension Technologies Ltd., of [Insert Address] (the “Purchaser”), and Dr. Eli David holder of an Israeli I.D. No. ____________, of [Insert Address] and Evolint Ltd. (the “Founder”), (the Parent, Purchaser and the Founder shall each be referred to hereinafter as a “Party” and collectively as the “Parties”).

WHEREAS,	Founder is a key executive and founder of Deep Cube Ltd. (the “DeepCube”); and

WHEREAS,	on April__, 2021, Parent, Purchaser, DeepCube and the Selling Shareholders (as such term is defined in the SPA (as defined below)) including the Founder, and such other parties described in the SPA, have entered into that certain Share Purchase Agreement (the “SPA”), according to which, inter-alia, the Selling Shareholders shall sell all securities of DeepCube held by them to Purchaser in consideration of cash and securities issued by Parent; and,

WHEREAS,	in order to induce Parent and Purchaser to enter into the SPA, the Parent ADS issuable to Founder at Closing (the “Holdback Shares”) shall be subject to certain limitations set forth hereunder; the Holdback Shares, however, exclude those Consideration Shares issuable to the Founder at the Closing which are part of the Founder’s Indemnity Pro Rata Share which shall be deposited in parallel into the Escrow Fund and the release of which therefrom shall be subject to the terms of the SPA with respect to the Escrow Fund.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Parties hereby agree as follows:

1.         Holdback Provisions.

1.1       Holdback Right. Subject further to any other obligations and/or limitations set forth under the SPA, the Holdback Shares shall be vested, with title transferred to Founder to the extent that he is still rendering services to Purchaser, Parent or DeepCube, or their subsidiaries (the “Purchaser Group”), in accordance with the following schedule (the “Holdback” and “Holdback Period”, respectively):

1.1.1.   33. 4% of the Holdback Shares shall be released upon the lapse of twelve (12) months of the Closing;

1.1.2.   33.3% of the Holdback Shares shall be released upon the lapse of twenty-four (24) months of the Closing,

1.1.3.   33.3% of the Holdback Shares shall be released upon the lapse of thirty-six (36) months of the Closing.

1.2       The Holdback Shares shall be deposited at Closing by Parent or Purchaser, as applicable, into escrow with the Paying Agent, who also serves as a trustee for the purposes of the Holdback pursuant to the terms hereof (the “Holdback Trustee”), and shall be released to Founder through the Paying Agent upon the schedule as set forth in Section 1.1, subject to all tax withholdings and deductions, if and when applicable. The Purchaser shall notify the Holdback Trustee in writing of the release from holdback of Holdback Shares on or prior to the day such shares are to be released under the provisions of this Agreement and shall provide a copy of such notice to the Founder.

1.3       If the Founder was terminated for Cause or if the Founder resigned for no Good Reason pursuant to the provisions herein during the Holdback Period, then any Holdback Shares not eligible for release and transfer of title to Founder at such time shall be automatically returned and forfeited by Parent, minus any deductions required by the Holdback Trustee to fulfill any tax liability arising from the issuance of the Holdback Shares, if applicable.

1.4       Notwithstanding the vesting schedule prescribed under Section 1.1, but subject to section 1.3, if applicable, insofar as (i) the applicable company of the Purchaser Group terminates the employment of Founder, other than for Cause (as defined below), or (ii) in the event that Founder has resigned his position with Purchaser Group for a Good Reason, then any Holdback Shares not eligible for release and transfer of title to Founder at such time shall automatically be released to the Founder. to any Person other than the Purchaser Group or an Affiliate thereto.

1.5       Termination by Parent, Purchaser or DeepCube for “Cause” shall mean the termination of the Founder’s engagement with Purchaser Group following any of the following events: (i) conviction of, or plea of guilty or nolo contendere to, any felony or any crime by the Founder, or other felonies involving moral turpitude, (including but not limited to acts of sexual harassment of any personnel of the Purchaser Group, theft, embezzlement or fraud); (ii) Founder fails to fully cure his breach the non-disclosure or assignment of inventions undertaking toward the Purchaser Group, within seven (7) business days following delivery of a written notice letter notifying him of the same, (iii) Founder fails to fully cure his breach of his fiduciary duties towards the Purchaser Group (to the extent such breach can be cured) within seven (7) business days following delivery of a written notice letter notifying him of the same, (iv) Founder fails to fully cure his continuous disregard of instructions of the executives of Purchaser Group to whom he reports (whether directly or indirectly) with respect to Founder’s performance of his duties, including within seven (7) business days following delivery of a written notice letter notifying him of the same, (v) a material breach of trust by Founder (including the embezzlement of funds of any Purchaser Group company), (vi) willful misconduct by Founder in connection with the business affairs of the Company or acts in bad faith towards the Company, or (vii) in case that Founder is rendering services via a corporation, if such services are not fully and wholly rendered personally by the Founder and/or on case Founder is not Controlling such corporation (including where the corporation enters into liquidation and/or winding up procedures). The Purchaser shall notify the Holdback Trustee in writing of such termination for Cause promptly and shall provide a copy of such notice to the Founder.

1.6      Resignation by the Founder for “Good Reason” shall mean: (i) any reduction following the Closing, of Founder’s salary and/or monetary value of Founder’s benefits not otherwise agreed to in writing by Founder, other than changes which apply across the board regarding the applicable company of the Purchaser Group; (ii) any adverse change of Founder’s, position following which the Founder shall hold a non-executive role in the Purchaser Group; (iii) the death of the Founder or the Founder’s disability for a consecutive period of at least three (3) months (as shall be evidenced by a medical certificate issued by a physician in the field causing such disability); (iv) a relocation of your principal place of employment with the Company outside of the State of Israel (excluding regular travel in the ordinary course of business); or (v) in case that Parent’s CEO shall be terminated by Parent other than for “cause” or otherwise resigns for “good reason” (for the purpose of the foregoing sentence, the terms “cause” and “good reason” shall have the meaning ascribed to them under CEO engagement agreement). The Purchaser shall notify the Holdback Trustee in writing of such termination for Good Reason promptly and shall provide a copy of such notice to the Founder.

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2.         Additional or Exchanged Securities and Property.

In the event of the declaration of a dividend payable in shares, a spin-off, a share split, an adjustment in conversion ratio, a recapitalization, a merger or consolidation of Parent with or into another entity or any other corporate reorganization or similar transaction affecting Parent’s outstanding securities during the Holdback Period, any new, substituted or additional securities or other property (including money paid other than as an ordinary cash dividend) that by reason of such transaction are distributed with respect to any Holdback Shares or into which such Holdback Shares thereby become convertible then appropriate adjustments to reflect the distribution of such securities or property shall be made to the number and/or class of the Holdback Shares.

3.         Transfer of Holdback Shares.

3.1       Subject to Section 1 above, the Founder will not, without the prior written consent of Parent, directly or indirectly, offer for sale, sell assign, pledge, encumber, issue, distribute, grant any option to enter into any contract for sale of or otherwise dispose of (any such action being hereafter referred to as a “Transfer”) the Holdback Shares, or any portion thereof which is subject to a Holdback.

3.2       In furtherance of the foregoing, Parent and its transfer agent and registrar are hereby authorized to decline to make any Transfer of the Holdback Shares if such transfer would constitute a violation or breach of this Agreement. Upon the release of any of the Holdback Shares from this Agreement, Parent will cooperate with the undersigned to facilitate the withdrawal of any stop transfer instructions and the undersigned will be released from all obligations under this Agreement; provided however, that Founder may still be subject to other obligations under the SPA and/or Founder’s Lock-Up Agreement.

   3.3       For the avoidance of doubt, nothing herein shall be understood to prevent the undersigned from Tansfers with respect to any American depositary shares of Parent or other securities of Parent acquired by the undersigned through open market purchases consummated after the date of this Holdback Agreement.

If the Founder fails to fully adhere to the terms and conditions of this Agreement, the Founder shall be liable to Parent and/or Purchaser, as applicable, for any damages suffered by each of them, as applicable, by reason of any such breach of the terms and conditions hereof.  The Founder agrees that in the event of a breach of any of the terms and conditions hereof by Founder, in addition to all other remedies that may be available in law or in equity to Parent and/or Purchaser, a preliminary and permanent injunction, without bond or surety, and an order of a court requiring the Founder to cease and desist from violating the terms and conditions hereof and specifically requiring the Founder to perform his obligations hereunder is fair and reasonable by reason of the inability of the Parent and/or Purchaser to determine the type, extent or amount of damages that they may suffer as a result of any breach or continuation thereof.

   3.4       The provisions of this Section 3 shall be in addition to the provisions of the Lock-Up Agreement of even date herewith, entered by and between Parent and/or Purchaser and the Founder and Parent’s Articles of Association (or any other charter document).

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4.         Rights of the Parent.

Subject to Section 1 above, Parent shall not (i) transfer on its books any Holdback Shares that have been sold or transferred in contravention of this Agreement (or the Lock Up Agreement, if applicable), or (ii) treat as the owner of Holdback Shares, or otherwise to accord voting, dividend or liquidation rights to, any transferee to whom Holdback Shares have been transferred in contravention of this Agreement or the Lock-Up Agreement, if applicable.

5.         No Retention Rights

   Nothing in this Agreement shall confer upon the Founder any right to continue in service during the Holdback Period, or for any period of specific duration, or interfere with or otherwise restrict in any way the rights of Purchaser (or any parent or subsidiary employing or retaining Founder) or of the Founder, which rights are hereby expressly reserved by each, to terminate his or her service at any time and for any reason, with or without Cause. The transfer of the Founder’s services between the Purchaser Group or any subsidiaries thereof shall not be deemed a termination of service for purposes hereof, and any reference to Purchaser shall be deemed to refer also to such new recipient of the services.

6.         Miscellaneous.

6.1       General. This Agreement shall enter into force upon and subject to the Closing.

6.2       Capitalized Terms. Any capitalized term not herein defined shall have the meaning ascribed to it under the SPA.

6.3       Governing Law, Jurisdiction. This Agreement shall be governed by, and construed exclusively in accordance with, the laws of the State of Israel, without regard to the conflict of laws provisions thereof, and the competent courts in Tel Aviv shall have sole jurisdiction over this Agreement.

6.4       Successors and Assigns. Except as otherwise expressly provided to the contrary, the provisions of this Agreement shall inure to the benefit of, and be binding upon, Parent, Purchaser and their successors and assigns and be binding upon the Founder and his legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person has become a party to this Agreement or has agreed in writing to join herein and to be bound by the terms, conditions and restrictions hereof.

   6.5       Notice. Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) two (2) days after deposit with an internationally recognized overnight courier, specifying two day delivery, with written verification of receipt. Notices shall be addressed to Purchaser and to the Founder at the addresses set forth above unless or to such other address with respect to a Party as such Party notifies the other in writing as provided above.

6.6       Entire Agreement. Without derogating from any additional obligations of the Parties under the SPA, this Agreement and any and all exhibits, schedules and annexes thereto, constitute the entire contract between the Parties hereto with regard to the subject matter hereof and supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof. The Parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement. The Founder agrees to cooperate affirmatively with Purchaser, to the extent reasonably requested by Purchaser, to enforce rights and obligations pursuant hereto and the Purchaser and the Parent agree to cooperate affirmatively with the Founder to release and remove any restrictions from transfer from his Holdback Shares as provided in this Agreement.

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6.7       Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

6.8       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts executed and delivered via facsimile or any kind of electronic transmission shall be deemed original.

6.9       Tax. Each party shall be responsible for taxes imposed on such party in connection with this Agreement and the transaction contemplated hereby under applicable law. Notwithstanding anything to the contrary in this Agreement or the SPA, all applicable withholding procedures with respect to the Holdback Shares shall be made in accordance with the income tax ordinance.

***

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IN WITNESS WHEREOF, each of the Parties has executed this Holdback Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

Nano Dimension Ltd.		Dr. Eli David

By:	/s/ Yael Sandler	/s/ Eli David
Name:	Yael Sandler
Title:	CFO

Evolint Ltd.

By:	/s/ Eli David
Name:	Dr. Eli David
Title:	Manager

Acknowledged:

Nano Dimension Technologies Ltd.

By:	/s/ Yael Sandler
Name:	Yael Sandler
Title:	CFO

Exhibit I

Pearl Cohen Zedek Latzer Baratz
Advocates, Patent Attorneys & Notaries

April [__], 2021

To:	Nano-Dimension Technologies Ltd.

Dear Sirs,

RE:	DeepCube Ltd. – Share Purchase Agreement

Our firm acts as legal counsel to DeepCube Ltd., an Israeli private company (the “Company”), with respect to the Share Purchase Agreement, dated as of April [__], 2021 by and between the Company and the Parent, Purchaser, Holder Representative and Selling Shareholders (all as defined therein, the “Agreement”). We are furnishing you this opinion in connection with, and pursuant to Section 8.02(d)(4) and Exhibit I of the Agreement. Capitalized terms used in this opinion, which are not otherwise defined herein shall have the respective meanings set forth in the Agreement. We have not represented any of the other parties to the Agreement and this opinion is not rendered on behalf of or with respect to any of the other parties to the Agreement.

General

1.	As to matters of fact relevant to our opinions set forth herein, we have relied exclusively, without independent investigation or verification upon the representations and warranties contained and made by the Company in the Agreement and upon certificates of certain governmental officials and officers of the Company as required by the Agreement. We have also examined originals or copies of the following documents (such documents, the “Transaction Documents”):

a.	the Agreement;

b.	copies of the Resolutions of the Shareholders and Board of Directors of the Company dated April ___, 2021; and

c.	the Articles, as in place immediately prior to the Closing.

2.	We have acted as legal counsel to the Company in connection with the transactions contemplated by the Agreement. We have not represented any of the other parties to the Agreement and this opinion is not rendered on behalf of or with respect to any of the other parties to the Agreement.

3.	We have examined the Transaction Documents (as defined above) and such other documents and corporate records, and such other questions of law and other matters as we deem necessary or appropriate in order to enable us to express the opinion hereinafter set forth.

4.	In such examination, we have assumed the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the conformity to original documents of all documents submitted to us as certified or photo-static copies, and the authenticity and completeness of the originals of such latter documents.

5.	We have also assumed that there has been no mistake of fact or misunderstanding, fraud, duress, undue influence or negotiations in bad faith, in connection with the matters addressed in this opinion and that the Transaction Documents have not been entered into by any party in connection with any unlawful activity.

Azrieli-Sarona Tower, 121 Menachem Begin Rd., Tel Aviv, 6701201 Israel | Office: +972-3-303-9000 | Fax: +972-3-303-9001

Tel Aviv – Haifa – New York – Boston – Los Angeles – London

Pearl Cohen Zedek Latzer Baratz
Advocates, Patent Attorneys & Notaries

6.	In making our examination of documents, we have assumed (i) that all parties thereto (other than the Company) had the power, corporate or other, to enter into and perform all obligations thereunder, (ii) the due authorization by all requisite action, corporate or other, and execution and delivery by such parties (other than the Company) of such documents and (iii) that such documents, under all relevant laws, constitute a valid and legally binding obligation (enforceable in accordance with its terms) of each party to it (other than the Company).

7.	We have assumed that the documents examined by us have not been amended, supplemented, updated or otherwise modified, that there are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Transaction Documents.

8.	We further assumed that all personal interests that are required to be disclosed under applicable law in connection with any approval or consent required in connection with the transactions contemplated by the Transaction Documents, were fully and timely disclosed, and that in deciding whether to enter into the transactions contemplated by the Transaction Documents, the directors of the Company were acting bona fide in the best interests of the Company, for the purpose of carrying on its business and have exercised their powers in accordance with their duties imposed by applicable law and that at the time of entering into the Transaction Documents and upon the time of their effectiveness, the Company was not unable to pay its debts nor will it become unable to pay its debts in consequence of the transactions set out in the Transaction Documents.

9.	As to any facts that are relevant to this opinion, we did not independently establish or verify such facts and we have relied solely upon statements, representations and certificates of officers and other representatives of the Company and assumed their completeness and truthfulness.

10.	We assume that there exists no provision in any document, agreement, undertaking or any type of commitment, oral or written, that we have not reviewed that is inconsistent with the Transaction Documents or with the opinions stated herein. We have not reviewed the actual performance or conduct of the parties, and are rendering this opinion solely based on our review of the documents referred to hereinabove.

11.	As used herein, the terms “to our knowledge”, “of which we are aware” or similar terms and any derivative thereof, shall mean, and any derivative thereof shall refer to, the actual knowledge, as of the date hereof, of the individual attorneys in our firm who provide advice or representation to the Company. Whenever our opinions herein are indicated to be based on our knowledge, it is intended to signify that during the course of our representation of the Company, no information has come to our attention that would give us knowledge of the existence or absence of facts relating thereto.

12.	Except as specified below, we render no opinion in relation to any representation or warranty made or given in the Agreement by any of the parties thereto, or otherwise by any other person or entity, or to the adequacy, accuracy or completeness of the statements and disclosures contained in the Transaction Documents or the schedules and exhibits thereto.

13.	Any opinion with respect to enforceability, to the extent included herein, is provided only with respect to a Transaction Document that is governed exclusively by the laws of the State of Israel, and is based on the assumption that the question of enforceability is adjudicated exclusively in the courts of the State of Israel. We express no opinion on the validity or binding effect of any provision providing for a waiver of any rights or privileges.

Azrieli-Sarona Tower, 121 Menachem Begin Rd., Tel Aviv, 6701201 Israel | Office: +972-3-303-9000 | Fax: +972-3-303-9001

Tel Aviv – Haifa – New York – Boston – Los Angeles – London

2

Pearl Cohen Zedek Latzer Baratz
Advocates, Patent Attorneys & Notaries

14.	In furtherance of the aforementioned, the opinions hereinafter expressed are further subject to the following qualifications, disclaimers and exceptions:

a.	the effect, limitations and constraints of any applicable bankruptcy, insolvency, composition, reorganization, arrangement, moratorium or other similar laws now or hereafter in effect of general application relating to or affecting the enforcement of rights of creditors generally and by general principles of equity, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination;

b.	the effect of any non-Israeli laws, judicial determinations or governmental actions affecting creditors’ rights or the Company’s performance of its obligations; and

c.	the effect of rules of law governing or relating to specific performance, injunctive relief, any equitable remedies or remedies that involve judicial discretion, concepts of materiality, reasonableness, good faith, public policy, proportionality determinations on whether any action, conduct or transaction is material, ordinary, extraordinary, on market terms, in the ordinary course of business or other standards, provisions with respect to restrictions on trade, competition or solicitation or requiring any consent or approval with respect thereto, the perfection, seniority, binding effect or enforceability of any security interests, liens or pledge, any matters relating to applicable taxes, compulsory payments and anti-trust, the validity, binding effect and enforceability of any documents or provisions concerning indemnification to office holders or shareholders in their capacity as such, and the discretion of any court in awarding any remedies or making any determinations that involve judicial discretion as well as the discretion of any governmental or administrative authority in exercising its authorities and powers.

15.	In addition, the opinions expressed herein with respect to any laws or regulations, relate only to such laws and regulations of the State of Israel which in our experience are generally applicable to transactions of the nature such as those contemplated by the Transaction Documents and do not relate to any laws or regulations that are applicable by virtue of activities, affairs or assets of the Company of which we have no knowledge and we express no opinion (expressly or by implication) as to the effect on the matters covered by this letter of opinion of the laws of any other jurisdiction. In this regard, we have assumed that no laws other than those of the State of Israel would affect, qualify or modify any of the conclusions stated in this opinion, or would render the execution, delivery or performance of the Transaction Documents illegal or ineffective; insofar as any obligation or other provision under the Transaction Documents is to be performed in or is subject to the laws of any jurisdiction other than Israel, its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction, and, insofar as the laws of any jurisdiction outside Israel may be relevant, such laws and all requirements thereunder (including any filing or recording requirements) have been and will be fully and timely complied with. Correspondingly with the aforesaid, we are members of the Israeli Bar Association.

16.	The opinions expressed herein shall be governed by and construed, exclusively, according to the laws of the State of Israel, without regard to conflict of laws provisions thereof. Any dispute which may arise with respect to this letter of opinion shall be resolved, exclusively, in Israel.

Opinions

Based upon the foregoing and such additional qualifications set forth below, our review of the Transaction Documents and subject to the qualifications and exceptions noted herein, we are of the opinion that, as of the Closing:

1.	The Company is a private company duly incorporated and validly existing under the laws of the State of Israel.

2.	The authorized share capital of the Company immediately prior to the Closing consists of (i) 8,652,000 Company Ordinary Shares, (ii) 80,000 Preferred Seed Shares; (iii) 568,000 Preferred Seed-A Shares; (iv) 450,000 Preferred A Shares; and (v) 250,000 Preferred A-1 Shares.

Azrieli-Sarona Tower, 121 Menachem Begin Rd., Tel Aviv, 6701201 Israel | Office: +972-3-303-9000 | Fax: +972-3-303-9001

Tel Aviv – Haifa – New York – Boston – Los Angeles – London

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Pearl Cohen Zedek Latzer Baratz
Advocates, Patent Attorneys & Notaries

3.	The Company has all requisite corporate power and authority to enter into, execute and deliver the Agreement, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The Transaction Documents and the transactions contemplated thereby, have been (i) duly authorized by all necessary corporate action on the part of the Company and (ii) duly executed and delivered by an authorized officer or officers of the Company.

4.	The execution and delivery of the Agreement by the Company does not violate (i) any provision of the Articles as in place and effect immediately prior to the Closing, (ii) any legal requirements under the laws of the State of Israel or any order of an Israeli court issued against or specifically in connection with the Company which is known to us to be applicable to the Company, or (iii) the Transaction Documents.

Additional Qualifications

This opinion is further subject to the following qualifications:

1.	This opinion is based on the facts existing on the date hereof and of which we are aware as described in this opinion. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances, which may hereafter come to our attention, or any changes in laws, which may hereafter occur (even though the change may affect the legal analysis, a legal conclusion or an informational confirmation in this opinion). The opinions expressed herein represent the judgment of this law firm as to the legal matters addressed herein, but they are not guarantees or warranties and should not be construed as such.

2.	We have assumed, based on information provided by the Company, that all shareholders received all notices provided by the Company in connection with the Transaction Documents, including, if applicable, pre-emptive notices, right of first refusal notices and notices of shareholders meetings.

3.	We express no opinion as to any laws other than the laws of the State of Israel as the same are in force on the date hereof and we have not, for the purpose of giving this opinion, made any investigation of the laws of any other jurisdiction. As to any document referred to herein which is not governed exclusively by the laws of the State of Israel, the opinions contained herein are based solely on our understanding of the plain language of such document and did not involve any review of any laws of any jurisdiction. We express no opinion as to whether the laws of any particular jurisdiction apply and as to their content, interpretation and implementation and express no opinion to the extent that the laws of any jurisdiction, other than the State of Israel, are applicable to the Transaction Documents.

4.	We express no opinion with respect to the seniority level or subordination of any liability or the binding effect of any provision relating to such matter, or the requirements for perfection of any security interest under the Transaction Documents or any formal recording or filing obligation with respect thereto and the compliance therewith. The enforcement of security interests and the award of remedies by a court are subject to certain procedural requirements; for example, a security interest may generally be enforced only by way of application to court or to the court execution office. In addition, enforceability of the Transaction Documents and the award of remedies by a court is subject to the general discretion of the courts to require creditors and secured parties to afford debtors reasonable time to rectify any default or to repay as demanded prior to taking any action to exercise such rights and remedies, the general discretion of the courts to decline enforcement of a contract or to impose conditions and limitations on the enforcement thereof and the general discretion of the courts in awarding remedies.

The opinions expressed herein are rendered to you solely in connection with the Closing under the Agreement occurring today. This letter of opinion and the opinions expressed herein may not be relied upon, used, circulated, quoted or otherwise referred to by any other person or for any other purpose, without our express prior written consent. The opinions expressed herein are rendered as of the date hereof and we undertake no obligation to advise you of any legal or factual developments subsequent to the date hereof which may affect any of the opinions expressed herein.

Yours sincerely,

/s/ Pearl Cohen Zedek Latzer Baratz
Pearl Cohen Zedek Latzer Baratz
Advocates, Patent Attorneys and Notaries

Azrieli-Sarona Tower, 121 Menachem Begin Rd., Tel Aviv, 6701201 Israel | Office: +972-3-303-9000 | Fax: +972-3-303-9001

Tel Aviv – Haifa – New York – Boston – Los Angeles – London

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